   As filed with the Securities and Exchange Commission on December 13, 2001
                                                     Registration No. 333-61506
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                        Post-Effective Amendment No. 1
                                      to
                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                         NORTHROP GRUMMAN CORPORATION
            (Exact name of registrant as specified in its charter)

                               -----------------

            Delaware                          3812                          95-4840775
(State or other jursidication of) (Primary Standard Undustrial (I.R.S. Employer Identification No.)
 inforporation or organization)    ClassificationCode Number)

                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                                John H. Mullan
                    Corporate Vice President and Secretary
                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                                Stephen Fraidin
                   Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                           New York, New York 10004
                                (212) 859-8000

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed information statement/prospectus.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this information statement/prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.


[LOGO] Newport Shipbuilding logo

                                                              December 13, 2001

Dear Stockholder:

   The Newport News Shipbuilding Inc. board of directors has unanimously approved a merger agreement dated November 7, 2001 that provides for the merger of Newport News with and into Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman Corporation. As a result of the merger, Newport News will become a wholly owned subsidiary of Northrop Grumman. Each holder of each Newport News share will have the right to receive either $67.50 net in cash or
0.7193 shares of Northrop Grumman common stock (subject to the proration procedures and limitations described in this information statement/prospectus).

   Newport News has scheduled a special meeting of its stockholders on January 18, 2001 to consider and vote upon a proposal to adopt the merger agreement. Holders of record of Newport News common stock at the close of business on December 5, 2001 will be entitled to vote at the special meeting or any adjournment or postponement. However, because Purchaser Corp. I acquired 26,241,019 shares of Newport News (representing approximately 80.7% of the shares outstanding as of December 5, 2001), Northrop Grumman can cause the merger to occur without the affirmative vote of any other holder of shares.

   Enclosed with this information statement/prospectus is a letter of election and transmittal for use in surrendering your share certificates. You will have until January 18, 2002 to elect to receive either cash or stock pursuant to the merger. After January 18, 2002, you will be able to surrender your share certificates but will not be able to elect the form of consideration that you will receive.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

   Please read this information statement/prospectus carefully. In particular, you should read the "Risk Factors" section for a description of various risks you should consider in evaluating the merger.

                                             /S/ W. BURKS TERRY

                                             W. Burks Terry
                                             Vice President and General Counsel
                                             Newport News Shipbuilding Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this information statement/prospectus. Any representation to the contrary is a criminal offense.


   This information statement/prospectus is dated December 13, 2001, and is intended to be first mailed to stockholders on December 17, 2001.

                            ADDITIONAL INFORMATION

   This information statement/prospectus incorporates important business and financial information about Northrop Grumman and Newport News from documents each has filed with the SEC that are not included in or delivered with this information statement/prospectus. If you call or write, Northrop Grumman will send you copies of these documents, excluding exhibits, without charge. You may contact Northrop Grumman at:

                         Northrop Grumman Corporation
                            1840 Century Park East
                         Los Angeles, California 90067
                         Attention: Investor Relations
                       Telephone number: (310) 553-6262

   If you call or write, Newport News will send you copies of the documents that it has filed with the SEC, excluding exhibits, without charge. You may contact Newport News at:

                        Newport News Shipbuilding Inc.
                            4101 Washington Avenue
                         Newport News, Virginia 23607
                         Attention: Investor Relations
                       Telephone number: (757) 380-2000

   In order to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than January 8, 2002 (10 calendar days before the special meeting).

   For more information on the matters incorporated by reference in this information statement/prospectus, see "Where You Can Find More Information."

                        NEWPORT NEWS SHIPBUILDING INC.
                            4101 Washington Avenue
                         Newport News, Virginia 23607

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 18, 2002

                               -----------------

                                                              December 13, 2001

To the Stockholders of Newport News Shipbuilding Inc.:

   We will hold a special meeting of our stockholders on Friday, January 18, 2002 at 9:00 a.m. (local time) at the offices of Fried, Frank, Harris, Shriver & Jacobson at 350 South Grand Avenue, Los Angeles, CA 90071.

   As described in this information statement/prospectus, at the special meeting you will:

   (1) Consider and vote upon a proposal to adopt the agreement and plan of merger by and among Newport News Shipbuilding Inc., Northrop Grumman Corporation, and Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman, providing for, among other things, the merger of Newport News with and into Purchaser Corp. I. Following the merger, Purchaser Corp. I will continue as the surviving corporation and the separate existence of Newport News will cease.

   (2) Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

   On November 7, 2001, the Newport News board of directors approved the merger agreement and the merger.

   The merger will constitute the second and final step of the acquisition of Newport News by Northrop Grumman in a two-step transaction pursuant to which Northrop Grumman, as the owner of all of the capital stock of Purchaser Corp. I, will acquire the entire equity interest in Newport News. The first step was an exchange offer commenced by Northrop Grumman through Purchaser Corp. I on May 23, 2001 for the right to receive either 0.7193 shares of Northrop Grumman common stock, par value $1.00 per share, or $67.50 net in cash, for each outstanding share of Newport News common stock, par value $0.01 per share (subject to the proration procedures and limitations described in this information statement/prospectus). The offer was completed on November 29, 2001. Purchaser Corp. I acquired 26,241,019 shares of Newport News (representing approximately 80.7% of the shares outstanding as of November 29, 2001).

   Upon completion of the merger, each share of Newport News common stock (other than common stock owned by Newport News, Northrop Grumman or Purchaser Corp. I and Newport News common stock for which appraisal rights have been exercised in accordance with Delaware law) will be converted into the right to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described in this information statement/prospectus), the same consideration as in the exchange offer. Northrop Grumman currently anticipates that the merger will be completed on January 18, 2002, or as promptly as practicable thereafter.

   Only holders of record of Newport News common stock at the close of business on December 5, 2001 will be entitled to vote at the special meeting or any adjournment or postponement. As of the record date, Northrop Grumman and its affiliates own an aggregate of 26,241,019 shares, representing approximately 80.7% of all shares outstanding on that date. The affirmative vote of the holders of a majority of all outstanding shares is sufficient to adopt the merger agreement. Therefore, Northrop Grumman can cause the merger to occur without the affirmative vote of any other stockholder.

   Please read the attached information statement/prospectus carefully.

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND A PROXY.

   Enclosed with this information statement/prospectus is a letter of election and transmittal for use in surrendering your share certificates. You will have until January 18, 2002 to elect to receive either cash or stock pursuant to the merger. After January 18, 2002, you will be able to surrender your share certificates but will not be able to elect the form of consideration that you will receive.

                                          By Order of the Board of Directors,

                                          /s/ JOHN H. MULLAN

                                          John H. Mullan
                                          Secretary and Director

Newport News, Virginia
December 13, 2001

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................   1
RISK FACTORS......................................................................................   5
   The Anticipated Benefits of the Acquisition May Not Be Realized and as a Result the Price of
     Northrop Grumman Shares May Decline..........................................................   5
   The Northrop Grumman Common Stock to be Received by Newport News Stockholders Pursuant to
     the Merger will Fluctuate in Value...........................................................   5
   Exchange Ratio of the Offer and Merger Could Work to Your Disadvantage.........................   5
   You May Not Receive All Consideration in the Form You Have Elected.............................   5
   The Receipt of Northrop Grumman Shares in Connection with the Merger May Be Taxable to You.....   6
   The Trading Price of Northrop Grumman Common Stock May Be Affected by Factors Different from
     Those Affecting the Price of Newport News Common Stock.......................................   6
   Failure to Complete the Merger Could Negatively Impact Newport News' Stock Price and Future
     Business and Operations......................................................................   6
   Northrop Grumman's Indebtedness Following the Offer and the Merger Will Be Higher Than Its
     Existing Indebtedness........................................................................   6
   Successful Integration of the Northrop Grumman and Newport News Business Is Not Assured........   7
   Northrop Grumman's Ability to Retain Personnel Who Are Key to Northrop Grumman's and
     Newport News' Business.......................................................................   7
   Risks Related to the Business of Northrop Grumman and Newport News.............................   7
   Officers and Directors of Newport News Have Potential Conflicts of Interest in the Transaction.   7
   Forward-Looking Statements May Prove Inaccurate................................................   7
SUMMARY...........................................................................................   9
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.......................................  19
INFORMATION ABOUT THE COMPANIES...................................................................  25
   Northrop Grumman Corporation...................................................................  25
   Newport News...................................................................................  26
THE SPECIAL MEETING...............................................................................  27
   Time, Place, Date..............................................................................  27
   Purpose of the Special Meeting.................................................................  27
   Record Date; Quorum; Outstanding Shares Entitled to Vote.......................................  27
   Vote Required..................................................................................  27
   Surrender of Certificates and Payment Procedures...............................................  27
   The Merger Consideration.......................................................................  28
   Cash Instead of Fractional Shares of Northrop Grumman Common Stock.............................  29
APPRAISAL RIGHTS..................................................................................  30
FINANCIAL FORECASTS...............................................................................  33
THE MERGER........................................................................................  34
   Background of the Offer and the Merger.........................................................  34
   Northrop Grumman Reasons for the Offer and Merger..............................................  37
   Recommendation and Reasons of Newport News Board of Directors..................................  37
   Opinion of Newport News' Financial Advisor.....................................................  40
   Purpose and Structure of the Merger; Reasons of Northrop Grumman for the Merger................  46
   The Merger Agreement...........................................................................  47
   Delisting of Newport News Shares Following the Merger..........................................  50
   Regulatory Approvals...........................................................................  50
   Plans for Newport News After the Merger........................................................  50

                                                                           Page
                                                                           ----
   Accounting Treatment...................................................  51
   Fees and Expenses......................................................  51
   Source and Amount of Funds.............................................  51
   Certain Relationships with Newport News................................  52
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  53
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.............................  56
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...............  61
DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK..............................  62
COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN SHARES AND NEWPORT
  NEWS SHARES.............................................................  63
BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT.......  70
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................  70
LEGAL MATTERS.............................................................  71
EXPERTS...................................................................  71
OTHER MATTERS.............................................................  72
WHERE YOU CAN FIND MORE INFORMATION.......................................  73
ANNEX A--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW-- APPRAISAL
  RIGHTS.................................................................. A-1
ANNEX B--DIRECTORS AND EXECUTIVE OFFICERS OF NORTHROP GRUMMAN............. B-1
ANNEX C--AGREEMENT AND PLAN OF MERGER AMONG NORTHROP GRUMMAN
  CORPORATION, PURCHASER CORP. I AND NEWPORT NEWS SHIPBUILDING INC., DATED
  NOVEMBER 7, 2001........................................................ C-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

   The merger of Newport News with and into Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman Corporation, will constitute the second and final step of the acquisition of Newport News by Northrop Grumman. The first step was an exchange offer, commenced by Northrop Grumman through its subsidiary on May 23, 2001, for the right to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash for each outstanding share of Newport News common stock (subject to the proration procedures and limitations described the offer). The offer was completed on November 29, 2001. Purchaser Corp. I acquired 26,241,019 shares representing approximately 80.7% of the shares outstanding as of November 29, 2001. The following are some questions you, as a stockholder of Newport News, may have and the answers to those questions. We urge you to carefully read the remainder of this information statement/prospectus because the information provided in these questions and answers is not complete and additional important information is contained in the remainder of this information statement/prospectus. Stockholders are urged to read this information statement/prospectus in its entirety.

Q: When and where is the special meeting?

A: Newport News will hold a special meeting of stockholders on January 18, 2002, at 9:00 a.m., local time, at the offices of Fried, Frank, Harris, Shriver & Jacobson at 350 South Grand Avenue, Los Angeles, CA 90071. See "The Special Meeting."

Q: Is my vote required to adopt the merger agreement?

A: No. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares as of the record date will be required to adopt the merger agreement. Northrop Grumman and Purchaser Corp. I have agreed to vote all of the shares they own in favor of the adoption of the merger agreement. Because Northrop Grumman and its affiliates own approximately 80.7% of the outstanding shares on the record date, adoption of the merger agreement is assured without the vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. See "The Special Meeting--Vote Required."

Q: Who are the parties to the transaction?

A: Northrop Grumman
   1840 Century Park East
   Los Angeles, California 90067
   (310) 553-6262

      Northrop Grumman is a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear-powered shipbuilding and systems. As a prime contractor, principal subcontractor, partner or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. Northrop Grumman is a holding company formed in connection with the acquisition of Litton Industries, Inc. in April 2001. Northrop Grumman is aligned into five business sectors: Integrated Systems, Electronic Systems, Information Technology, Ship Systems and Component Technologies.

   Purchaser Corp. I
   c/o Northrop Grumman Corporation
   1840 Century Park East
   Los Angeles, California 90067
   (310) 553-6262

      Purchaser Corp. I is a wholly owned subsidiary of Northrop Grumman. Purchaser Corp. I was organized on October 11, 2001 for the purpose of acquiring the Newport News shares tendered in response to the offer and merging with Newport News pursuant to the merger. It has not carried on any activities other than in connection with the transactions contemplated by the merger agreement.

   Newport News
   4101 Washington Avenue
   Newport News, Virginia 23607
   (757) 380-2000

      Newport News' primary business is the design, construction, repair, maintenance, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy.

      As a result of the first step, Newport News is approximately 80.7% owned by Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman.

Q: What will I be entitled to receive in exchange for my shares of Newport News?

A: Upon completion of the merger, each share of Newport News common stock
   (other than shares owned by Northrop Grumman, Purchaser Corp. I, or Newport News and shares for which appraisal rights have been exercised in accordance with Delaware law) will be converted into the right to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described in this information statement/prospectus), the same consideration paid in the offer. See "The Special Meeting--The Merger Consideration."

Q: Is there an agreement governing the merger?

A: Yes. Northrop Grumman, Purchaser Corp. I and Newport News entered into an agreement and plan of merger dated as of November 7, 2001. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of Newport News into Purchaser Corp. I following the offer. See "The Merger--The Merger Agreement."

Q: Does Newport News support the merger?

A: Yes. Newport News' board of directors has determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, taken together, are advisable and fair to, and in the best interests of, Newport News stockholders and unanimously recommends that Newport News stockholders adopt the merger agreement. Newport News' board of directors has approved the merger agreement and the transactions contemplated thereby. See "The Merger--Recommendations and Reasons of Newport News Board of Directors."

Q: When do the companies expect to complete the merger?

A: Northrop Grumman expects to complete the merger on January 18, 2002, or as soon as practicable thereafter. The merger will become effective upon filing the certificate of merger with the Secretary of the State of Delaware or at such later time as is agreed by Newport News and Northrop Grumman and specified in the certificate of merger. See "The Merger."

Q: Can the merger agreement be terminated?

A: The merger agreement may be terminated by either Northrop Grumman, Purchaser
   Corp. I or Newport News under certain circumstances. See "The Merger--Merger Agreement."

Q: Is Northrop Grumman's financial condition relevant?

A: Yes. Since shares of Newport News common stock issued and outstanding immediately prior to the effective time (other than shares owned by Northrop Grumman, Purchaser Corp. I or Newport News or shares for which appraisal rights have been exercised in accordance with Delaware law) will be converted into a right to receive 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described in this information statement/prospectus), Newport News stockholders should consider Northrop Grumman's financial condition and particularly, the section entitled "Risk Factors" before deciding whether to elect to become one of Northrop Grumman's stockholders pursuant to the merger. In considering Northrop Grumman's financial condition, you should review carefully the information in this information statement/prospectus and the documents incorporated by reference in this information statement/prospectus because they contain detailed business, financial and other information about Northrop Grumman.

Q: What will happen to Newport News after the merger is completed?

A: After completion of the merger, Purchaser Corp. I will continue as the surviving corporation and Newport News' separate corporate existence will cease. The former holders of Newport News shares will no longer possess any direct interest in Newport News. Promptly upon completion of the merger, Newport News will terminate the registration of its shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the shares under the Exchange Act, the shares will no longer be eligible for inclusion on the New York Stock Exchange and on the Chicago Stock Exchange. See "The Merger--Delisting of Newport News Shares Following the Merger." In the merger, Purchaser Corp. I will change its name to Newport News Shipbuilding Inc.

Q: What is the accounting treatment for the merger?

A: The acquisition of Newport News by Northrop Grumman's wholly owned subsidiary, Purchaser Corp. I, would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Newport News' results of operations will be included with Northrop Grumman's from the closing date and Newport News' consolidated assets and liabilities will be recorded at their fair values at the same date.

Q: Do any existing or former members of Newport News' management or board of directors have interests in the merger other than as stockholders of Newport News?

A: Yes. Certain existing and former members of Newport News' management and board of directors (as well as employees of Newport News) have interests in the merger other than as stockholders relating to, among other things, (x) the terms of employment and non-competition agreements and change of control severance agreements between Newport News and certain members of management, providing for cash payments and other benefits; and (y) the acceleration of unvested stock options for certain members of management. See "Interests of Certain Persons in the Merger."

Q: Should I send in my stock certificates now?

A: Yes. A letter of election and transmittal for use in surrendering share certificates is enclosed with this information statement/prospectus. See "The Merger." Certificates representing Newport News shares should be surrendered only in accordance with the instructions in the letter of election and transmittal. Stockholders will have until January 18, 2002, to elect the right to receive either cash or stock pursuant to the merger. You may make an election by completing the enclosed letter of election and transmittal without surrendering your Newport News stock certificates. If appraisal rights are available and you intend to demand appraisal of your shares, do not surrender your stock certificates. If appraisal rights are available and you do surrender your stock certificates, you may be disqualified from being entitled to have your shares appraised under Section
   262. After January 18, 2002, stockholders will be able to exchange their shares but will not be able to elect the form of consideration that they will receive. Rather, you will be entitled to receive the underelected form of consideration (or a proportionate share of each form of consideration if neither is oversubscribed). See "The Special Meeting--The Merger Consideration."

Q: Will I be taxed on the Northrop Grumman shares and cash that I receive?

A: In general, if you receive only Northrop Grumman shares in the offer and merger you will not be taxed on the receipt of those shares. If you receive a combination of Northrop Grumman shares and cash or solely cash you will be taxed on the cash received up to the amount of gain, if any, you realize on the exchange (that is the excess, if any, of value of the consideration you receive over the tax basis of the Newport News shares you exchange for that consideration). If you receive a combination of Northrop Grumman shares and cash or solely Northrop Grumman shares and you realize a loss on the Newport News shares you exchange, you will not be able to recognize that loss. Special rules apply with respect to cash received in lieu of fractional shares. This treatment assumes that the offer and the merger will be treated as a single integrated transaction that constitutes a "reorganization" for federal income tax purposes. Northrop Grumman's counsel, Fried, Frank, Harris, Shriver & Jacobson, has provided an opinion to that effect, based on certain assumptions and representations. At the time of the merger Northrop Grumman will seek to have Fried, Frank, Harris Shriver & Jacobson confirm its opinion based on the facts existing at that time. If that opinion cannot be obtained, the merger will be restructured as a merger of Purchaser Corp. I into Newport News. If the merger is restructured, your exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to the merger will be a fully taxable transaction. For more information, see "Material U.S. Federal Income Tax Consequences of the Merger."

Q: What regulatory approvals are required?

A: On October 23, 2001 Northrop Grumman received clearance from the Department of Defense and the Department of Justice with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Other than the SEC's declaring the effectiveness of the registration statement of which this information statement/prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law with respect to the merger, Newport News and Northrop Grumman believe that there are no other material regulatory or governmental approvals required in order for the merger to be completed. See "The Merger--Regulatory Approvals."

Q: Can I exercise appraisal rights?

A: Under Delaware law, stockholders who do not vote to approve the merger, who are stockholders of record as of the time they demand appraisal rights, who continuously own the shares through the effective time of the merger and who otherwise strictly comply with applicable requirements of the Delaware General Corporation Law may be able to demand payment in cash from Newport News for the fair value of their shares. See "Appraisal Rights."

                                 RISK FACTORS

   In deciding whether to vote upon a proposal to adopt the merger agreement and to transact such other business as may properly come before the meeting or any adjournment or postponement, you should read carefully this information statement/prospectus and the documents to which we refer you. You should also carefully consider the following factors:

The Anticipated Benefits of the Acquisition May Not Be Realized and as a Result the Price of Northrop Grumman Shares May Decline

   Upon completion of the merger, Northrop Grumman expects that Newport News initially will continue to operate as a separate business from that of Northrop Grumman. However, there will be inherent challenges in transferring ownership of Newport News to Northrop Grumman. These challenges may result in significant diversions of management time and attention. Northrop Grumman's current efforts to integrate the Litton acquisition may also contribute to the diversion of management time and attention. In addition, the acquisition of Newport News could result in business or operational difficulties not currently anticipated by Northrop Grumman. As a result, Northrop Grumman may not realize the benefits it anticipates from the ownership of Newport News and so Northrop Grumman's business could be adversely affected.

The Northrop Grumman Common Stock to be Received by Newport News Stockholders Pursuant to the Merger will Fluctuate in Value

   The market price of the shares of Northrop Grumman common stock to be issued pursuant to the merger in exchange for Newport News common stock may change as a result of change in Northrop Grumman's business, operations or prospects, market assessments of the impact of the merger or general market conditions. Northrop Grumman's results of operations, as well as the market price of Northrop Grumman's common stock, may be affected by factors different from those affecting Newport News' results of operations and the market price of Newport News' common stock. Because the market price of Northrop Grumman's common stock fluctuates, the value of the Northrop Grumman shares to be received by Newport News stockholders pursuant to the merger will depend upon the market price of such shares at the time they are received pursuant to the merger. There can be no assurance as to this value. In addition, because the fraction of a Northrop Grumman share to be exchanged for each Newport News share is fixed, the value of the consideration actually received by you pursuant to the merger could decline.

Exchange Ratio of the Offer and Merger Could Work to Your Disadvantage

   Northrop Grumman is offering to exchange each share of Newport News common stock for the right to receive 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the election and proration procedures and limitations described in this information statement/prospectus). Although you may benefit from possible increases in value in Northrop Grumman common stock, you may incur losses from possible decreases in value in Northrop Grumman common stock.

You May Not Receive All Consideration in the Form You Have Elected

   At the time you make your election, you will not know exactly what combination of stock and/or cash you will receive because it will also depend upon the elections made by other stockholders. You can tell Northrop Grumman your preference to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 in cash for each of your Newport News common shares, and you will receive either cash, Northrop Grumman common stock, or a combination of cash and Northrop Grumman common stock, based upon your stated preference and the preferences of other stockholders. To the extent the demand for either the cash or the stock component of the merger exceeds the aggregate amount of cash or stock in the merger, Northrop Grumman will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect that component. Stockholders who do not make an election will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who make elections. See "The Special Meeting--The Merger Consideration."

The Receipt of Northrop Grumman Shares in Connection with the Merger May Be Taxable to You

   Fried, Frank, Harris, Shriver & Jacobson has provided an opinion, based on certain assumptions and representations, that the offer and the merger will be treated as a single integrated transaction that constitutes a reorganization for federal income tax purposes. At the time of the merger Northrop Grumman will seek to have Fried, Frank, Harris, Shriver & Jacobson confirm its opinion based on the facts existing at that time. If that opinion cannot be obtained, the merger will be restructured as a merger of Purchaser Corp. I into Newport News. If the merger is restructured or if the merger otherwise is not treated as a reorganization for federal income tax purposes, your exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes.

   For more information, see "Material U.S. Federal Income Tax Consequences."

   You are urged to consult your tax advisor to determine the specific tax consequences to you of the offer and the merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

The Trading Price of Northrop Grumman Common Stock May Be Affected by Factors Different from Those Affecting the Price of Newport News Common Stock

   Upon completion of the merger, some holders of Newport News common stock will be entitled to become holders of Northrop Grumman common stock. Northrop Grumman's business differs from that of Newport News, and Northrop Grumman's results of operations, as well as the trading price of Northrop Grumman common stock, may be affected by factors different from those affecting Newport News' results of operations and the price of Newport News common stock.

Failure to Complete the Merger Could Negatively Impact Newport News' Stock Price and Future Business and Operations

   If the merger is not completed for any reason, Newport News may be subject to a number of material risks, including the following:

  . the price of Newport News common stock may decline to the extent that the current market price of Newport News common stock reflects a market assumption that a merger will be completed; and

  . costs incurred by Newport News related to the merger, including legal and accounting fees as well as a portion of the financial advisor fees that would be payable upon completion of the merger, must be paid by Newport News even if the merger is not completed.

Northrop Grumman's Indebtedness Following the Offer and the Merger Will Be Higher Than Its Existing Indebtedness

   The indebtedness of Northrop Grumman as of September 30, 2001 was approximately $5.319 billion. Northrop Grumman's pro forma indebtedness as of September 30, 2001 giving effect to the offer and the merger (as described in "Northrop Grumman Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data") is approximately $6.455 billion. As a result of the increase in debt, demands on the cash resources of Northrop Grumman will increase after the merger, which could have important effects on an investment in the common stock. For example, the increased levels of indebtedness could:

  . reduce funds available for investment in research and development and capital expenditures; or

  . create competitive disadvantages compared to other companies with lower debt levels.

Successful Integration of the Northrop Grumman and Newport News Business Is Not Assured

   Integrating and coordinating the operations and personnel of Northrop Grumman and Newport News will involve complex technological, operational and personnel-related challenges. This process will be time-consuming and expensive, and may disrupt the business of the companies. In addition, integration of the Litton acquisition is expected to require significant management time and attention. The integration of the companies may not result in the benefits expected by Northrop Grumman. The difficulties, costs and delays that could be encountered may include:

  . anticipated issues in integrating the information, communications and other systems;

  .  performance degradation if expectations are not met;

  .  changes in customer needs and plans;

  .  unanticipated incompatibility of systems, procedures and operating methods;

  .  unanticipated costs relating to facilities and operations; and

  . the effect of complying with any government imposed organizational conflict-of-interest rules.

Northrop Grumman's Ability to Retain Personnel Who Are Key to Northrop Grumman's and Newport News' Business

   The success of Northrop Grumman's operations is dependent, among other things, on its ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various localities and business segments in which Northrop Grumman operates is intense. Northrop Grumman's ability to attract and retain key personnel, including senior officers and experienced engineers, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent, who may offer different employment packages. These same pressures and concerns also apply to Newport News' business.

Risks Related to the Business of Northrop Grumman and Newport News

   Results of operations of Northrop Grumman will be subject to numerous risks affecting the businesses of Northrop Grumman and Newport News, many of which are beyond the companies' control. Many of the risks affecting Northrop Grumman are identified below under "Forward-Looking Statements may prove inaccurate."

Officers and Directors of Newport News Have Potential Conflicts of Interest in the Transaction

   Newport News stockholders should be aware of potential conflicts of interest and the benefits available to Newport News directors when considering Newport News' board of directors' recommendation to approve the transaction. Newport News officers and directors have or had stock options, employment agreements and/or benefit plans that provide them with interests in the transaction that are different from, or in addition to, interests of Newport News stockholders. See "Interests of Certain Persons in the Merger."

Forward-Looking Statements May Prove Inaccurate

   Some of the information included in this information statement/prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than planned. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

  .  dependence on sales to the United States Government;

  .  successful performance of internal plans;

  .  government customers' budgetary restraints;

  .  customer changes in short-range and long-range plans;

  . domestic and international competition in both the defense and commercial areas;

  .  product performance;

  .  continued development and acceptance of new products;

  .  performance issues with key suppliers and subcontractors;

  .  government import and export policies;

  . termination of government contracts, which may include termination for the convenience of the government;

  .  the outcome of political and legal processes;

  . Northrop Grumman maintaining satisfactory relations with labor unions that represent certain of Northrop Grumman employees;

  . legal, financial and governmental risks related to international transactions and global needs for military and commercial aircraft, electronic systems and support, information technologies and ships; and

  .  other economic, political and technological risks and uncertainties.

   See also "Risk Factors," and the risk factors disclosed in Northrop Grumman's Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000 and Northrop Grumman Quarterly Reports on Form 10-Q, for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, which are incorporated herein by reference. For additional factors that might affect the forward-looking statements with respect to Newport News, see Newport News' Annual Report on Form 10-K, for the fiscal year ended December 31, 2000 and Newport News' Quarterly Reports on Form 10-Q, for the periods ended March 18, 2001, June 17, 2001 and September 16, 2001, which are incorporated in this information statement/prospectus by reference. See "Where You Can Find More Information." Readers are cautioned not to put undue reliance on forward-looking statements. Northrop Grumman disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

   This summary does not contain all of the information that is important to you. To understand the transaction fully, you should read this entire information statement/prospectus carefully and the other documents to which this information statement/prospectus refers. See "Where You Can Find More Information." References to "Northrop Systems" refer to Northrop Grumman Systems Corporation, formerly Northrop Grumman Corporation; references to "Northrop Grumman" refer to Northrop Grumman Corporation, formerly NNG, Inc.; references to "Litton" refer to Litton Industries, Inc.; references to "Newport News" refer to Newport News Shipbuilding Inc.

For Each Outstanding Newport News Share Northrop Grumman Will Issue 0.7193 Shares of Northrop Grumman Common Stock or Pay $67.50 in Cash

   Upon completion of the merger, each share of Newport News common stock will be converted into the right to receive either $67.50 in cash, without interest, or 0.7193 shares of Northrop Grumman common stock (subject to the proration procedures and limitations described in this information statement/prospectus). You will have until January 18, 2002, to elect to receive either cash or stock pursuant to the merger. After January 18, 2002, you will be able to surrender your share certificates, but will not be able to elect the form of consideration that you will receive. See "The Special Meeting--The Merger Consideration."

The $67.50 Cash Component May Be Subject to Federal Income Tax, but the Common Stock Component Generally Is Not Expected to Be Subject to Federal Income Tax

   In general, if you receive only Northrop Grumman shares in the merger you will not be taxed on the receipt of those shares. If you receive a combination of Northrop Grumman shares and cash or solely cash you will be taxed on the cash received up to the amount of gain, if any, you realize on the exchange (that is the excess, if any, of value of the consideration you receive over the tax basis of the Newport News shares you exchange for that consideration). If you receive a combination of Northrop Grumman shares and cash or solely Northrop Grumman shares and you realize a loss on the Newport News shares you exchange, you will not be able to recognize that loss. Special rules apply with respect to cash received in lieu of fractional shares. This treatment assumes that the merger will be treated as a "reorganization" for federal income tax purposes. Northrop Grumman's counsel, Fried, Frank, Harris, Shriver & Jacobson, has provided an opinion to that effect, based on certain assumptions and representations. At the time of the merger Northrop Grumman will seek to have Fried, Frank, Harris, Shriver & Jacobson confirm its opinion based on the facts existing at that time. If that opinion cannot be obtained, the merger will be restructured as a merger of Purchaser Corp. I into Newport News. If the merger is restructured, your exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to the merger will be a fully taxable transaction. For more information, see "Material U.S. Federal Income Tax Consequences of the Merger."

   You are urged to consult your tax advisor to determine the specific tax consequences to you of our offer and the merger, including any federal, state, local, foreign or other tax consequences and any tax return filing or other reporting requirements.

Reasons for the Merger

   Northrop Grumman and Newport News believe that the merger represents a compelling opportunity to enhance value for both Newport News and Northrop Grumman stockholders. Northrop Grumman and Newport News believe that a combination of Northrop Grumman (which recently completed its purchase of Litton) and Newport News would offer a variety of strategic benefits, including making Northrop Grumman a complete full-line shipbuilding competitor and providing an opportunity for significant cost savings to the U.S. Navy and the opportunity for Newport News to realize efficiencies available as part of a larger, more diversified company.

   Achieving these objectives depends on successfully integrating companies that have previously operated independently and on the other uncertainties described in this information statement/prospectus in the "Risk Factors" section.



Newport News' Recommendation

   Newport News' board of directors determined by unanimous vote that the merger agreement and transactions contemplated by the merger agreement, including the offer and merger, taken together are advisable and fair to and in the best interests of Newport News stockholders, and recommended that Newport News stockholders accept the offer and tender their shares into the offer. Newport News' board of directors determined by unanimous vote to approve the merger agreement.

Comparative Market Price Information

   Northrop Grumman common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol "NOC" and Newport News common stock trades on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "NNS."

   The following table lists the closing prices of Northrop Grumman common stock and Newport News common stock on May 8, 2001, the last trading day before the announcement of Northrop Grumman's intention to make an offer for Newport News shares and December 12, 2001, the last practicable trading day prior to the filing date of this information statement/prospectus.

                                         Northrop Newport
                                         Grumman   News
                                          Common  Common
                                          Stock    Stock
                                         -------- -------
                       May 8, 2001......  $91.50  $65.00
                       December 12, 2001  $94.64  $68.20

   You should obtain current stock price quotations for Northrop Grumman common stock and Newport News common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Dividend Policy of Northrop Grumman

   The holders of Northrop Grumman common stock receive dividends if and when declared by the Northrop Grumman board of directors out of legally available funds. For the past 12 fiscal quarters, Northrop Grumman has paid a cash dividend of $0.40 per common share, and Northrop Grumman paid a cash dividend of $0.40 per common share for its most recent fiscal quarter ended September 30, 2001.

   Following completion of the merger, Northrop Grumman expects to continue paying quarterly cash dividends on a basis consistent with its past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and the Northrop Grumman board of directors' consideration of other relevant factors. Northrop Grumman can give you no assurance that it will continue to pay dividends on its common stock in the future.

Appraisal Rights in Connection with the Merger

   A Newport News stockholder will not be entitled to demand appraisal of their shares in connection with the merger unless (x) that Newport News stockholder elects to receive shares of Northrop Grumman common stock pursuant to the merger and receives, in whole or in part, cash (other than cash in lieu of fractional shares) or (y) that Newport News stockholder does not make an election as to the form of consideration to be received and receive, in whole or in part, cash (other than cash in lieu of fractional shares). For more information, see "Appraisal Rights."

Northrop Grumman Will Account for the Merger Using the "Purchase" Method

   Northrop Grumman will account for the merger as a purchase for financial reporting purposes.

Forward-Looking Statements May Prove Inaccurate

   Various information included in this information statement/prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially more or less than planned.

Opinion of Newport News' Financial Advisor

   In connection with the offer and the merger, Newport News' financial advisor, Credit Suisse First Boston Corporation, delivered a written opinion to the Newport News board of directors as to the fairness, from a financial point of view, of the aggregate consideration to be received by holders of Newport News common stock other than Northrop Grumman and its affiliates in the offer and the merger. A copy of the opinion is included in the Newport News' Solicitation/Recommendation Statement on Schedule 14D-9, which was mailed to the stockholders of Newport News. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion is addressed to the board of directors of Newport News and does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to Newport News stockholders as to the form of consideration to be elected by any stockholder in the merger or how such stockholder should vote or act with respect to any matter relating to the merger.

NORTHROP GRUMMAN SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED
                                FINANCIAL DATA

   The following table sets forth selected consolidated financial data for Northrop Systems (formerly Northrop Grumman Corporation) for each of the years in the five-year period ended December 31, 2000 and for the nine months ended September 30, 2000 and for Northrop Grumman for the nine months ended September 30, 2001, and selected unaudited pro forma condensed combined financial data of Northrop Grumman, Litton Industries, Inc. and Newport News for the year ended December 31, 2000 and the nine months ended September 30, 2001. Consolidated financial data for the years ended December 31, 2000, 1999, 1998 and 1997 have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto filed by Northrop Grumman with the SEC. Consolidated financial data for the year ended December 31, 1996 and for the nine months ended September 30, 2001 and 2000 have been derived from unaudited consolidated financial statements and notes thereto of Northrop Systems and Northrop Grumman. The selected historical financial data for each of the years in the five-year period ending December 31, 2000 do not give effect to the Litton acquisition or the resulting debt. The historical operating data for the nine months ended September 30, 2001 include six months of Litton's operating results subsequent to the acquisition by Northrop Grumman on April 3, 2001.

   The operating results for the nine months ended September 30, 2001 are not necessarily indicative of results for the full fiscal year ending December 31, 2001. Newport News stockholders should read this summary together with the financial statements referred to below and incorporated by reference and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Northrop Grumman, Litton and Newport News contained in such reports. Earnings per share is calculated by dividing income from continuing operations available for the holders of common stock by the weighted average number of shares outstanding.

   The Unaudited Pro Forma Condensed Combined Financial Data were obtained from the Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma financial statements are based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton and Newport News adjusted to give effect to the Litton and Newport News acquisitions. The pro forma adjustments are described in the accompanying notes. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which are incorporated by reference in this information statement/prospectus, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this information statement/prospectus, and (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the quarter ended September 16, 2001, which are incorporated by reference in this information statement/prospectus. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

   The final determination and allocation of the purchase price paid for the Litton and Newport News acquisitions may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Data.

   The acquisition of Litton, which is valued at approximately $5.2 billion, including the assumption of Litton's net debt of $1.3 billion, is accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. The Unaudited Pro Forma Condensed Combined Financial Data reflects preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed and the related allocations of purchase price, and preliminary estimates of adjustments necessary to conform Litton data to Northrop Grumman's accounting policies. The Unaudited Pro Forma Condensed Combined Financial Data do not include the recognition of liabilities associated with certain potential restructuring activities. Northrop Grumman is currently reviewing the preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed, including valuations associated with certain contracts and preliminary valuation study results for intangible assets, property, plant and equipment, and retiree benefits assets and liabilities. Northrop Grumman also is evaluating several possible restructuring activities of Litton operations. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in the Unaudited Pro Forma Condensed Combined Financial Data. Adjustments to the purchase price allocations are expected to be finalized by December 31, 2001, and will be reflected in future Northrop Grumman filings. There can be no assurance that such adjustments will not be material.

   As of the date of this information statement/prospectus, Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Newport News assets to be acquired pursuant to the merger and the Newport News liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Newport News data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Newport News and has used the historical revenue recognition policies of Newport News to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the purchase price over the historical net assets of Newport News recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

   The Unaudited Pro Forma Condensed Combined Financial Data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had the offer and the Litton and Newport News acquisitions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Financial Data does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton and Newport News acquisitions, except for preliminary estimates of costs to consolidate the Litton and Northrop Grumman corporate offices.

   The Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton and Newport News that are incorporated by reference in this information statement/prospectus and the Unaudited Pro Forma Condensed Combined Financial Statements.

                                 Northrop                          Northrop
                                 Grumman/                          Grumman/
                                  Litton/                          Litton/
                                  Newport                          Newport
                                   News       Northrop Grumman       News     -            Northrop Grumman
                                 Pro Forma     Historical Data    Pro Forma                Historical Data
                                 ---------   ------------------- ------------ -   ----------------------------------


                                 Nine Months Ended September 30,  Year Ended           Year Ended December 31,
                                 ------------------------------- December 31, -   ----------------------------------
                                   2000         2001      2000       2000          2000   1999   1998   1997   1996
                                 ---------    -------    ------  ------------ -   ------ ------ ------ ------ ------
                                                    (in millions, except per share data)
Operating Data:
Net sales.......................  $12,220    $ 9,254    $5,389     $15,255        $7,618 $7,616 $7,367 $7,798 $7,667
Income from continuing
 operations, net of tax.........      338        296       481         702           625    474    193    318    330
Basic earnings per share, from
 continuing operations..........     3.14       3.53      6.86        6.76          8.86   6.84   2.82   4.76   5.27
Diluted earnings per share, from
 continuing operations..........     3.11       3.50      6.84        6.73          8.82   6.80   2.78   4.67   5.18
Cash dividends per common
 share..........................     1.20       1.20      1.20        1.60          1.60   1.60   1.60   1.60   1.60
Balance Sheet Data:
Total assets....................  $20,790    $17,214    $9,354         N/A        $9,622 $9,285 $9,536 $9,677 $9,645
Total long-term obligations.....    9,011      7,636     3,111         N/A         3,015  3,564  4,319  4,339  4,694
Redeemable preferred stock......      350        350        --         N/A            --     --     --     --     --

               SELECTED HISTORIAL FINANCIAL DATA OF NEWPORT NEWS

   The following is a summary of selected consolidated financial data of Newport News for each of the years in the five-year period ended December 31, 2000 and the nine months ended September 16, 2001 and September 17, 2000. The operating results for the nine months ended September 16, 2001 are not necessarily indicative of results for the full fiscal year ended December 31, 2001. This information is derived from the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the unaudited consolidated financial statements of Newport News contained in its Quarterly reports on Form 10-Q for the periods ended September 16, 2001 and September 17, 2000, and is qualified in its entirety by such documents. See "Where You Can Find More Information." You should read this summary together with the financial statements which are incorporated by reference in this information statement/prospectus and their accompanying notes and in conjunction with managements' discussion and analysis of operations and financial conditions of Newport News contained in such reports.

                                                Nine Months Ended            Year Ended December 31,
                                           --------------------------- -----------------------------------
                                           September 16, September 17,
                                               2001          2000       2000   1999   1998   1997    1996
                                           ------------- ------------- ------ ------ ------ ------  ------
                                                        (in millions, except per share data)
Operating Data:
   Revenues...............................    $1,639        $1,494     $2,072 $1,863 $1,862 $1,707  $1,870
   Net earnings (loss)....................        72            66         90     97     66    (48)     55
   Net earnings (loss) per common share,
    basic.................................      2.43          2.12       2.91   2.83   1.91  (1.39)   1.60
   Net earnings (loss) per common share,
    diluted...............................      2.29          2.03       2.77   2.72   1.85  (1.39)   1.60
   Cash dividends declared per share (a)..       .12           .12        .16    .16    .16    .16     N/A

Balance Sheet Data:
   Total assets...........................    $1,638        $1,506     $1,476 $1,512 $1,600 $1,515  $1,535
   Long-term obligations..................       432           508        498    525    591    548     596

--------
(a) Cash dividends declared per common share were four cents per share for each quarter in 2000, 1999, 1998, and 1997. Since Newport News was a wholly owned subsidiary prior to December 12, 1996, there are no comparable results for prior periods.

                       COMPARATIVE PER SHARE INFORMATION

   The following table summarizes unaudited per share information for Northrop Systems, Northrop Grumman, Litton and Newport News on a historical, pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of Northrop Systems, Litton and Newport News, the unaudited interim consolidated financial statements of Northrop Grumman, Litton and Newport News, and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference in this information statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the offer, the Newport News merger and the Litton acquisition had been completed as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma per share earnings from continuing operations is computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. Newport News equivalent pro forma combined per share amounts are calculated by multiplying Northrop Grumman pro forma combined per share amounts by 0.7193, the percentage of a share of Northrop Grumman common stock that will be exchanged for each share of Newport News common stock. The historical per share information of Litton and Newport News was derived from their respective historical annual and quarterly financial statements and was adjusted as necessary to bring the information to within 90 days of the dates listed below.

                                                     Nine Months
                                                        Ended           Year Ended
                                                  September 30, 2001 December 31, 2000
                                                  ------------------ -----------------
Northrop Grumman and Northrop Systems--Historical
   Historical per common share:
       Income per basic share....................       $ 3.53            $ 8.86
       Income per diluted share..................         3.50              8.82
       Dividends declared--Common................         1.20              1.60
       Dividends declared---Preferred............         3.44                --
       Book value per share......................        61.57             54.38

Litton--Historical
   Historical per common share:
       Income per basic share....................          N/A            $ 4.95
       Income per diluted share..................          N/A              4.90
       Dividends declared--Common................          N/A                --
       Dividends declared--Preferred.............          N/A              2.00
       Book value per share......................          N/A             35.24

Newport News--Historical*
   Historical per common share:
       Income per basic share....................       $ 2.43            $ 2.91
       Income per diluted share..................         2.29              2.77
       Dividends declared--Common................         0.12              0.16
       Dividends declared--Preferred.............           --                --
       Book value per share......................        10.29              8.69

                                                                       Nine Months
                                                                          Ended           Year Ended
                                                                    September 30, 2001 December 31, 2000
                                                                    ------------------ -----------------

Unaudited Pro Forma Combined
   Unaudited pro forma per share of Northrop Grumman common stock:
       Income per basic share......................................       $ 3.14             $6.76
       Income per diluted share....................................         3.11              6.73
       Dividends declared--Common..................................         1.20              1.60
       Dividends declared--Preferred...............................         5.25              7.00
       Book value per share........................................        67.04               N/A

Unaudited Pro Forma Newport News Equivalents*
   Unaudited pro forma per share of Newport News common stock:
       Income per basic share......................................       $ 2.26             $4.86
       Income per diluted share....................................         2.24              4.84
       Dividends declared--Common..................................         0.86              1.15
       Dividends declared--Preferred...............................         3.78              5.04
       Book value per share........................................        48.22               N/A

--------
* Nine month data for Newport News is for the nine-month period ended September 16, 2001.

                            COMPARATIVE MARKET DATA

   Northrop Grumman's common stock trades on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol "NOC" and Newport News' common stock trades on the New York Stock Exchange and on the Chicago Stock Exchange under the symbol "NNS." The following table presents trading information for Northrop Grumman and Newport News common stock on May 8, 2001 and December 14, 2001. May 8, 2001 was the last trading day before the announcement of Northrop Grumman's intention to make an offer for Newport News shares and December 12, 2001 was the last practicable trading day prior to the filing date of this information statement/prospectus. Newport News equivalent per share amounts are calculated by multiplying Northrop Grumman per share amounts by 0.7193, the exchange ratio of Northrop Grumman shares for each Newport News share. The actual value of the shares of Northrop Grumman common stock a stockholder will be entitled to receive following the merger may be higher or lower than the prices set forth below. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information."

                    Northrop Grumman        Newport News          Newport News
                      Common Stock          Common Stock      Equivalent Per Share
                  --------------------- --------------------- ---------------------
                   High   Low   Closing  High   Low   Closing  High   Low   Closing
                  ------ ------ ------- ------ ------ ------- ------ ------ -------
May 8, 2001...... $92.46 $90.74 $91.50  $65.20 $64.93 $65.00  $66.51 $65.27 $65.82
December 12, 2001 $94.79 $93.61 $94.64  $68.31 $67.76 $68.20  $68.18 $67.33 $68.07

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The Unaudited Pro Forma Condensed Combined Financial Statements presented below are derived from the historical consolidated financial statements of each of Northrop Systems, Northrop Grumman, Litton and Newport News. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared using the purchase method of accounting, with Northrop Grumman treated as the acquiror and as if the Newport News and Litton acquisitions had been completed as of the beginning of the periods presented for statements of operations purposes and as if the Newport News acquisition had been completed on September 30, 2001 for balance sheet purposes.

   The Unaudited Pro Forma Condensed Combined Financial Statements are based upon the historical financial statements of Northrop Systems, North Grumman, Litton and Newport News adjusted to give effect to the Litton acquisition and the Newport News acquisition. The pro forma adjustments are described in the accompanying notes presented on the following pages. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which are incorporated by reference in this information statement/prospectus, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this information statement/prospectus, and (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the quarter ended September 16, 2001, which are incorporated by reference in this information statement/prospectus. In addition, the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

   The final determination and allocation of the purchase price paid for the Litton and Newport News acquisitions may differ from the amounts assumed in these Unaudited Pro Forma Condensed Combined Financial Statements.

   The acquisition of Litton, which is valued at approximately $5.2 billion, including the assumption of Litton's net debt of $1.3 billion, is accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. The Unaudited Pro Forma Condensed Combined Financial Statements reflect preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed and the related allocations of purchase price, and preliminary estimates of adjustments necessary to conform Litton data to Northrop Grumman's accounting policies. The Unaudited Pro Forma Condensed Combined Financial Statements do not include the recognition of liabilities associated with certain potential restructuring activities. Northrop Grumman is currently reviewing the preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed, including valuations associated with certain contracts and preliminary valuation study results for intangible assets, property, plant and equipment, and retiree benefits assets and liabilities. Northrop Grumman also is evaluating several possible restructuring activities of Litton operations. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in these Unaudited Pro Forma Condensed Combined Financial Statements. Adjustments to the purchase price allocations are expected to be finalized by December 31, 2001, and will be reflected in future Northrop Grumman filings. There can be no assurance that such adjustments will not be material.

   As of the date of this information statement/prospectus, Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Newport News assets to be assumed in the merger and the Newport News liabilities to be assumed in the merger and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Newport News data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Newport News and has used the historical revenue recognition policies of Newport News to prepare the Unaudited Pro Forma Condensed Combined Financial Statements set forth herein, with the excess of the purchase price over the historical net assets of Newport News recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

   The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had the offer and the Litton and Newport News acquisitions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton and Newport News acquisitions, except for preliminary estimates of costs to consolidate the Litton and Northrop Grumman corporate offices.

   The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton and Newport News that are incorporated by reference in this information statement/prospectus.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

September 30, 2001 ($ in millions)

                                                                                 Pro Forma
                                                          Northrop Newport --------------------
                                                          Grumman   News   Adjustments  Combined
                                                          -------- ------- -----------  --------
Assets:
Current assets
   Cash and cash equivalents............................. $   310  $   66    $   --     $   376
   Accounts receivable...................................   2,297     131        --       2,428
   Inventoried costs.....................................   1,222     409        --       1,631
   Deferred income taxes.................................      35     110        --         145
   Prepaid expenses and other current assets.............     140      19        --         159
                                                          -------  ------    ------     -------
   Total current assets..................................   4,004     735        --       4,739
                                                          -------  ------    ------     -------
Property, plant and equipment............................   3,297   1,616        --       4,913
Accumulated depreciation.................................  (1,211)   (950)       --      (2,161)
                                                          -------  ------    ------     -------
Property, plant and equipment, net.......................   2,086     666        --       2,752
                                                          -------  ------    ------     -------
Other assets
   Goodwill and other purchased intangibles, net.........   7,956      --     1,938(a)    9,894
   Prepaid retiree benefits costs and intangible pension
     asset...............................................   2,773      --        --       2,773
   Other assets..........................................     395     237        --         632
                                                          -------  ------    ------     -------
                                                           11,124     237     1,938      13,299
                                                          -------  ------    ------     -------
                                                          $17,214  $1,638    $1,938     $20,790
                                                          =======  ======    ======     =======
Liabilities and Shareholders' Equity:
Current liabilities
   Notes payable and current portion of long-term debt... $   134  $   46    $   --     $   180
   Accounts payable......................................     757      87        --         844
   Accrued employees' compensation.......................     629      --        --         629
   Advances on contracts.................................     837      --        --         837
   Income taxes..........................................     373      --        --         373
   Other current liabilities.............................   1,223     484        --       1,707
                                                          -------  ------    ------     -------
   Total current liabilities.............................   3,953     617        --       4,570
                                                          -------  ------    ------     -------
Long-term debt...........................................   5,185     432       658(a)    6,275
Accrued retiree benefits.................................   1,478      --        --       1,478
Deferred tax and other long-term liabilities.............     973     285        --       1,258
Redeemable preferred stock...............................     350      --        --         350
Shareholders' equity
   Paid in capital and unearned compensation.............   2,366     452     1,132(a)    3,950
   Retained earnings.....................................   2,928     236      (236)(a)   2,928
   Accumulated other comprehensive loss..................     (19)     --        --         (19)
   Stock Employee Compensation Trust.....................      --    (384)      384(a)       --
                                                          -------  ------    ------     -------
                                                            5,275     304     1,280       6,859
                                                          -------  ------    ------     -------
                                                          $17,214  $1,638    $1,938     $20,790
                                                          =======  ======    ======     =======

Unaudited Pro Forma Condensed Combined
Statement of Income

Year Ended December 31, 2000
($ in millions, except per share)


                                                                   Pro Forma                          Pro Forma
                                         Northrop         -------------------------   Newport -----------------------
                                         Grumman  Litton  Adjustments       Combined   News   Adjustments     Combined
                                         -------- ------  -----------       --------  ------- -----------     --------
Sales and service revenues..............  $7,618  $5,626     $ (61)(b)      $13,183   $2,072     $  --        $15,255
Cost of sales
   Operating costs......................   5,446   4,669        88(b)(c)(d)  10,203    1,870      (252)(h)(j)  11,821
   Administrative and general
    expenses............................   1,074     491        --            1,565       --       271(j)       1,836
                                          ------  ------     -----          -------   ------     -----        -------
Operating margin........................   1,098     466      (149)           1,415      202       (19)         1,598
Interest expense........................    (175)   (105)     (191)(e)         (471)     (53)      (22)(i)       (546)
Other, net..............................      52      16        --               68        4        --             72
                                          ------  ------     -----          -------   ------     -----        -------
Income from continuing operations before
 income taxes...........................     975     377      (340)           1,012      153       (41)         1,124
Federal and foreign income taxes........     350     151      (119)(f)          382       63       (23)(f)(j)     422
                                          ------  ------     -----          -------   ------     -----        -------
Income from continuing operations.......  $  625  $  226     $(221)         $   630   $   90     $ (18)       $   702
                                          ======  ======     =====          =======   ======     =====        =======
Less, dividends paid to preferred
 shareholders...........................      --      --       (25)(g)          (25)      --        --            (25)
                                          ------  ------     -----          -------   ------     -----        -------
Income available to common
  shareholders..........................  $  625  $  226     $(246)         $   605   $   90     $ (18)       $   677
                                          ======  ======     =====          =======   ======     =====        =======
Average shares basic....................   70.58                              83.58                            100.22
Average shares diluted..................   70.88                              84.00                            100.64
Basic earnings per share:
   Continuing operations................  $ 8.86                            $  7.24                           $  6.76
Diluted earnings per share:
   Continuing operations................  $ 8.82                            $  7.20**                         $  6.73**

--------
** Calculated by dividing income available to common stockholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

Unaudited Pro Forma Condensed Combined Statement of Income Nine Months Ended September 30, 2001 ($ in millions, except per share)

                                                                  Pro Forma                          Pro Forma
                                                         -------------------------           -----------------------
                                       Northrop                                      Newport
                                       Grumman   Litton  Adjustments       Combined   News   Adjustments     Combined
-                                      --------  ------  -----------       --------  ------- -----------     --------
Sales and service revenues............  $9,254   $1,345     $ (18)(b)      $10,581   $1,639     $  --        $12,220
Cost of sales
 Operating costs......................   7,656    1,120        19(b)(c)(d)   8,795    1,481      (140)(h)(j)  10,136
  Administrative and general expenses.     908      121        --            1,029       --       153(j)       1,182
                                        ------   ------     -----          -------   ------     -----        -------
Operating margin......................     690      104       (37)             757      158       (13)           902
Interest expense......................    (269)     (27)      (64)(e)         (360)     (37)      (17)(i)       (414)
Other, net............................      64        3        --               67       (1)       --             66
                                        ------   ------     -----          -------   ------     -----        -------
Income from continuing operations
 before income taxes..................     485       80      (101)             464      120       (30)           554
Federal and foreign income taxes......     189       30       (35)(f)          184       48       (16)(f)(j)     216
                                        ------   ------     -----          -------   ------     -----        -------
Income from continuing operations.....  $  296   $   50     $ (66)         $   280   $   72     $ (14)       $   338
                                        ======   ======     =====          =======   ======     =====        =======
Less, dividends paid to preferred
 shareholders.........................     (12)      --        (6)(g)          (18)      --        --            (18)
                                        ------   ------     -----          -------   ------     -----        -------
Income available to common
 shareholders.........................  $  284   $   50     $ (72)         $   262   $   72     $ (14)       $   320
                                        ======   ======     =====          =======   ======     =====        =======
Average shares basic..................   80.34                               85.32                            101.96
Average shares diluted................   81.03                               86.11                            102.75
Basic earnings per share:
   Continuing operations..............  $ 3.53                             $  3.07                           $  3.14
Diluted earnings per share:
   Continuing operations..............  $ 3.50**                           $  3.04**                         $  3.11**

--------
** Calculated by dividing income available to common stockholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

    Notes To Pro Forma Condensed Combined Financial Statements (Unaudited)

(a) Adjustments to (i) eliminate the equity of Newport News, (ii) record issuance of common stock, (iii) record debt financing for the Newport News acquisition along with additional acquisition related costs, (iv) record the repayment of the Stock Employee Compensation Trust's indebtedness to Newport News, and (v) record goodwill and other purchased intangibles.

    The amount of the purchase price allocated to goodwill and other purchased intangibles is subject to change and is calculated using a stock value of $95.22 for the 16,636,885 Northrop Grumman shares to be exchanged in the offer and merger, which is the average of the Northrop Grumman closing stock prices from December 3, 2001 through December 7, 2001.

(b) Adjustment to eliminate intercompany sales and cost of sales transactions between Northrop Grumman and Litton.

(c) Adjustment to amortize the preliminary estimate of goodwill and other purchased intangible assets arising out of the acquisition of Litton over an estimated weighted average life of 26 years on a straight line basis.

(d) Adjustment to record preliminary depreciation of property, plant and equipment and amortization of capitalized software arising out of the acquisition of Litton.

(e) Adjustment to record interest expense and the amortization of debt issuance costs on new financing for the acquisition of Litton at a weighted average rate of 6.8 and 7.5 percent for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

(f) Adjustment to record income tax effects on pre-tax pro forma adjustments, using a statutory tax rate of thirty-five percent.

(g) Adjusted, pro rata, for dividends to preferred stockholders using a $7 per share dividend rate for redeemable preferred stock issued in the acquisition of Litton.

(h) Adjustment to amortize purchased intangible assets arising out of the Newport News acquisition over an estimated life of 30 years on a straight line basis.

(i) Adjustment to record interest on debt financing for the Newport News acquisition at the current rate of 3.4 percent as of October 26, 2001.

(j) Adjustment to conform Newport News data to classifications utilized by Northrop Grumman.

                        INFORMATION ABOUT THE COMPANIES

Northrop Grumman Corporation

   Northrop Grumman is a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. Northrop Grumman is a holding company formed in connection with the acquisition of Litton Industries, Inc. in April 2001.

   Northrop Grumman Corporation is aligned into five business sectors as follows:

   Integrated Systems. This sector includes the design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. Integrated Systems is the prime contractor for the Joint STARS advanced airborne targeting and battle management system, the U.S. Air Force's B-2 Spirit stealth bomber, unmanned vehicles including The Global Hawk, and the EA-6B Prowler electronic countermeasures aircraft, and is upgrading the E-2C Hawkeye early warning aircraft. Integrated Systems also has a principal role in producing the U.S. Navy's F/A18 Hornet strike fighter.

   Electronic Systems. This sector includes the design, development, manufacture and integration of a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistics systems, space systems, and automation and information systems. Significant programs include fire control radars for the F-16 and F-22 fighter aircraft and the Longbow Apache helicopter, the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT "brilliant" anti-armor submunition. This sector also provides tactical military radars and country-wide air defense systems, plus airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. The sector includes the advanced electronics businesses, which design, develop and manufacture inertial navigation, guidance and control, IFF (identification friend or foe), and marine electronic systems, and provide electronic warfare systems and integrated avionics systems and shipboard information and communication systems. The U.S. Government is a significant customer.

   Information Technology. This sector includes the design, development, operation and support of computer systems for scientific and management information. Information Technology has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy's AEGIS class destroyer and also provides mission planning for the U.S. Navy, Air Force and Special Operations Command. Information Technology provides base operations support for NASA's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Information Technology provides information technology services to commercial customers and to the other Northrop Grumman sectors. Information Technology includes the information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services primarily for government customers.

   Ship Systems. This sector is engaged in the building of large multimission non-nuclear surface ships for the U.S. Navy as well as for other government and commercial customers worldwide and is a provider of overhaul, repair, modernization, ship design and engineering services. The U.S. Government is a significant customer.

   Component Technologies. This sector includes international suppliers of complex backplanes, connectors, laser crystals, solder materials, specialty products and other electronic components used primarily in the telecommunications, industrial and computer markets.

   The principal executive offices of Northrop Grumman, Northrop Systems and Litton are located at 1840 Century Park East, Los Angeles, California 90067 and their telephone number is (310) 553-6262.

   Additional information concerning Northrop Grumman is included in the Northrop Grumman reports incorporated by reference in this information statement/prospectus. See "Where You Can Find More Information."

Newport News

   Newport News is the largest non-government-owned shipyard in the U.S., as measured by each of revenues, size of facilities, and number of employees. Its primary business is the design, construction, repair, maintenance, overhaul, life-cycle support and refueling of nuclear-powered aircraft carriers and the design, life-cycle support and construction of nuclear powered submarines for the U.S. Navy. Newport News disclosed in its Annual Report on Form 10-K for the year ended December 31, 2000 that it believes it was, at that time:

  . the only shipyard capable of building the U.S. Navy's nuclear-powered aircraft carriers;

  . the only non-government-owned shipyard capable of refueling and overhauling the U.S. Navy's nuclear-powered aircraft carriers; and

  . one of only two shipyards capable of building the U.S. Navy's nuclear-powered submarines.

   U.S. Navy contracts for aircraft carrier and submarine construction and aircraft carrier refuelings and overhauls have generated the majority of Newport News' revenues in recent years. Overall, Newport News' U.S. Navy business accounted for approximately 98% of its revenues for 2000 and 1999, and 92% for 1998. Newport News has built 10 of the 12 active aircraft carriers in the U.S. fleet, including all nine nuclear-powered aircraft carriers. For the last 40 years, Newport News has been the sole designer and builder of the U.S. Navy's aircraft carriers.

   The principal office of Newport News is located at 4101 Washington Avenue, Newport News, Virginia, 23607, telephone number (757) 380-2000.

   Additional information concerning Newport News is included in the Newport News reports incorporated by reference in this information statement prospectus. See "Where You Can Find More Information."

                              THE SPECIAL MEETING
Time, Place, Date

   This information statement/prospectus is being furnished to the holders of outstanding shares of Newport News common stock in connection with the special meeting to be held on January 18, 2002, at 9:00 a.m., local time, at the offices of Fried, Frank, Harris, Shriver & Jacobson at 350 South Grand Avenue, Los Angeles, CA 90071, including any adjournments or postponements.

Purpose of the Special Meeting

   At the special meeting, stockholders of Newport News will consider and vote upon a proposal to adopt the merger agreement, dated as of November 7, 2001, among Newport News, Northrop Grumman and Purchaser Corp. I pursuant to which Newport News will be merged with and into Purchaser Corp. I with Purchaser Corp. I as the surviving corporation at and after the effective time of the merger. The merger agreement is incorporated by reference to this information statement/prospectus as Annex C. Stockholders will also consider such other business as may properly come before the meeting.

Record Date; Quorum; Outstanding Shares Entitled to Vote

   The record date for the special meeting has been fixed as the close of business on December 5, 2001. Only holders of record of shares on the record date are entitled to vote at the special meeting. Holders of shares on the record date are entitled to one vote on matters properly presented at the special meeting for each share held.

   On the record date, there were 32,522,528 shares outstanding. The outstanding shares were held of record by approximately 29,164 registered holders. The presence in person of holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the special meeting. Because the shares owned by Northrop Grumman and its affiliates will be represented at the special meeting, a quorum will be present, even if no other stockholders are present.

Vote Required

   Pursuant to Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the total number of outstanding shares. Abstentions of shares that are present at the special meeting and broker non-votes will each have the same effect as a vote against adoption of the merger agreement. Pursuant to the merger agreement, Northrop Grumman and its affiliates are required to vote their shares for adoption of the merger agreement. As of the record date, Northrop Grumman and its affiliates beneficially owned 26,241,019 shares (approximately 80.7% of all outstanding shares). Because the approval of the holders of a majority of all outstanding shares is sufficient to adopt the merger agreement, Northrop Grumman can cause the merger to occur without the affirmative vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. If you wish to vote your shares, you may do so only by attending the special meeting in person.

   Newport News stockholders may be able to exercise appraisal rights in connection with the merger. See "Appraisal Rights."

Surrender of Certificates and Payment Procedures

   A letter of election and transmittal and instructions for effecting the surrender of your Newport News stock certificates is enclosed with this information statement/prospectus. Upon surrender to Mellon Investor Services, the exchange agent, of a certificate representing a share of Newport News common stock, together with a duly completed and validly executed letter of election and transmittal and such other documents as may reasonably be required by the exchange agent, the holder of such certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Northrop Grumman common stock or $67.50 per share net in cash into which their shares of Newport News common stock were converted into the right to receive, pursuant to the merger agreement, and the certificates so surrendered will be canceled.

   No dividends or other distributions declared after the effective time of the merger on Northrop Grumman common stock will be paid in respect of any Newport News common stock formerly represented by a certificate until such certificate is surrendered for exchange. Following surrender of any such certificate, the holder of the certificates representing whole Northrop Grumman common stock issued in exchange will be paid, without interest, (1) at the time of the surrender, the amount of dividends or other distributions with a record date after the effective time of the merger, payable with respect to the whole Northrop Grumman common stock and not paid, less the amount of any withholding taxes which may be required, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Northrop Grumman common stock, less the amount of any withholding taxes which may be required.

   You should send your share certificates and the enclosed letter of election and transmittal to the exchange agent now. Share certificates should be sent to the exchange agent only pursuant to instructions set forth in the enclosed letter of election and transmittal which is included with this information statement/prospectus. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this information statement/prospectus and the letter of election and transmittal. Stockholders will have until January 18, 2002 to elect the right to receive either cash or stock pursuant to the merger. After January 18, 2002, stockholders will be able to exchange their shares but will not be able to elect the form of consideration that they will receive. Rather, you will receive the underelected form of consideration (or a proportionate share of each form of consideration if neither is oversubscribed). See "The Merger Consideration" below. If appraisal rights are available and you intend to demand appraisal of your shares, do not surrender your stock certificates. If appraisal rights are available and you do surrender your stock certificates, you may be disqualified from being entitled to have your shares appraised under Section 262.

   Each share of Newport News common stock which has not been exchanged or accepted for exchange in the offer will be converted pursuant to the merger into the right to receive the same consideration as was paid in the offer.

   Any questions concerning the exchange procedures and requests for letters of election and transmittal may be addressed to the information agent, D.F. King & Co., Inc., at 1-800-758-5378 (toll free).

The Merger Consideration

   Under the terms of the merger agreement, Northrop Grumman will exchange a combination of cash and newly issued Northrop Grumman common stock for all Newport News shares outstanding at the time the merger is complete.

   Election Right. Each Newport News stockholder may elect for Newport News shares exchanged by him or her, either $67.50 in cash, without interest, or
0.7193 shares of Northrop Grumman common stock (subject to the election and proration procedures and limitations described below). The exchange ratio for the merger is the same as it was for the offer, regardless of the Northrop Grumman stock price at the time of completion of the merger.

   The offer was completed on November 29, 2001. Prior to the completion of the offer, Northrop Grumman stated that, pursuant to the merger agreement, it would issue 16,636,885 shares of its common stock in the offer and merger. Northrop Grumman issued 13,424,062 shares in the offer, which leaves 3,212,823 shares remaining to be issued pursuant to the merger. Prior to the expiration of the offer, Northrop Grumman stated that it would pay $633,452,178 in cash for Newport News shares in the offer and the merger. Northrop Grumman paid out $511,581,719 in the offer, and now has $121,870,459 remaining to pay out pursuant to the merger. Northrop Grumman will issue the remaining available shares and will distribute the remaining available cash, subject to increase for fractional shares.

   Consequences of Over- and Under-Election. If Newport News stockholders elect to receive cash in excess of the amount of cash available to be paid pursuant to the merger, the amount of cash that Newport News stockholders will receive for each Newport News share for which they made a cash election will be reduced pro rata so the total amount of cash that Northrop Grumman will pay to all Newport News stockholders pursuant to the merger will equal the amount of remaining cash available. If this reduction occurs, in addition to the reduced amount of cash, Northrop Grumman will issue, in respect of each Newport News share for which a cash election was made, shares of Northrop Grumman common stock in lieu of the cash the Newport News stockholder would have otherwise received. The number of shares of Northrop Grumman common stock Northrop Grumman will issue for each Newport News share subject to a cash election in this situation will be calculated by multiplying 0.7193 by the percentage reduction in the cash consideration paid to Newport News stockholders making cash elections. If Newport News stockholders elect to receive pursuant to the merger shares of Northrop Grumman common stock in excess of the amount of remaining shares available, the number of shares of Northrop Grumman common stock Newport News stockholders will receive for each Newport News share for which they made a share election will be reduced pro rata so that the total number of shares that Northrop Grumman will issue to all Newport News stockholders pursuant to the merger will equal the amount of remaining shares available. If this reduction occurs, in addition to the reduced number of Northrop Grumman shares, Northrop Grumman will pay, in respect of each Newport News share for which a share election was made, cash in lieu of the Northrop Grumman shares that the Newport News stockholder would have otherwise received. The amount of cash to be paid for each Newport News share subject to a share election in this situation will be calculated by multiplying $67.50 by the percentage reduction in Northrop Grumman shares issued to Newport News stockholders making share elections. In the case of an over-election for either cash or Northrop Grumman shares, those Newport News stockholders who fail to make a valid election with respect to their shares will receive the under-elected form of consideration for those shares. Therefore, you are encouraged to make a valid election with respect to all of your shares. If all Newport News stockholders together make valid cash elections for less than the amount of remaining cash available and valid share elections for fewer than all the amount of remaining shares available, all of the remaining cash and Northrop Grumman shares that will be paid and issued pursuant to the merger will be allocated pro rata among the holders of non-electing shares. This means that, under these circumstances, non-electing stockholders would receive both cash and Northrop Grumman shares for their Newport News shares.

Cash Instead of Fractional Shares of Northrop Grumman Common Stock

   Northrop Grumman will not issue certificates representing fractional shares of Northrop Grumman common stock pursuant to the merger. Instead, each stockholder who would otherwise be entitled to a fractional share of Northrop Grumman common stock will receive an amount of cash equal to the amount of such fractional share multipled by $93.84 (which is the Parent Stock Value, as defined in the merger agreement).

                               APPRAISAL RIGHTS

   Stockholders of Newport News may be entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware as to shares owned by them. A Newport News stockholder will not be entitled to demand appraisal of their shares in connection with the merger unless (x) that Newport News stockholder elects to receive shares of Northrop Grumman common stock pursuant to the merger and receive, in whole or in part, cash (other than cash in lieu of fractional shares) or (y) that Newport News stockholder does not make an election as to the form of consideration to be received and receives, in whole or in part, cash (other than cash in lieu of fractional shares). Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Annex A to this information statement/prospectus. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Newport shares as to which appraisal rights, if any, are asserted. A person having a beneficial interest in Newport News shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights, if any, the beneficial owner may have. If appraisal rights are available and you intend to demand appraisal of your shares, do not surrender your stock certificates. If appraisal rights are available and you do surrender your stock certificates, you may be disqualified from being entitled to have your shares appraised under
Section 262.

   For more detail regarding appraisal rights, see Annex A. This summary and Annex A should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights, if any, or who wishes to preserve the right to do so because failure to comply strictly with the procedures set forth in this summary and Annex A will result in the loss of appraisal rights, if any.

   In accordance with Section 262, any stockholder may, before the vote at the special meeting upon the proposal to adopt the merger agreement, demand in writing from Newport News the appraisal of the fair value of the stockholder's shares. The demand must reasonably inform Newport News of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the stockholder's shares. A stockholder will lose appraisal rights, if any, if, among other things,

  . the written demand for appraisal of shares is not executed by the record owner on the date of the demand of the shares for which appraisal is sought (or a duly authorized agent of such record owner);

  . the record owner fails to hold the shares continuously through the effective time of the merger;

  . the record owner does not properly demand an appraisal as summarized in this paragraph and the following paragraphs (and more fully in Section
     262);

  . the shares for which appraisal is sought are voted in favor of the proposal to adopt the merger agreement; or

  . no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger.

   A stockholder who elects to exercise appraisal rights, if any, must mail or deliver such stockholder's written demand to Newport News at 4101 Washington Avenue, Newport News, Virginia 23607, Attention: Charles Ream, Chief Financial Officer. A demand for appraisal will not be effective if it is not actually received by Newport News before the vote at the special meeting upon the proposal to adopt the merger agreement. A vote against the merger agreement or a failure to vote for the merger would not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights, if any.

   Only a stockholder of record on the date a demand for appraisal is made is entitled to assert appraisal rights, if any, for shares registered in the name of the stockholder. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder's name appears on the certificate or certificates representing his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners.

An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, that person is acting as agent for the record owner.

   If a person holds shares through a broker who in turn holds the shares through a central depositary nominee, such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as the holder of record.

   A stockholder, such as a broker, a central depositary nominee, or other stockholder who holds shares as a nominee for the benefit of others, may exercise appraisal rights, if any, with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In this case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights, if any, should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

   Within 120 days after the effective time of the merger, if appraisal rights are available in connection with the merger, either the Surviving Corporation or any stockholder of record who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Newport News shares of the dissenting stockholders. If appraisal rights are available in connection with the merger, a petition for an appraisal is timely filed and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the court, the Delaware Chancery Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Chancery Court may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

   After determining the stockholders entitled to appraisal, the Delaware Chancery Court will appraise the Newport News shares formerly owned by those stockholders, determining the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Chancery Court is to take into account all relevant factors.

   Stockholders considering seeking appraisal should note that the "fair value" of their shares determined under Section 262 could be more than, the same as or less than the merger consideration, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Newport News shares entitled to appraisal.

   From and after the effective time of the merger, if appraisal rights are available in connection with the merger, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Newport News shares subject to that demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

   At any time within 60 days after the effective time of the merger, any stockholder shall have the right to withdraw their demand for appraisal and to accept the terms offered in the merger agreement; after this period, a stockholder may withdraw their demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court, within 120 days after the effective time of the merger, stockholders' rights to appraisal, if any, shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the merger consideration, without interest thereon, upon valid surrender of the certificates that formerly represented their shares. Inasmuch as Newport News has no obligation to file a petition, and has no present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon terms as the Delaware Chancery Court deems just.

                              FINANCIAL FORECASTS

   During the course of discussions between representatives of Newport News and Northrop Grumman representatives prior to entering into the merger agreement, Newport News provided Northrop Grumman with certain projected financial data. Newport News has advised Northrop Grumman that these projections reflect numerous assumptions made by management of Newport News, including assumptions with respect to the profitability of ship construction, refueling and maintenance contracts with the U.S. Navy, the award of new contracts by the Navy and the terms thereof, the markets for Newport News' other products and services, the level of repurchases by Newport News of its outstanding shares, the favorable resolution of pending contract disputes with Newport News' customers, expected dividends from a venture in which Newport News has an equity interest and favorable changes in working capital. The projections also embodied assumptions regarding general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Newport News and interest rates and the anticipated amount of borrowings by Newport News. Some of the projections also included certain non-recurring earnings, principally from the assumed sale in the future of certain assets which would result in one-time non-recurring gains.

   The projections provided by Newport News, excluding non-recurring items, forecast revenues increasing from $2.23 billion in 2001 to $2.76 billion in 2005, operating income increasing from $232 million in 2001 to $295 million in 2005, earnings before interest, taxes, depreciation and amortization increasing from $286 million in 2001 to $345 million in 2005, and net income increasing from $110 million in 2001 to $171 million in 2005.

   The projections are forward-looking statements that are subject to significant uncertainties and contingencies and based on assumptions, many of which are beyond Newport News' control and none of which were subject to approval by Northrop Grumman. See "Forward-Looking Statements May Prove Inaccurate" in the section entitled "Risk Factors." In addition, they do not necessarily represent the assumed performance by Newport News when it is acquired by Northrop Grumman. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections.

   In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither Northrop Grumman's nor Newport News' independent accountants have examined, compiled, or performed any procedures with respect to, any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections, and disclaim any association with these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above.

   The inclusion of projections in this information statement/prospectus should not be regarded as an indication that Northrop Grumman or any of their respective affiliates or representatives considered or considers the projections to be an accurate prediction of future events, and the projections should not be relied upon as such. None of these persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such projections. None of Northrop Grumman, Newport News or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Newport News compared to the information contained in the projections, and none of these persons intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. However, updated information will be provided to the extent required by the federal securities laws.

                                  THE MERGER

Background of the Offer and the Merger

   On May 6, 1999, Litton proposed to acquire Newport News in a stock-for-stock merger valued at $35.61 per Newport News share of common stock based on the May 6, 1999 closing price of $64.75 for Litton Industries common stock. Newport News was unwilling to accept the Litton proposal and in July, 1999, Litton withdrew its proposal.

   On March 9, 2001, Kent Kresa, Chairman, President and Chief Executive Officer of Northrop Grumman, called William Fricks, Chairman and Chief Executive Officer of Newport News. Mr. Kresa advised Mr. Fricks that Northrop Grumman was in the process of completing the Litton acquisition, and was looking forward to working with Newport News in the shipbuilding industry. Mr. Kresa referred to the fact that, in the past, Litton had been interested in, and had in fact proposed, a possible acquisition of Newport News. Mr. Kresa noted that while this was not the time to discuss a possible transaction with Newport News, he looked forward to the possibility of having such discussions on this topic in the future. Mr. Fricks acknowledged Mr. Kresa's comments and stated that nothing in this regard was currently being considered.

   On April 24, 2001, General Dynamics and Newport News announced that they had entered into a merger agreement providing for an offer by General Dynamics to acquire all of the issued and outstanding shares of Newport News common stock for $67.50 in cash per share. The General Dynamics offer was subject to various conditions including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   On May 4, 2001, General Dynamics commenced a cash tender offer pursuant to the merger agreement for all of the shares of Newport News common stock and mailed its offer to purchase and other tender offer materials to Newport News stockholders.

   On May 8, 2001, Mr. Kresa called Mr. Fricks and told him that Northrop Grumman was disappointed to read about the proposed General Dynamics transaction before having had a chance to discuss a possible Northrop Grumman-Newport News transaction, and that Northrop Grumman would now be sending Mr. Fricks a letter offering to acquire Newport News. Mr. Fricks indicated that he would review the letter when it arrived.

   On May 8, 2001, Northrop Grumman sent a letter to Newport News, setting forth an offer by Northrop Grumman to acquire all outstanding shares of Newport News common stock for common stock of Northrop Grumman and cash, valued at $67.50 per Newport News share, requesting that the board of directors enter into discussions with Northrop Grumman about its offer and stating that Northrop Grumman expected to commence an exchange offer. On May 9, 2001, Northrop Grumman issued a press release which attached a copy of the letter.

   On May 9, 2001, Newport News issued a press release stating that it had received the Northrop Grumman letter and that the "Newport News Board of Directors will meet in due course to consider Northrop Grumman's proposed exchange offer once the definitive terms of the offer have been made available."

   On May 18, 2001, Northrop Grumman filed notification with the U.S. Department of Justice and the Federal Trade Commission of its intention to acquire Newport News, in compliance with the Premerger Notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   On May 23, 2001, Northrop Grumman commenced its offer.

   On May 25, 2001, Northrop Grumman and General Dynamics received a request from the Department of Justice for additional information under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to each company's proposed acquisition of Newport News.

   On June 5, 2001, Newport News' board of directors met and determined that it was unable to take a position with respect to the Northrop Grumman offer until Newport News further investigated the position of the U.S.

government. Newport News' board of directors also unanimously reaffirmed its recommendation of the General Dynamics offer and advised Newport News stockholders to tender their shares as part of the General Dynamics offer.

   On June 15, 2001, Mr. Kresa sent a letter to Mr. Fricks, stating that Northrop Grumman was disappointed to learn that the Newport News board of directors decided not to take a position with regard to Northrop Grumman's offer. Mr. Kresa requested access to the same information that Newport News provided General Dynamics during the governmental review process. Mr. Kresa reiterated his belief that there were substantial antitrust issues facing the General Dynamics merger. This letter was filed as Exhibit (a)(5)(E) to Northrop Grumman's amended Schedule TO, filed with the SEC on June 15, 2001. See "Where You Can Find More Information."

   On June 18, 2001, Northrop Grumman received a request from the Department of Justice for additional information under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 regarding its proposed acquisition of Newport News.

   General Dynamics and Northrop Grumman announced, on August 9, 2001 and on August 10, 2001, respectively, that they had entered into an agreement with the Department of Defense and the Department of Justice providing that both General Dynamics and Northrop Grumman comply with a Department of Justice request not to issue their intent to complete its proposed acquisition of Newport News before August 20, 2001. The agreement provided that the Department of Justice and the Department of Defense would inform General Dynamics and Northrop Grumman of their enforcement intentions regarding the proposed transactions after receiving notification of General Dynamics' or Northrop Grumman's intent to close their proposed acquisition of Newport News.

   On October 4, 2001, Mr. Kresa sent a letter to Mr. Fricks, reaffirming Northrop Grumman's view that its proposal was a superior proposal to that of General Dynamics. In addition, Mr. Kresa expressed a willingness to have Northrop Grumman enter into a confidentiality agreement in order to facilitate discussions with Newport News. The letter was filed as Exhibit (a)(5)(T) to Northrop Grumman's amended Schedule TO filed with the SEC on October 9, 2001.

   On October 4, 2001, Newport News issued a press release announcing that its board of directors would meet on Friday, October 5, 2001 to review the General Dynamics and the Northrop Grumman offers in light of the increase of the Northrop Grumman stock price.

   On October 5, 2001, Mr. Fricks called Mr. Kresa to invite Northrop Grumman to visit the Newport News offices and begin due diligence as soon as possible.

   On October 5, 2001, Newport News announced that its board of directors had determined that discussions with Northrop Grumman could result in Northrop Grumman making an offer to acquire Newport News that was superior to General Dynamics' existing offer and determined to initiate discussions with Northrop Grumman concerning a possible acquisition of Newport News. Newport News' board of directors also reaffirmed its recommendation of the General Dynamics offer.

   On October 5, 2001, Cravath, Swaine & Moore, outside legal counsel to Newport News, sent a draft merger agreement to Fried, Frank, Harris, Shriver & Jacobson, outside legal counsel to Northrop Grumman.

   On October 6, 2001, Northrop Grumman and Newport News entered into a confidentiality agreement concerning the exchange of information between the two companies during discussions concerning Northrop Grumman's proposed acquisition of Newport News.

   On October 23, 2001, the Department of Defense announced that it had completed its review of the proposals by General Dynamics and Northrop Grumman to acquire Newport News. The announcement stated that the Department of Defense had concluded that the proposal by General Dynamics would eliminate competition for nuclear submarines, resulting in a monopoly and would harm competition for surface combatants and for the development of emerging technologies for both nuclear submarines and surface ships. The announcement also stated that the Department of Defense had also determined that while the benefits and savings offered by each transaction were comparable, the Northrop Grumman transaction had the additional benefit of preserving competition. Also on October 23, 2001, the Department of Justice announced that it had filed an antitrust lawsuit to block General Dynamics' proposed acquisition of Newport News.

   On October 24, Mr. Kresa called Mr. Fricks to assure him that Northrop Grumman remained committed to moving forward with a Newport News transaction, subject to completion of due diligence and negotiation of a mutually satisfactory merger agreement.

   On October 25, 2001, Northrop Grumman issued a press release extending the offer and stating that it had not completed its due diligence regarding Newport News nor the negotiation of a possible merger agreement and that it may modify its offer and reserved the right to do so.

   On October 26, 2001, General Dynamics and Newport News announced that they had terminated their merger agreement.

   Between October 26, 2001 and November 7, 2001, Northrop Grumman completed its due diligence review and Northrop Grumman and Newport News negotiated the terms of a proposed merger agreement.

   On November 5, 2001, the Northrop Grumman board of directors unanimously approved the transaction and authorized proceeding with the completion of the transaction.

   On November 6, 2001, Newport News announced that it had received a revised proposal from Northrop Grumman in which the "collar" used in determining the amount of Northrop Grumman common stock and cash to be received by Newport News stockholders would be adjusted so that Newport News stockholders would receive a value of $67.50 per share if the market value of Northrop Grumman common stock does not exceed $100.00 per share and is not less than $80.00 per share.

   On November 7, 2001, the Newport News board of directors unanimously approved the proposed transaction, determined it to be fair to and in the best interests of the stockholders of Newport News, and agreed to recommend it to its stockholders.

   On November 7, 2001, the merger agreement was executed by Northrop Grumman, Purchaser Corp. I and Newport News.

   On November 8, 2001, Northrop Grumman and Newport News issued a joint press release announcing the transaction.

   On November 21, 2001, Northrop Grumman announced that the Registration Statement on Form S-4 had been declared effective by the SEC.

   On November 27, 2001, Northrop Grumman announced the exchange ratio for the offer to be fixed at 0.7193. Northrop Grumman also announced that pursuant to the merger agreement the Parent Stock Value (as defined in the merger agreement) was approximately $93.84 and the Adjusted Cash Basis (as defined in the merger agreement) was $633,452,178. It was also announced that the New York Stock Exchange approved for listing the 16,636,885 shares of Northrop Grumman common stock to be issued in the offer and merger.

   On November 30, 2001, Northrop Grumman announced it had completed the tender offer for Newport News on November 29, 2001. A total of 26,241,019 shares were tendered in the offer and accepted, representing approximately 80.7% of the outstanding Newport News common stock. In addition, the resignations of all members of the Newport News board of directors except for Hon. Gerald L. Baliles and Hon. Charles A. Bowsher were accepted, and Messrs. W. Burks Terry, John H. Mullan and Albert F. Myers were appointed to serve on the Newport News board of directors. Thomas C. Schievelbein, previously executive vice president of Newport News, was named a Northrop Grumman corporate vice president and president of the new Newport News sector.

   During the pendency of the offer and the merger, Northrop Grumman and Purchaser Corp. I intend to have ongoing contacts with Newport News and its directors, officers and stockholders.

Northrop Grumman Reasons for the Offer and Merger

   Northrop Grumman believes that the proposed acquisition of Newport News represents a compelling opportunity to enhance value for both Newport News stockholders and Northrop Grumman stockholders for reasons that include the following:

  . a combination of Northrop Grumman (which recently completed its purchase of Litton) and Newport News would offer a variety of strategic benefits, including making Northrop Grumman a complete full-line shipbuilding competitor;

  . the acquisition would provide an opportunity for significant cost savings to the U.S. Navy and the opportunity for Newport News to realize efficiencies available as part of a larger, more diversified company;

  . the combination of Northrop Grumman and Newport News will strengthen Northrop Grumman's position in the defense industry marketplace. Acquisition of Newport News' nuclear-powered aircraft carrier and submarine capabilities would broaden Northrop Grumman's base, enabling it to respond to the U.S. Government's demand by providing products complementary to Northrop Grumman's existing businesses; and

  . Newport News' strength in the design, construction, repair, maintenance, overhaul and refueling of nuclear-powered aircraft carriers and submarines should provide an opportunity for Northrop Grumman to expand its presence into those markets.

   Achieving these objectives depends on successfully integrating companies that have previously operated independently and on other uncertainties described under "Risk Factors."

Recommendation and Reasons of Newport News Board of Directors

   On November 7, 2001, Newport News' board of directors determined by unanimous vote that the merger agreement and transactions contemplated by the merger agreement, including the offer and the merger, taken together, are advisable and fair to and in the best interests of Newport News stockholders, and recommended that Newport News stockholders accept the offer and tender their shares into the offer. Newport News' board of directors determined by unanimous vote to approve the merger agreement.

   In reaching its decision to approve the merger agreement and recommend that the holders of Newport News shares adopt the merger agreement, the Newport News board of directors considered a number of factors. The material favorable factors were the following:

  . The recommendation of the Newport News' management that the merger agreement, including the offer and the merger, be approved by the Newport News board of directors.

  . The price to be paid pursuant to the offer and the merger (assuming a value of $67.50 per share), represented a 20% premium over the closing price of the shares on April 20, 2001 (a date shortly prior to the announcement of the General Dynamics transaction), a 31% premium over the average closing price of the shares for the four-week period preceding April 20, 2001 and a 32% premium over the average closing price of the shares for the six-month period preceding April 20, 2001. The Newport News board of directors was aware, however, that the market prices of stocks of many other defense contractors have risen since the terrorist attacks on September 11, 2001.

  . Under the terms of the offer, the holders of Newport News shares will be able to elect to receive either $67.50 per Newport News share in cash or a number of Northrop Grumman shares, subject, in each case, to the election and proration procedures and limitations on the number of Northrop Grumman shares and amount of cash to be exchanged for Newport News shares pursuant to the offer. The exact exchange ratio of Northrop Grumman shares to be exchanged for Newport News shares will be determined by dividing $67.50 by the average of the closing sale prices for a Northrop Grumman share on the NYSE as reported in The Wall Street Journal over the five-day trading period ending on the trading day immediately preceding the second full trading day before the expiration of the offer, provided that the exchange ratio per Newport News shares will not be more than .84375 ($67.50/$80) or less than .675 ($67.50/$100) per share. The holders of Newport News shares who receive Northrop Grumman shares in exchange for their shares will receive less than $67.50 per share of value if the price of the Northrop Grumman shares, as determined pursuant to the offer, is less than $80 and will receive more than $67.50 per share of value if such price of Northrop Grumman shares is more than $100. On May 24, 2001, the first trading day after Northrop Grumman publicly disclosed the definitive terms of the offer (which terms at such time provided for a "collar" in which holders of Newport News shares would receive less than $67.50 per share of value if the price of Northrop Grumman shares was less than $85 and would receive more than $67.50 per Newport News share of value if the price of Northrop Grumman shares was more than $95), the closing price of the Northrop Grumman shares, as reported on the NYSE Consolidated Tape, was $86.60 per Northrop Grumman share. Since that date, the closing price of the Northrop Grumman shares, as reported on the NYSE Consolidated Tape, has ranged from a high of $110.56 to a low of $76.41. On November 9, 2001, the closing price of the Northrop Grumman shares, as reported on the NYSE Consolidated Tape, was $97.60. Accordingly, at recent market prices of the Northrop Grumman shares, the collar for determining the exchange ratio of Northrop Grumman shares per Newport News share provides greater protection against a decline in the market price of the Northrop Grumman shares than the limitation on the value above $67.50 per Newport News share that will be received by holders of Newport News shares who elect to receive Northrop Grumman shares in the offer.

  . The opinion of Credit Suisse First Boston Corporation as to the fairness, from a financial point of view, of the aggregate consideration to be received in the offer and the merger by the holders of Newport News common stock (other than Northrop Grumman and its affiliates), as described more fully below in "The Merger-Opinion of Newport News' Financial Advisor."

  . The fact that the offer and the merger had already been approved by the Department of Defense and cleared the Department of Justice.

  . The continuing trend towards consolidation among defense contractors, the implications of that consolidation for Newport News as a stand-alone company and management's and the Newport News board of directors' belief that a combination with Northrop Grumman would make Newport News a stronger participant in the defense industry.

  . Constraints on defense spending by the U.S. government, the implications for those constraints for the demand for Newport News' aircraft carriers and submarines, the potential for significant cost savings through a combination of Newport News and Northrop Grumman.

  . The offer is intended to be structured so that Newport News stockholders' shares will not incur tax on the exchange of shares for Northrop Grumman shares for U.S. federal income tax purposes. However, any resale of Northrop Grumman shares will be a taxable event for U.S. federal income tax purposes.

  . Since the announcement of the General Dynamics transaction, over six months ago, Northrop Grumman has been the only other potential merger partner to make a proposal to acquire Newport News, and a transaction with General Dynamics cannot be completed for regulatory reasons.

   The Newport News board of directors weighed the foregoing factors against the following negative considerations.

  . The Newport News board of directors noted that approximately 56% to 70% of Newport News shares in the offer, if completed, would be exchanged for Northrop Grumman shares if the market price of Northrop Grumman shares used in determining the exchange ratio of Northrop Grumman shares for each share is between $80 and $100 per share. The Newport News board of directors was aware that the value of the Northrop Grumman shares would be subject to fluctuation, both before and after completion of the offer, based on a number of factors, including changes in market conditions, the future financial performance of Northrop Grumman and the market's assessment of whether the offer will be completed. If the market price of Northrop Grumman shares used in determining the exchange ratio of Northrop Grumman shares for each share is less than $80 per Northrop Grumman share, the holders of shares may receive consideration of less than $67.50 per share in the offer. In addition, even if the price of Northrop Grumman shares, as determined during the valuation period provided in the offer, equals or exceeds $80 per Northrop Grumman share, there is no assurance that the actual market value of the Northrop Grumman shares to be issued per share pursuant the offer, when issued, would equal or exceed $67.50 per share.

  . The Newport News board of directors also was aware that Northrop Grumman had recently completed the acquisition of Litton and that the value of Northrop Grumman shares is subject to risk in successfully integrating the business of Litton with that of Northrop Grumman.

  . The Northrop Grumman board of directors also believes that the value of Northrop Grumman shares will be dependent upon the successful integration of the business of Newport News if Newport News is acquired by Northrop Grumman.

  . Credit Suisse First Boston discussed with the Newport News board of directors the potential adverse impact of a redistribution of the Northrop Grumman shares (to be received by Newport News' stockholders under the offer and merger) on the market price of the Northrop Grumman shares.

  . The provisions of the merger agreement that restrict Newport News' ability to entertain other acquisition proposals or to terminate the merger agreement to pursue another acquisition proposal.

  . The provision in the merger agreement requiring Newport News to pay a $50 million termination fee if the merger agreement is terminated under certain circumstances.

  . The covenants in the merger agreement restricting the conduct of Newport News' business prior to the completion of the merger only to conduct which is in the ordinary course consistent with past practice, as well as various other operational restrictions on Newport News prior to the completion of the merger.

  . The Newport News board of directors also noted the other risks to the holders of shares as disclosed under "Risk Factors."

   The Newport News board of directors also considered the following:

  . The right of Newport News to terminate the merger agreement if the offer is not completed by January 31, 2002, which date may be extended at Newport News' election until April 30, 2002.

  . The other terms and conditions of the offer, the merger and the merger agreement.

  . Possible strategic alternatives to the offer and the merger, including continuing to operate as an independent company or a business combination with another company.

  . The commitment of Northrop Grumman to provide compensation and employee benefits to employees of Newport News for two years following the effective time of the merger that are, in the aggregate, no less favorable than current compensation and employee benefits and to accord certain rights to Newport News' employees under employee benefit plans of Northrop Grumman that may be made available to them. See "Merger Agreement--Employee Benefits."

  . The directors' knowledge of Newport News' business, financial condition, results of operations and current business strategy.

   In addition, the Newport News board of directors considered the interest of Newport News' directors and executive officers that are different from, or in addition to, the interests of Newport News' stockholders. The Newport News board of directors did not believe that these interests should affect its decision to approve the merger agreement in light of the fact that such interests are primarily based on contractual arrangements which were in place prior to the negotiation of the merger agreement and the Newport News board of directors' assessment that the judgment and performance of the directors and executive officers would not be impaired by such interests. See "Interests of Certain Persons in the Merger."

   The foregoing discussion of the material facts considered by the Newport News board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger agreement, the offer and the merger, the Newport News board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation. In addition, individual members of the Newport News board of directors may have assigned different weights to different factors.

Opinion of Newport News' Financial Advisor

   Credit Suisse First Boston Corporation has acted as financial advisor to Newport News in connection with the offer and the merger. Newport News selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Newport News and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, Newport News requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Newport News common stock, other than Northrop Grumman and its affiliates, of the aggregate consideration to be received by holders of Newport News common stock in the offer and the merger. On November 7, 2001, at a meeting of the board of directors of Newport News held to evaluate the proposed offer and the merger, Credit Suisse First Boston rendered to the Newport News board an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 7, 2001, the date of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration to be received by holders of Newport News common stock in the offer and the merger was fair, from a financial point of view, to holders of Newport News common stock other than Northrop Grumman and its affiliates.

   The full text of Credit Suisse First Boston's written opinion, dated November 7, 2001, to the Newport News board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to Newport News' Solicitation/Recommendation Statement on Schedule 14D-9/A as Annex B, which was previously mailed to holders of Newport News common stock and is incorporated herein by reference. Holders of Newport News common stock are encouraged to read the opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the board of directors of Newport News, relates only to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Newport News common stock, other than Northrop Grumman and its affiliates, in the offer and the merger, and does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to Newport News Stockholders as to the form of consideration to be elected by any stockholder in the merger or how such stockholder should vote or act with respect to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to Newport News and Northrop Grumman. Credit Suisse First Boston also reviewed other information relating to Newport News and Northrop Grumman, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Newport News and Northrop Grumman, and met with the managements of Newport News and Northrop Grumman to discuss the businesses and prospects of Newport News and Northrop Grumman. Credit Suisse First Boston also considered financial and stock market data of Newport News and Northrop Grumman, and compared those data with similar data for publicly held companies in businesses that Credit Suisse First Boston deemed similar to Newport News and Northrop Grumman, and considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. Credit Suisse First Boston was advised, and assumed, that the financial forecasts for Newport News and Northrop Grumman were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Newport News and Northrop Grumman as to the future financial performance of Newport News and Northrop Grumman. Credit Suisse First Boston also assumed, with Newport News' consent, that the merger would be treated as a tax free reorganization for federal income tax purposes. Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Newport News and Northrop Grumman, and was not furnished with any independent evaluations or appraisals.

   Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston's opinion. Although Credit Suisse First Boston evaluated the aggregate consideration provided for in the offer and the merger from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration to be received in the offer and the merger, which consideration was determined between Newport News and Northrop Grumman. Credit Suisse First Boston's opinion was limited to the fairness, from a financial point of view, to the holders of Newport News common stock, other than Northrop Grumman and its affiliates, of the aggregate consideration to be received by holders of Newport News common stock in the offer and the merger and did not address the consideration to be received by any particular stockholder, which may vary as a consequence of, among other things, the forms of consideration to be elected by the stockholder and other stockholders of Newport News common stock. Credit Suisse First Boston's opinion did not express any opinion as to what the value of Northrop Grumman common stock actually will be when issued pursuant to the offer and the merger or the prices at which Northrop Grumman common stock will trade at any time. Credit Suisse First Boston's opinion also did not address the relative merits of the offer and the merger as compared to other business strategies that might be available to Newport News, nor did it address the underlying business decision of Newport News to proceed with the offer and the merger. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

   In preparing its opinion to the board of directors of Newport News, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Newport News and Northrop Grumman. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Newport News, Northrop Grumman or the proposed offer and the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the board of directors of Newport News in its evaluation of the proposed offer and the merger and should not be viewed as determinative of the views of Newport News' board of directors or management with respect to the offer and the merger or the aggregate consideration to be received by holder of Newport News common stock in the offer and the merger.

   The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion dated November 7, 2001 delivered to the board of directors of Newport News in connection with the offer and the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

   Newport News.

   Credit Suisse First Boston performed a "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for Newport News as described below. Based on these valuation methodologies, Credit Suisse First Boston derived the following implied per share equity reference range for Newport News common stock after adjustment for net debt, option proceeds and certain obligations related to the Amended and Restated Stock Employee Compensation Trust Agreement, dated as of August 1, 2000, between Newport News and Wachovia Bank, N.A., as amended, referred to below as the SECT, and the change in control in the offer and the merger, as compared to the consideration in the offer and the merger:

                                     Implied Per
                                    Share Equity   Consideration In The
                                   Reference Range Offer And The Merger
                                   --------------- --------------------
         Newport News Common Stock  $63.38-$72.40         $67.50

   Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Newport News could generate for the fiscal years 2002 to 2010, based on internal estimates of Newport News' management. Credit Suisse First Boston then calculated two ranges of estimated terminal values by applying selected multiples ranging from 8.0x to 9.0x to Newport News' projected fiscal year 2010 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and by applying a selected perpetuity growth rate ranging from 2.0% to 3.0% to the estimated stand-alone, unlevered, after-tax free cash flows that Newport News could generate for the fiscal year 2011. The present value of the resulting range of cash flows and the resulting ranges of terminal values were then calculated using selected discount rates ranging from 9.5% to 10.0%.

   This analysis indicated an aggregate implied equity reference range for Newport News of approximately $2,514 million to $2,741 million after adjustment for net debt, option proceeds and certain obligations related to the SECT and the change in control in the offer and the merger. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Newport News common stock. This analysis indicated the following implied per share equity reference range:

                                         Implied Per Share Equity
                                             Reference Range
                                         ------------------------
               Newport News Common Stock      $66.39-$72.40

   Selected Transactions Analysis. Credit Suisse First Boston reviewed the implied transaction multiples in the following eight selected merger and acquisition transactions in the shipbuilding industry in particular and fourteen selected merger and acquisition transactions in the defense industry generally:

   Shipbuilding Industry.

    Acquiror                         Target
    --------                         ------
    . General Dynamics Corporation   Newport News Shipbuilding Inc.
    . Northrop Grumman Corporation   Litton Industries, Inc.
    . Litton Industries, Inc.        Avondale Industries, Inc.
    . Litton Industries, Inc.        Newport News Shipbuilding Inc.
    . General Dynamics Corporation   Newport News Shipbuilding Inc.
    . Newport News Shipbuilding Inc. Avondale Industries, Inc.
    . General Dynamics Corporation   National Steel And Shipbuilding Company
    . General Dynamics Corporation   Bath Iron Works

   Defense Industry.

   Acquiror                              Target
   --------                              ------
   . BAE Systems, Inc.                   Lockheed Martin-Sanders, Inc.
   . Alcoa Inc.                          Cordant Technologies Inc.
   . General Dynamics Corporation        GTE Government Systems
   . United Technologies Corporation     Sundstrand Corporation
   . Carlyle Group                       United Defense Industries, Inc.
   . The General Electric Company p.l.c. Tracor, Inc.
   . Raytheon Company                    Texas Instruments Defense Operations
   . Raytheon Company                    Hughes Electronics Corporation
   . The Boeing Company                  McDonnell Douglas Corporation
   . The Boeing Company                  Rockwell A&D
   . Northrop Corporation                Westinghouse Electric--Defense
   . Raytheon Company                    E-Systems, Inc.
   . Martin Marietta Corporation         Lockheed Corporation
   . Northrop Corporation                Grumman Corporation

   Credit Suisse First Boston compared enterprise values, calculated as equity value, plus debt and preferred stock, less cash, in the selected transactions as multiples of latest 12 months revenue, EBITDA and earnings before interest and taxes, commonly referred to as EBIT. Credit Suisse First Boston also compared equity values in the selected transactions as multiples of latest 12 months earnings. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for Newport News were based on actual results provided by Newport News' management. This analysis indicated the following low, mean, median and high implied multiples for each group of the selected transactions, as compared to the multiples implied for Newport News based on the consideration in the offer and the merger of $67.50 per share:


                                   Shipbuilding Industry
        Enterprise Value          ------------------------   Implied
        as Multiple of:            Low  Mean  Median High  Newport News
        ---------------           ----- ----- ------ ----- ------------
        Latest 12 Months
          Revenue                  0.4x  0.9x  0.9x   1.3x     1.2x
          EBITDA                   7.8x  8.8x  8.6x  10.5x     9.4x
          EBIT...................  8.3x 10.9x 10.9x  13.4x    11.7x

        Equity Value
        as Multiple of:
        ---------------
        Latest 12 months earnings 12.2x 18.4x 19.4x  24.4x    20.6x


                                      Defense Industry
        Enterprise Value          ------------------------   Implied
        as Multiple of:            Low  Mean  Median High  Newport News
        ---------------           ----- ----- ------ ----- ------------
        Latest 12 Months
          Revenue                  0.5x  1.2x  1.1x   2.1x     1.2x
          EBITDA                   4.9x  9.1x  9.3x  13.7x     9.4x
          EBIT...................  6.1x 11.7x 11.1x  16.6x    11.7x

        Equity Value
        as Multiple of:
        ---------------
        Latest 12 months earnings 10.0x 17.7x 18.1x  27.1x    20.6x

   Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of latest 12 months revenue, EBITDA, EBIT and earnings to corresponding financial data of Newport News. This analysis indicated an aggregate implied equity reference range for Newport News of approximately $2,286 million to $2,741 million after adjustment for net debt, option proceeds and certain obligations related to the SECT and the change in control in the offer and the merger. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Newport News common stock. This analysis indicated the following implied per share equity reference range:

                                         Implied Per Share Equity
                                             Reference Range
                                         ------------------------
               Newport News Common Stock      $60.38-$72.40

   Selected Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of Newport News to corresponding data for the following four publicly traded companies in the defense industry:

  .  Lockheed Martin Corporation

  .  General Dynamics Corporation

  .  Raytheon Company

  .  Northrop Grumman Corporation

   Credit Suisse First Boston reviewed enterprise values as multiples of estimated calendar years 2002 and 2003 revenue, EBITDA and EBIT. Credit Suisse First Boston also reviewed equity values as multiples of estimated calendar years 2002 and 2003 earnings. All multiples for the selected companies were based on closing stock prices on November 6, 2001. Estimated financial data for Newport News and the selected companies were based on publicly available research analysts' estimates and, except for General Dynamics, excluded pension income. This analysis indicated the following low, mean, median and high multiples for the selected companies, as compared to the multiples for Newport News on April 20, 2001, five days prior to the announcement of General Dynamics' offer for Newport News:


                                    Defense Industry
        Enterprise Value        ------------------------      Implied
        as Multiple of:          Low  Mean  Median  High    Newport News
        ---------------         ----- ----- ------  -----   ------------
        Estimated Calendar Year
          2002 Revenue           0.9x  1.1x  1.2x   1.3x        1.0x
          2002 EBITDA            9.0x  9.6x  9.3x   10.9x       7.8x
          2002 EBIT............ 10.4x 14.2x 15.0x   16.3x       9.8x

        Estimated Calendar Year
          2003 Revenue           0.8x  1.0x  1.0x   1.2x          NA
          2003 EBITDA            7.8x  8.4x  8.0x   9.8x          NA
          2003 EBIT............  9.0x 11.7x 12.1x   13.7x         NA
        Enterprise Value
        as Multiple of:
        ---------------
        Estimated Calendar Year
          2002 Earnings         16.5x 24.5x 24.5x   32.4x      16.5x
          2003 Earnings........ 14.1x 19.4x 18.8x   25.9x         NA

   Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of estimated calendar years 2002 and 2003 revenue, EBITDA, EBIT and earnings to corresponding financial data of Newport News. Estimated financial data for Newport News were based on internal estimates of Newport News' management. This analysis indicated an aggregate implied equity reference range for Newport News of approximately $2,168 million to $2,509 million after adjustment for net debt, option proceeds and certain obligations related to the SECT and the change in control in the offer and the merger. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Newport News common stock. This analysis indicated the following implied per share equity reference range:

                                               Implied Per
                                              Share Equity
                                             Reference Range
                                             ---------------
                   Newport News Common Stock  $57.26-$66.25

   Northrop Grumman.

   Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Northrop Grumman could generate for the fiscal years 2002 to 2010, based on internal estimates of Northrop Grumman's management. Credit Suisse First Boston then calculated two ranges of estimated terminal values by applying selected multiples ranging from 8.0x to 9.0x to Northrop Grumman's projected fiscal year 2010 EBITDA and by applying a selected perpetuity growth rate ranging from 3.0% to 4.0% to the estimated stand-alone, unlevered, after-tax free cash flows that Northrop Grumman could generate for the fiscal year 2011. The present value of the resulting range of cash flows and the resulting ranges of terminal values were then calculated using selected discount rates ranging from 9.5% to 10.0%.

   This analysis indicated an aggregate implied equity reference range for Northrop Grumman of approximately $11,007 million to $13,507 million after adjustment for net debt and option proceeds. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Northrop Grumman common stock. This analysis indicated the following implied per share equity reference range, as compared to the closing price for Northrop Grumman common stock on November 6, 2001 of $98.52:

                              Implied Per Share
                              Equity Reference
                                    Range
                              -----------------
Northrop Grumman Common Stock  $122.23-$149.99

   Pro Forma Analysis.

   Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Northrop Grumman's estimated earnings per share, assuming no synergies or one-time charges relating to the merger or amortization of goodwill and excluding pension income, for calendar years 2002 and 2003, based on internal estimates of the managements of Newport News and Northrop Grumman. Based on the consideration in the offer and the merger of $67.50 and assuming 31% of the consideration consists of cash and 69% consists of stock, this analysis indicated that the merger could be dilutive to Northrop Grumman's estimated earnings per share for calendar years 2002 and 2003. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Other Factors. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

  . the equity values as a multiple of earnings, excluding pension income, and the enterprise values as a multiple of EBITDA, excluding pension income, for estimated calendar years 2002 and 2003 of selected companies in the defense industry as compared to the corresponding multiples for Northrop Grumman;

  .  research analysts' reports for Northrop Grumman common stock; and

  . historical price performance and trading characteristics of Northrop Grumman common stock and the relationship between movements in Northrop Grumman common stock and movements in selected stock indices of related industries.

   Miscellaneous. Newport News has agreed to pay Credit Suisse First Boston for its financial advisory services upon consummation of the offer and the merger an aggregate fee equal to 0.45% of the total fair market value of the consideration, including liabilities assumed, to be paid by Northrop Grumman in the offer and the merger. Newport News also has agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Credit Suisse First Boston and its affiliates have in the past provided investment banking and financial services to Newport News, Northrop Grumman and certain of their affiliates, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Newport News and Northrop Grumman and their affiliates for their own and their affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Purpose and Structure of the Merger

   The purpose of the merger is for Northrop Grumman to acquire all Newport News shares not tendered and exchanged pursuant to the offer. Pursuant to the merger, each then outstanding Newport News share (other than shares owned by Northrop Grumman, Newport News or Purchaser Corp. I and shares for which appraisal rights are perfected in accordance with Delaware law) would be converted into the right to receive the same number of Northrop Grumman shares or the same amount of cash as was paid in the offer.

   Under Delaware law, the approval of the Newport News board of directors and the affirmative vote of a majority of the votes entitled to be cast by the holders of all the outstanding shares as of the record date are required to approve and adopt the merger agreement. The Newport News board of directors has approved the merger agreement, and the only remaining required corporate action of Newport News is the adoption of the merger agreement by the affirmative vote of a majority of the outstanding Newport News shares. Because Northrop Grumman and its affiliates own approximately 80.7% of the outstanding shares as of the record date, the adoption of the merger agreement is assured without the vote of any other stockholder.

   Newport News stockholders may have appraisal rights in connection with the merger. See "Appraisal Rights."

The Merger Agreement

   The following is a summary of the provisions of the merger agreement which relate to the merger. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex C to this information statement/prospectus. We urge you to read it carefully.

   The Merger. The merger agreement provides that following the completion of the offer and subject to the conditions set forth in the merger agreement, Newport News will be merged with and into Purchaser Corp. I. Following the merger, Purchaser Corp. I will continue as the surviving corporation and the separate corporate existence of Newport News will cease. However, in the event that a tax opinion of Northrop Grumman's legal counsel is not delivered, as provided for in the merger agreement, on the closing date of the merger, then at the effective time of the merger Purchaser Corp. I will be merged with and into Newport News in accordance with Delaware law. In that case, following the merger, Newport News will continue as the surviving corporation and the separate corporate existence of Purchaser Corp. I will cease.

   Effective Time of the Merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date as agreed by Northrop Grumman, Purchaser Corp. I and Newport News.

   Certificate of Incorporation; Bylaws; Directors and Officers. The merger agreement provides that at the effective time of the merger and without any further action on the part of Newport News or Purchaser Corp. I, the certificate of incorporation and bylaws attached as Annex IV to the merger agreement will be the certificate of incorporation and bylaws of the surviving corporation. The merger agreement also provides that the directors of Purchaser Corp. I and the officers of Newport News, immediately prior to the effective time, will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the applicable provisions of the certificate of incorporation and bylaws of Purchaser Corp. I, until their successors are duly elected or appointed and qualified.

   Appointment of Newport News Directors by Northrop Grumman. Shortly after Purchaser Corp. I had purchased shares in the offer, which comprised approximately 80.7% of all outstanding shares, all members of the Newport News board of directors except for Hon. Gerald L. Baliles and Hon. Charles A. Bowsher resigned. W. Burks Terry, John H. Mullan and Albert F. Myers were appointed by Northrop Grumman to serve on the Newport News board of directors.

   Conversion of Shares. The merger agreement provides that each share of Newport News common stock issued and outstanding immediately prior to the effective time of the merger (other than Newport News common stock owned by Newport News, Purchaser Corp. I or Northrop Grumman and Newport News common stock for which appraisal rights have been exercised in accordance with Delaware law) will be converted pursuant to the merger into the right to receive, upon the surrender of the certificate formerly representing the shares of Newport News common stock either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described above), the same per share consideration paid to the holders of Newport News who tendered in the offer. The merger agreement further provides that, immediately prior to the effective time of the merger, all Newport News common stock owned by Newport News, Purchaser Corp. I or Northrop Grumman will be canceled and will cease to exist.

   Treatment of Dissenting Shares. The merger agreement provides that shares of Newport News common stock outstanding immediately prior to the effective time of the merger that are held by persons who are entitled to appraisal rights and who have complied in all respects with the provisions of Section 262 of the Delaware General Corporation Law will not be converted into the right to receive the merger consideration but instead the holders of those dissenting shares will be entitled to payment of the fair value of such dissenting shares in accordance with the provisions of Section 262 of the Delaware General Corporation Law. The merger agreement further provides, however, that dissenting shares held by any person who waives, withdraws, fails to perfect or otherwise loses the right to payment of the fair value of the shares pursuant to Section 262 of the Delaware General Corporation Law will be treated as if those shares had been converted into the right to receive the merger consideration as of the effective time of the merger. See "Appraisal Rights."

   Treatment of Stock Options, Performance Shares and Restricted Stock. Pursuant to the merger agreement, Newport News is required to cancel each outstanding and unexercised option to purchase shares of Newport News common stock granted under any stock option plan, program, agreement or arrangement of Newport News or any of its subsidiaries (not including Newport News' Deferred Compensation Plan or Deferred Compensation Plan for Nonemployee Directors) which is outstanding and unexercised immediately prior to completion of the offer. In consideration of the cancellation, the holder of each option is entitled to receive a payment in cash from Newport News in an amount equal to the product of (x) the excess, if any, of the per share value of the offer consideration over the exercise price per share of Newport News common stock subject to the option and (y) the number of shares of Newport News common stock subject to the option.

   Pursuant to the merger agreement, Newport News is required to cancel each right of any kind, whether vested or unvested, contingent or accrued, to receive shares of Newport News common stock or benefits measured by the value of a number of shares of Newport News common stock which is outstanding immediately prior to completion of the offer. In consideration of the cancellation, the holder of each stock-based award is entitled to receive a payment in cash from Newport News in an amount equal to the product of (x) the per share value of the offer consideration and (y) the number of shares of Newport News common stock subject to the stock-based award, provided, however, that holders who have elected to defer payment to a deferred compensation plan are credited with a fully vested amount of cash equal to the payment.

   Pursuant to the merger agreement, each award of any kind, whether vested or unvested, consisting of shares of Newport News common stock issued under a stock plan, which is outstanding immediately prior to completion of the offer, which is then not vested, will fully vest and each holder is allowed to tender the Newport News stock-based award pursuant to the offer on a guaranteed delivery of shares basis with all of the same rights and limitations as any other tendering stockholder.

   Any cash payments required to be made pursuant to the above were made by Newport News as promptly as practicable following completion of the offer.

   No additional stock options, stock-based awards and Newport News stock-based awards or other equity-based awards or rights to acquire Newport News common stock is permitted to be granted after the signing of the merger agreement.

   Representations and Warranties. The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to complete the merger. All representations and warranties contained in the merger agreement will not survive the merger or the termination of the merger agreement.

   Covenants. The merger agreement contains various customary covenants of the parties. Certain of these covenants ceased to be applicable following the date that Northrop Grumman appointed Albert F. Myers, John H. Mullan, and W. Burks Terry to serve on the Newport News board of directors. A description of certain of these covenants which continue to be applicable follows:

   Reasonable Efforts. The merger agreement provides that each of Northrop Grumman and Newport News will use best efforts to complete and make effective the transactions contemplated by the merger agreement.

   Tax Opinion. The merger agreement requires Northrop Grumman and Newport News to use reasonable efforts to obtain from Northrop Grumman's legal counsel on the closing date, an opinion to the effect that (x) the offer and the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (y) Northrop Grumman, Purchaser Corp. I and Newport News will each be a party to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

   Directors and Officers Indemnification and Insurance. The merger agreement requires Northrop Grumman to cause the surviving corporation to indemnify, defend and hold harmless the present and former directors and executive officers of Newport News and its subsidiaries from and against all losses, claims, damages and expenses (including reasonable attorneys' fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the completion of the merger to the fullest extent permitted by law. The merger agreement also provides that for a period of six years after the date of the completion of the merger, Northrop Grumman will cause to be maintained in effect the policies of directors' and officers' liability insurance currently maintained by Newport News with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to that date. Northrop Grumman may at its discretion substitute for such policies currently maintained by Newport News directors and officers liability insurance policies with reputable and financially sound carriers providing for no less favorable coverage. After the merger, Northrop Grumman will indemnify the directors and officers of Newport News with respect to matters relating to the merger agreement.

   Stockholders Meeting. The merger agreement provides that to the extent necessary to complete the merger, Newport News is required to convene and hold a meeting of its stockholders for the purpose of adopting the merger agreement and to file with the SEC and mail to Newport News' stockholders a proxy or information statement and related materials with respect to the stockholders meeting. Subject to fiduciary duties of the Newport News board of directors and the provisions of the merger agreement, the Newport News board of directors is required to recommend in the proxy or information statement that the holders of the Newport News common stock vote in favor of adopting the merger agreement, and Newport News is required to use its reasonable efforts to solicit that approval. At the stockholders meeting, Northrop Grumman is required to cause Purchaser Corp. I to vote all Newport News common stock then owned by it in favor of the adoption of the merger agreement.

   Employee Benefit Matters. For not less than two years following the completion of the offer, Northrop Grumman will provide to current and former employees of Newport News and its subsidiaries comparable compensation and employee benefits that are in the aggregate not less favorable then the compensation and employee benefits provided to them prior to the completion of the offer, excluding, however, stock-based plans and equity-based compensation arrangements. Northrop Grumman and its subsidiaries (including the surviving corporation) will credit the Newport News employees with all years of service for which they received credit under any comparable Newport News plan, except to the extent that such service credits would result in a duplication of benefits, and, under medical plans, will waive pre-existing condition limitations and provide credit for co-payments and deductibles incurred prior to the effective time. Newport News has also agreed to terminate its Employee Stock Purchase and Accumulation Plan at the effective time of the merger.

   Conditions to the Merger. Under the merger agreement, the respective obligations of Northrop Grumman, Purchaser Corp. I and Newport News to complete the merger are subject to the satisfaction of the conditions that

(1) the merger agreement has been adopted by the requisite vote of Newport News' stockholders, (2) completion of the offer has occurred and (3) no party is subject to any order or injunction of a court of competent jurisdiction which prohibits the merger.

   Termination Events. The merger agreement contains various termination events, some of which ceased to be applicable upon completion of the offer. A description of certain termination events which continue to be applicable follows:

  . by mutual written consent of Northrop Grumman, Purchaser Corp. I and Newport News;

  . by either Northrop Grumman or Newport News if any court of competent jurisdiction in the United States issues a final order, decree or ruling or takes any other final action permanently enjoining, restraining or otherwise prohibiting the offer or the merger; or

  . by either Northrop Grumman or Newport News if the approval of Newport News' stockholders is not obtained, if such stockholder approval is necessary unless the failure to obtain the stockholder approval is the result of a material breach by the party seeking to terminate the agreement.

   Amendment. Except as otherwise expressly provided for in the merger agreement, the merger agreement may be amended by the execution and delivery of a written instrument by or on behalf of Northrop Grumman, Purchaser Corp. I and Newport News at any time before or after approval by Newport News' stockholders, provided that after approval by Newport News' stockholders, no amendment to the merger agreement will be made without approval of Newport News' stockholders to the extent such approval is required under the Delaware General Corporation Law.

Delisting of Newport News Shares Following the Merger

   Because the shares of Newport News common stock will be canceled as a result of the merger, the shares will be delisted from the New York Stock Exchange and the Chicago Stock Exchange. The shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act will be terminated and Newport News will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules under the Exchange Act.

Regulatory Approvals

   The notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Antitrust Division of the Department of Justice have been filed and Northrop Grumman and Newport News received clearance on October 23, 2001.

   Other than the SEC's declaring the effectiveness of the registration statement of which this information statement/prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law with respect to the merger, Northrop Grumman believes that there are no other material regulatory or governmental approvals required in order for the merger to be completed.

Plans for Newport News After the Merger

   Northrop Grumman intends to keep the headquarters of Newport News in Newport News, Virginia and to retain Newport News' management team. Northrop Grumman also intends to continue to operate Newport News' main shipyard located in Newport News, Virginia. This plan is meant to ensure that the shipyards of Newport News remain active in the future. Northrop Grumman does not anticipate any reduction in the production trades or engineering work force at the facility. The directors of Purchaser Corp. I will be the initial directors of the surviving corporation, and the officers of Newport News will be the initial officers of the surviving corporation. Upon the completion of the merger, Northrop Grumman intends to conduct a detailed review of Newport News and its assets, corporate structure, capitalization, operations, policies, management and personnel. After that review, Northrop Grumman will determine what actions or changes, if any, would be desirable in light of the circumstances that then exist.

Accounting Treatment

   The acquisition of Newport News by Northrop Grumman's wholly owned subsidiary, Purchaser Corp. I, will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Newport News' results of operations will be included with Northrop Grumman's from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Fees and Expenses

   Northrop Grumman has retained Salomon Smith Barney Inc. to act as the dealer manager in connection with the offer and to provide various financial advisory services to Northrop Grumman in connection with the offer and merger. Salomon Smith Barney will receive reasonable and customary compensation for these services and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. Northrop Grumman has agreed to indemnify Salomon Smith Barney and related persons against various liabilities and expenses in connection with its services as the dealer manager and financial advisor, including various liabilities and expenses under the U.S. federal securities laws. From time to time, Salomon Smith Barney and its affiliates may actively trade the debt and equity securities of Northrop Grumman and Newport News for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. Salomon Smith Barney has in the past performed various investment banking and financial advisory services for Northrop Grumman for which they have received customary compensation.

   Northrop Grumman has retained D. F. King & Co., Inc. as information agent in connection with the offer and merger. The information agent may contact holders of Newport News shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and merger to beneficial owners of Newport News shares. Northrop Grumman will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Northrop Grumman has agreed to indemnify the information agent against various liabilities and expenses in connection with the offer, including various liabilities under the U.S. federal securities laws.

   In addition, Northrop Grumman has retained Mellon Investor Services LLC as the exchange agent. Northrop Grumman will pay the exchange agent reasonable and customary compensation for its services in connection with the offer and merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against various liabilities and expenses, including various liabilities under the U.S. federal securities laws.

   Northrop Grumman will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Newport News shares pursuant to the offer and merger. Northrop Grumman will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding merger materials to their customers.

Source and Amount of Funds

   The offer and merger are not conditioned upon any financing arrangements. In addition to the Northrop Grumman shares to be issued in connection with the offer and merger, Northrop Grumman estimates that the total amount of funds required to purchase all of the outstanding Newport News shares and to pay related fees and expenses will be between approximately $800,000,000 and $900,000,000, depending upon the actual number of Newport News shares outstanding. Northrop Grumman expects to fund the cash portion of the offer from working capital and its currently available line of credit.

   The line of credit is in the form of a five-year revolving credit facility, dated as of March 30, 2001, among Northrop Systems, Northrop Grumman and Litton, as borrowers, the lenders party thereto, The Chase Manhattan

Bank and Credit Suisse First Boston, as co-administrative agents, The Chase Manhattan Bank, as payment agent, Salomon Smith Barney Inc., as syndication agent, The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc., as co-documentation agents, and JP Morgan and Credit Suisse First Boston, as joint lead arrangers and joint bookrunners, with an aggregate principal amount of up to $2,500,000,000 which is referred to as Exhibit 10.3 in the registration statement of which this information statement/prospectus is a part. The facility is an unsecured senior credit facility and contains usual and customary affirmative and negative covenants, including 32 customary financial covenants. Interest rates for the loan will be adjusted LIBOR (which will at all times include statutory reserves) or the adjusted base rate, at Northrop Grumman's election, in each case plus spreads depending upon a schedule of certain specified Standard & Poor's and Moody's Investors Service's ratings of Northrop Grumman. Northrop Grumman may elect periods of one, two, three or six months for adjusted LIBOR borrowings under the loan. If Northrop Grumman's credit ratings remain the same and it were to borrow under the facility on, for example, June 20, 2001, then the interest rate under the five-year facility it would be LIBOR plus 1.025%. Northrop Grumman has no current plans or arrangements to finance or repay the borrowings, if and when it borrows under the facility.

Certain Relationships with Newport News

   Except as set forth in this information statement/prospectus, neither Northrop Grumman nor, to the best of its knowledge, any of Northrop Grumman's directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Newport News, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this information statement/prospectus, there have been no contacts, negotiations or transactions since January 1, 1998, between Northrop Grumman or, to the best of its knowledge, any of Northrop Grumman's directors, executive officers or other affiliates on the one hand, and Newport News or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Northrop Grumman, nor, to the best of its knowledge, any of Northrop Grumman's directors, executive officers or other affiliates has since January 1, 1998 had any transaction with Newport News or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the merger. As of the date of this information statement/prospectus Northrop Grumman beneficially owns 26,241,019 shares of Newport News common stock, representing approximately 80.7% of the outstanding Newport News shares as of December 5, 2001. No director of Northrop Grumman owns any shares of Newport News common stock.

   Confidentiality Agreement. Northrop Grumman and Newport News entered into a confidentiality agreement dated October 5, 2001 pursuant to which Northrop Grumman and Newport News agreed not to disclose the other's confidential information or to use the other's confidential information other than for the purpose of evaluating a possible transaction between Northrop Grumman and Newport News. This summary is qualified in its entirety by reference to the confidentiality agreement, which was filed with the SEC as Exhibit (e)(1) on Northrop Grumman's amended Schedule TO, dated October 9, 2001, and incorporated in this information statement/prospectus by reference.

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                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Certain members of Newport News management and the board of directors (as well as other employees of Newport News) have certain interests in the merger that are described below that are in addition to their interests as stockholders generally. The board of directors took these interests into account in adopting the merger agreement.

   Change in Control. The completion of the offer constituted a "change in control" for all purposes under Newport News' employee benefit plans and arrangements.

   Treatment of Stock Options, Performance Shares and Restricted Stock. Pursuant to the merger agreement, at the completion of the offer, Newport News cancelled each outstanding and unexercised option to purchase shares of Newport News common stock granted under any stock option plan, program, agreement or arrangement of Newport News or any of its subsidiaries (not including Newport News' Deferred Compensation Plan or Deferred Compensation Plan for Nonemployee Directors) which was outstanding and unexercised immediately prior to completion of the offer. In consideration of the cancellation, the holder of each option became entitled to receive a payment in cash from Newport News in an amount equal to the product of (x) the excess, if any, of the per share value of the offer consideration ($67.50) over the exercise price per share of Newport News common stock subject to the option and (y) the number of shares of Newport News common stock. The amounts that became payable in respect of this cancellation (net of the applicable exercise prices) at the completion of the offer to Messrs. Fricks, Schievelbein, Little, Clarkson, Ream, all other executive officers of Newport News as a group, and all directors of Newport News (including Mr. Fricks) as a group were $19,073,318, $8,557,741, $2,815,348, $4,073,021, $212,817, $11,860,857 and $20,694,223, respectively.

   In addition, pursuant to the merger agreement, at the completion of the offer, Newport News cancelled each right of any kind to receive shares of Newport News common stock or benefits measured by the value of a number of shares of Newport News common stock which was outstanding immediately prior to completion of the offer. In consideration of the cancellation, the holder of each stock-based award became entitled to receive a payment in cash from Newport News in an amount equal to the product of (x) the per share value of the offer consideration ($67.50) and (y) the number of shares of Newport News common stock subject to the stock-based award. Each of these holders elected to defer payment to a deferred compensation plan and was credited with a fully vested amount of cash equal to the payment.

   Pursuant to the merger agreement, at the completion of the offer, each award of any kind consisting of shares of Newport News common stock issued under a stock plan which was outstanding immediately prior to completion of the offer but was then not vested became fully vested, and each holder was allowed to tender the Newport News stock-based award pursuant to the offer on a guaranteed delivery of shares basis with all of the same rights and limitations as any other tendering stockholder. The number of shares of Newport News common stock that became vested at the completion of the offer held by Messrs. Fricks, Schievelbein, Little, Clarkson, Ream, all other executive officers of Newport News as a group, and all directors of Newport News (including Mr. Fricks) as a group are 0, 0, 0, 0, 7,500, 0 and 11,186, respectively.

   Deferred Compensation Plans. In connection with the offer and the merger, Newport News amended its Deferred Compensation Plan and Deferred Compensation Plan for Nonemployee Directors to provide that the account balances for all participants will be valued and paid out ninety days following the completion of the offer. The value of the deferred compensation that became vested and payable at the completion of the offer, as of September 30, 2001, plus the amounts that were deferred in respect of stock-based awards at the completion of the offer (as described above), to Messrs. Fricks, Schievelbein, Little, Clarkson, Ream, all other executive officers of Newport News as a group, and all directors of Newport News (including Mr. Fricks) as a group are $17,044,055, $8,704,253, $3,833,666, $4,000,862, $563,400, $15,047,554 and
$17,283,667, respectively.

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   Annual Incentive Plan. In connection with the offer and the merger, Newport
News amended its Annual Incentive Plan to provide that:

   (1) at the completion of the offer, Messrs. Fricks, Schievelbein, Little, Clarkson and Ream became entitled to be paid full-year (not pro rated) annual bonuses assuming performance was achieved at the maximum level (the amounts that became payable to Messrs. Fricks, Schievelbein, Little, Clarkson and Ream are $1,430,000, $652,500, $275,000, $261,000
       and $372,000, respectively);

   (2) with respect to participants who are not described in clause (1) above, upon termination of employment on or before December 31, 2001, either by Newport News other than for cause or, in the case of participants in the Change in Control Severance Plan (as defined below), by such participant due to constructive termination under the Change in Control Severance Plan, the participant will be paid a pro rata annual bonus based on the higher of target or actual Company performance through termination of employment; and

   (3) with respect to participants who are not described in clause (1) above and remain employed through December 31, 2001, an annual bonus based on actual Company performance for the 2001 plan year.

   Restoration Plan. In connection with the offer and the merger, Newport News amended its Retirement Benefit Restoration Plan to clarify that any employees in a position designated as ECP Level 5 or above are eligible to participate in such plan, and to clarify that any amounts paid under the Annual Incentive Plan for 2001 will be taken into account for purposes of determining benefits payable under the Retirement Benefit Restoration Plan.

   SERP. In connection with the offer and the merger, Newport News amended its Supplemental Executive Retirement Plan to clarify that any amounts paid under the Annual Incentive Plan for 2001 will be taken into account for purposes of determining benefits payable under the Supplemental Executive Retirement Plan.

   Change in Control Severance Plan. In connection with the offer and the merger, Newport News amended its Change in Control Severance Benefit Plan for Key Executives (referred to herein as the "Change in Control Severance Plan") to require that the obligations accrued under the Change in Control Severance Plan be funded in the rabbi trust (which is described below), to clarify that any amounts paid under the Annual Incentive Plan for 2001 will be taken into account for purposes of determining benefits payable under the Change in Control Severance Plan, and to clarify that certain executives may voluntarily terminate their employment for any reason or no reason within the 30 day period following the first anniversary of the change in control and receive severance payments and benefits under the Change in Control Severance Plan. If, immediately following the completion of the merger, the employment of each executive officer were involuntarily terminated (including as a result of a termination without cause or due to constructive termination under the Change in Control Severance Plan), the estimated amounts of cash payments (including severance payments and any additional change in control benefits under the Retirement Benefit Restoration Plan and Supplemental Executive Retirement Plan) that could become payable to Messrs. Fricks, Little, Clarkson, Ream and all other executive officers of Newport News as a group (excluding Mr. Schievelbein) as a result of the offer and the merger are $6,193,487, $3,585,600, $2,502,902, $1,488,000, and $5,066,069, respectively. The foregoing amounts exclude any payments that may be required to be made in respect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

   Rabbi Trust. At the completion of the offer, Newport News became obligated to fund the rabbi trust within 30 days of that event. The rabbi trust is an irrevocable trust, the assets of which may be used only to pay amounts under certain specified benefit plans to which the rabbi trust applies, unless Newport News becomes insolvent, in which case the assets in the trust will be available to satisfy the claims of creditors. In connection with the offer and the merger, Newport News amended the rabbi trust to provide that the amounts to be funded pursuant to the underlying trust agreement will include the estimated amount of severance or other benefits that may become

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payable to participants of the specified benefit plans, assuming for such purpose that such participants were terminated immediately following the completion of the offer under circumstances that would give rise to their entitlement to such benefits. The plans and agreements to which the rabbi trust applies are the Change in Control Severance Plan, the Deferred Compensation Plan, the Retirement Benefit Restoration Plan, the Supplemental Executive Retirement Plan and the employment agreements with Messrs. Fricks and Schievelbein. The amount of Newport News' funding obligation with respect to the rabbi trust is approximately $210,000,000.

   Agreement with Mr. Schievelbein. Northrop Grumman has entered into a retention bonus agreement with Mr. Schievelbein for a two-year period beginning at the completion of the offer. The retention bonus agreement became effective upon completion of the offer and replaced his prior employment agreement at that time. During each year of the two-year period, Northrop Grumman will pay him at least $435,000 in base salary and a bonus of at least $400,000. Northrop Grumman will also grant him stock options to purchase 15,000 shares of Northrop Grumman common stock with a four-year vesting schedule and 8,000 shares of restricted stock with a three-year performance period. Northrop Grumman will also pay him retention bonus payments of $2,787,500 no later than January 31, 2003 and $1,087,500 thirty days following the second anniversary of the completion of the offer, so long as he has remained continuously employed with Northrop Grumman through such dates. Mr. Schievelbein will also receive each of the retention bonus payments if Northrop Grumman terminates his employment other than for cause, or if he terminates his employment following certain adverse job-related actions by Northrop Grumman (for example, a reduction in his compensation or relocation to which he does not consent), or if he dies or becomes permanently disabled. If his termination is for any other reason, he will forfeit any unpaid benefits under the retention bonus agreement. Northrop Grumman will also provide Mr. Schievelbein with an enhanced supplemental retirement benefit by adding three years to both his years of service and years of participation under the plan and five years to his age under the plan.

   By entering into the retention bonus agreement, Mr. Schievelbein waived his right to terminate his employment during the two-year period following the completion of the offer and receive severance pay under Newport News' Change in Control Severance Benefit Plan for Key Employees; provided, however, that Northrop Grumman has agreed that a termination of employment by Mr. Schievelbein following certain adverse job-related actions by Northrop Grumman shall be deemed for purposes of the Change in Control Severance Plan to be a termination of employment due to a "constructive termination;" provided, further, that in such event the severance benefits that he would be entitled to receive under the Change in Control Severance Plan will be offset (other than any required continuation of welfare benefits) by any cash payments or benefit credits provided to him pursuant to the bonus retention agreement. Except as modified by the bonus retention agreement, Mr. Schievelbein will continue to retain all of his rights under the Change in Control Severance Plan (including, without limitation, rights relating to the gross-up payment for any so-called "golden parachute" excise taxes and related taxes). In addition, any cash payments and benefit credits provided to him pursuant to the bonus retention agreement, when paid, will reduce the severance benefits payable to Mr. Schievelbein under that plan.

   Agreement with Mr. Fricks. In connection with the offer and the merger, Newport News has amended its employment agreement with Mr. Fricks to provide corporate aircraft service for up to 30 hours of airtime per year until his normal retirement date at age 65, grossed-up for federal and state income tax purposes.

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                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

   The discussion below reflects the opinion of Fried, Frank, Harris, Shriver & Jacobson, outside counsel to Northrop Grumman, as to the material U.S. federal income tax consequences of the offer and the merger to Newport News, and the holders of Newport News common stock who are citizens or residents of the United States or that are domestic corporations. The discussion below:

  . is based upon current provisions of the Internal Revenue Code, currently applicable Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative decisions, all of which are subject to change, possibly with retroactive effect;

  . does not purport to address all aspects of U.S. federal income taxation that may affect particular stockholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect stockholders to which special provisions of the U.S. federal income tax laws may apply based on their particular circumstances or status (see "--Qualifications" below);

  . assumes that the shares of Newport News common stock are held as capital assets;

  . assumes that the offer and the merger and related transactions will take place in accordance with all of the terms and conditions of the merger agreement without the waiver or modification of any of those terms or conditions; and

  . does not address possible tax consequences of the offer or the merger under foreign, state or local laws.

   Neither Northrop Grumman nor Newport News has requested a ruling from the Internal Revenue Service with regard to any of the U.S. federal income tax consequences of the offer or the merger. The opinions of counsel will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in Fried, Frank, Harris, Shriver & Jacobson's opinions and that a court would not sustain a challenge of that type.

General Considerations--Tax Opinion--Direction of the Merger.

   Under the merger agreement, the merger will be effected by merging Newport News with and into Purchaser Corp. I, with Purchaser Corp. I surviving. Fried, Frank, Harris, Shriver & Jacobson has provided an opinion, based on certain assumptions and representations of Northrop Grumman and Newport News that if the merger is effected in this manner, the offer and the merger will be treated for federal income tax purposes as a single integrated transaction that constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, Northrop Grumman and Newport News will seek to have Fried, Frank, Harris, Shriver & Jacobson confirm its opinion at the time of the merger, based on the actual facts existing at the time.

   In the event the confirming opinion referred to above cannot be obtained, the merger will be restructured as a merger of Purchaser Corp. I into Newport News. If the merger is restructured, the offer and the merger will not qualify as a reorganization and the exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to the offer or merger will be a fully taxable transaction to the Newport News stockholders. See "Tax Consequences if the Offer and the Merger Are Not Treated as a Reorganization" below.

   The principal assumptions underlying the opinion of Fried, Frank, Harris, Shriver & Jacobson are that:

  . Representations, in all material respects the same as those provided by Northrop Grumman, Purchaser Corp. I and Newport News at the time of the initial opinion can and will be provided at the time of the merger based on the actual facts existing at that time.

  . The offer, the merger and related transactions will take place in accordance with all of the terms and conditions of the offer and the merger agreement without the waiver or modification of any of those terms or conditions.

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  .  The value of the Northrop Grumman stock issued to Newport News stockholders pursuant to the offer and the merger will represent a sufficient percentage of the value of all consideration furnished to the Newport News stockholders in the offer and the merger to satisfy the continuity of shareholder interest requirement of Treas. Reg. 1.368- 1(e). The initial opinion assumes that at least a 45% level of continuity would be achieved. For this purpose, consideration paid in the offer or the merger to Newport News or its Stock Employee Compensation Trust would not be taken into account. In addition, consideration paid in the offer for any Newport News common stock issued after the date of the merger agreement pursuant to the exercise of stock options, for "restricted stock" or for Newport News common stock held at the date of the merger agreement by the Stock Employee Compensation Trust that is sold to third parties in accordance with the merger agreement before the offer closes, will or will not be taken into account, depending on which treatment produces the lowest level of continuity. For purposes of determining continuity, the value of Northrop Grumman stock issued in the offer will be the lesser of the value of such stock on the date the offer closes or the date the merger occurs.

Tax Consequences of the Offer and the Merger if They Are Treated as a Reorganization

   Assuming the offer and the merger are treated together as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material federal income tax consequences to Newport News and Newport News stockholders of the offer and the merger are as set forth below. For a discussion of the tax consequences if the offer and the merger are not treated as a reorganization, see "Tax Consequences if the Offer and the Merger Are Not Treated as a Reorganization" below.

Consequences to Newport News Stockholders

   Only Shares of Northrop Grumman Common Stock Received. Except as discussed below with respect to cash received in lieu of a fractional share of Northrop Grumman common stock, a Newport News stockholder who receives solely shares of Northrop Grumman common stock in exchange for the holder's shares of Newport News common stock will not recognize gain or loss. The tax basis of the shares of Northrop Grumman common stock will be the same as the tax basis of the shares of Newport News common stock exchanged. The holding period of the shares of Northrop Grumman common stock received will include the holding period of the shares of Newport News common stock exchanged.

   Only Cash Received. A Newport News stockholder who receives solely cash in the offer and the merger in exchange for the stockholder's shares of Newport News common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the exchanged shares of Newport News common stock. This capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to his or her Newport News common stock exceeds one year as of the effective time of the exchange pursuant to the offer or the merger, as the case may be. If, however, a stockholder who receives solely cash in the offer and the merger constructively owns shares of Newport News common stock for which consideration other than cash will be received, or actually or constructively owns shares of Northrop Grumman common stock after the offer and the merger, the consequences to the stockholder may be similar to those discussed below under "--Shares of Northrop Grumman Common Stock and Cash Received--Treatment of Gain Recognized," except that the amount of consideration treated as a dividend might not be limited to the amount of the stockholder's gain realized in the transaction. See also "--Shares of Northrop Grumman Common Stock and Cash Received--Effect of Overlapping or Constructive Ownership" for a general discussion of the effect of a stockholder's overlapping or constructive ownership on the dividend/capital gain issue.

Shares of Northrop Grumman Common Stock and Cash Received

   General. Except as discussed below with respect to cash received in lieu of a fractional share of Northrop Grumman common stock, a Newport News stockholder who receives both shares of Northrop Grumman common stock and cash in exchange for shares of Newport News common stock will recognize gain equal to the lesser of:

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  .  the amount, if any, by which the sum of the amount of cash and fair market value, as of the effective time of the exchange pursuant to the offer or the merger as the case may be, of Northrop Grumman common stock received with respect to the stockholder's Newport News stock exceeds the stockholder's tax basis in the Newport News common stock exchanged; and

  .  the amount of cash received in the exchange.

   No loss will be recognized in the exchange. For this purpose gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares cannot be used to offset a gain realized on another block of shares. Any recognized capital gain will be long-term capital gain if the stockholder's holding period with respect to its Newport News common stock exceeds one year as of the effective time of the exchange pursuant to the offer or the merger, as the case may be.

   Treatment of Gain Recognized. Any gain recognized will be treated as gain from the sale or exchange of stock, except in the circumstances described in this paragraph. These circumstances primarily include cases where there is overlapping or constructive ownership or where the stock election is oversubscribed. A Newport News stockholder will be required to treat any gain recognized as a dividend, to the extent of the stockholders' ratable share of earnings and profits, if, as a result of the deemed redemption described in step (2) below, the stockholders' interest in Northrop Grumman was not reduced sufficiently to cause the cash received to be not "essentially equivalent to a dividend" under Section 302 of the Internal Revenue Code. Whether a stockholder's interest was reduced sufficiently to cause the cash received to be not "essentially equivalent to a dividend" requires a determination based on a stockholder's particular facts and circumstances. However, the Internal Revenue Service has indicated in published rulings that a distribution that results in any reduction in interest of a small, minority stockholder in a publicly held corporation will sufficiently reduce the stockholder's interest in the corporation if the stockholder exercises no control with respect to corporate affairs. In addition, if the deemed redemption described in step (2) below is "substantially disproportionate" with respect to the stockholder, the gain recognized will be taxed as capital gain. The deemed redemption generally will be substantially disproportionate if the percentage of Northrop Grumman common stock owned after the deemed redemption described in step (2) below is less than 80 percent of the percentage of Northrop Grumman common stock owned after step (1) below.

   For purposes of determining whether a stockholder's interest has been reduced, a Newport News stockholder will be treated as if the stockholder had engaged in a hypothetical transaction in which the stockholder and all other Newport News stockholders (though it is unclear whether Newport News stockholders who receive solely cash in the offer and the merger are counted for this purpose) (1) received solely shares of Northrop Grumman common stock in exchange for all of their shares of Newport News common stock, and (2) thereafter had a portion of those shares of Northrop Grumman common stock redeemed for the cash portion of the consideration pursuant to the merger. A Newport News stockholder's hypothetical interest in Northrop Grumman after step
(1) is compared to the stockholder's interest in Northrop Grumman subsequent to the deemed redemption in step (2). In each case, subject to limited exceptions, shares of Northrop Grumman common stock actually or constructively owned, under the constructive ownership rules described in "--Effect of Overlapping or Constructive Ownership" below, by a stockholder will be considered owned for purposes of applying these tests.

   Effect of Overlapping or Constructive Ownership. Under the applicable constructive ownership rules of Section 318 of the Internal Revenue Code, a stockholder will, in general, be treated as owning shares owned by some family members and other related entities, or that are subject to options owned or deemed owned by that person. The actual or constructive ownership of shares of Northrop Grumman or Newport News common stock may have the effect of causing a Newport News stockholder who would otherwise qualify for capital gain treatment to fail to so qualify and subject the stockholder to dividend treatment on the cash portion of the offer or the merger consideration to the extent of the stockholder's ratable share of earnings and profits, even if the stockholder receives solely cash in the offer and the merger. Therefore, Newport News stockholders who:

  .  constructively own shares of Newport News common stock; or

  .  actually or constructively own shares of Northrop Grumman common stock;

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should consult their tax advisors as to the tax consequences of receiving cash, whether or not the stockholder intends to make a stock election.

   Tax Basis and Holding Period of Shares of Northrop Grumman Common Stock Received in the Offer and the Merger. The tax basis of the shares of Northrop Grumman common stock received in the offer and the merger will be the same as the tax basis of the exchanged shares of Newport News common stock, increased by the amount of gain recognized on the exchange with respect to those shares of Newport News common stock, decreased by the tax basis of any portion of those shares of Newport News common stock that are converted into cash in lieu of receipt of a fractional share of Northrop Grumman common stock, and further decreased by the amount of cash received with respect to those shares of Newport News common stock, other than cash received in lieu of a fractional share interest. The holding period of the shares of Northrop Grumman common stock received will include the holding period of the exchanged shares of Newport News common stock.

   Fractional Shares

   A Newport News stockholder who receives cash in lieu of a fractional share of Northrop Grumman common stock should be treated as having received the fractional share of Northrop Grumman common stock and then having exchanged the fractional share for cash in a redemption by Northrop Grumman. Gain or loss recognized as a result of that exchange would generally be equal to the cash amount received for the fractional share of Northrop Grumman common stock less the proportion of the stockholder's tax basis in shares of Newport News common stock exchanged and allocable to the fractional share of Northrop Grumman common stock. It is possible, however, that the cash received in lieu of a fractional share of Northrop Grumman common stock would instead be treated in the same manner as other cash received in the offer and the merger. See "--Shares of Northrop Grumman Common Stock and Cash Received."

   Consequences to Northrop Grumman and Newport News

   Neither Northrop Grumman nor Newport News will recognize gain or loss as a result of the offer and the merger.

Tax Consequences if the Offer and the Merger Are Not Treated as a
Reorganization.

   Consequences to the Newport News Stockholders. If the offer and the merger are not treated as a reorganization, because of a restructuring of the merger or otherwise, a sale or exchange of Newport News common stock pursuant to the offer or the merger will generally constitute a fully taxable transaction to an exchanging Newport News stockholder, including a Newport News stockholder who receives only Northrop Grumman stock pursuant to the offer or the merger. Accordingly, a Newport News stockholder will generally recognize capital gain or loss equal to the difference between the amount of cash plus the fair market value of any Northrop Grumman stock received and the tax basis of the shares of Newport News common stock exchanged therefor. This capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to his or her Newport News common stock exchanged exceeds one year as of closing of the offer, in the case of shares exchanged in the offer, and one year as of the closing of the merger, in the case of shares exchanged pursuant to the merger. In that case, the basis of any Northrop Grumman stock received in the offer will be the fair market value of such stock at the time the offer closes, in the case of shares exchanged in the offer, and the fair market value of such stock the time the merger closes, in the case of shares exchanged pursuant to the merger. The holding period of any Northrop Grumman stock received in or offer or the merger, will begin on the day after the offer closes, in the case of Northrop Grumman stock received in the offer and on the date after the merger closes in the case of Northrop Grumman stock received pursuant to the merger.

   Consequences to Northrop Grumman and Newport News. If the offer and the merger fail to qualify as a reorganization because the merger is restructured, neither Northrop Grumman nor Newport News will recognize gain or loss as a result of the offer and the merger. If the merger fails to qualify as a reorganization for some other reason, Newport News could, under some circumstances, be required to recognize gain equal to the excess of the fair market value of its assets over their tax basis.

   Backup Withholding. For a discussion of potential backup withholding with respect to consideration received by Newport News stockholders, see the prospectus, dated November 13, 2001, which was previously mailed to stockholders.

   Qualifications. As noted above, the foregoing discussion does not address aspects of U.S. federal income taxation that may be relevant to Newport News stockholders to which special provisions of the U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of U.S. federal income taxation that may be relevant to:

  .  dealers in securities or currencies;

  .  traders in securities;

  .  financial institutions;

  .  tax-exempt organizations;

  .  insurance companies;

  . persons holding shares of Newport News common stock as part of a hedging, "straddle" conversion or other integrated transaction;

  .  non-United States persons;

  .  persons whose functional currency is not the United States dollar;

  . persons who acquired their shares of common stock through the exercise of employee stock options or otherwise as compensation; or

  .  stockholders who exercise appraisal rights.

   The preceding discussion sets forth the material U.S. federal income tax consequences of the offer and the merger but does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, Newport News stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the offer and the merger, including tax return reporting requirements, whether gain, if any, will be treated as capital gain or a dividend, the applicability and effect of U.S. federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   Northrop Grumman common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "NOC." Newport News common stock is listed on the New York Stock Exchange under the symbol "NNS." The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the New York Stock Exchange and the dividends declared on Northrop Grumman common stock and on Newport News common stock.

                                                   Northrop Grumman          Newport News
                                                     Common Stock            Common Stock
                                               ------------------------ -----------------------
                                                High    Low   Dividends  High   Low   Dividends
                                               ------- ------ --------- ------ ------ ---------
1999:
   First Quarter.............................. $ 75.63 $56.63   $0.40   $34.00 $27.00   $0.04
   Second Quarter.............................   73.88  57.31    0.40    34.25  25.69    0.04
   Third Quarter..............................   75.94  59.56    0.40    32.94  29.75    0.04
   Fourth Quarter.............................   63.31  47.00    0.40    33.00  24.75    0.04
2000:
   First Quarter..............................   55.63  42.63    0.40    30.75  24.94    0.04
   Second Quarter.............................   81.38  51.19    0.40    37.75  27.38    0.04
   Third Quarter..............................   93.25  64.38    0.40    45.56  36.50    0.04
   Fourth Quarter.............................   93.88  74.00    0.40    57.69  41.88    0.04
2001:
   First Quarter..............................   99.09  79.13    0.40    57.75  45.19    0.04
   Second Quarter.............................   97.06  76.41    0.40    65.69  47.94    0.04
   Third Quarter..............................  104.50  76.41    0.40    67.50  60.94    0.04
   Fourth Quarter (through December 12, 2001).  110.56  88.50    0.40    73.84  66.25    0.04

--------
(a) For comparability, quarterly dividend amounts for Newport News are based on the Newport News quarterly financial statement periods instead of the calendar quarterly periods.

   As of November 29, 2001, Newport News had 32,512,951 shares issued and outstanding with the shares of common stock being Newport News' only class of voting securities that would be entitled to vote for directors at a stockholders meeting if one were to be held, each share being entitled to one vote of these shares, with 26,241,019 or 80.7% held by Northrop Grumman. On May 8, 2001, the last full trading day prior to the public announcement of the offer and the merger, the last sale price per Northrop Grumman common share on the New York Stock Exchange was $91.50 and the last sale price per Newport News common share was $65.00. On December 12, 2001, the most recent practicable date prior to the filing of this information statement/prospectus, the last sale price of Newport News' common stock was $68.20 and the last sale price of Northrop Grumman was $94.64.

                 DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK

   The following description of the terms of the capital stock of Northrop Grumman is not meant to be complete and is qualified by reference to Northrop Grumman's certificate of incorporation, which is incorporated by reference. See "Where You Can Find More Information."

   Northrop Grumman has authority to issue 400,000,000 shares of common stock, par value $1.00 per share. As of October 26, 2001, 85,793,930 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange and on the Pacific Exchange.

   Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by the Northrop Grumman board of directors.

   Voting Rights. Each holder of Northrop Grumman common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights for the election of directors.

   Liquidation. If Northrop Grumman liquidates, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of its liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

   Owner Rights. Northrop Grumman's outstanding common shares are fully paid and nonassessable. The holders of Northrop Grumman's common stock do not have any preemptive, conversion or redemption rights.

   Registrar and Transfer Agent. The registrar and transfer agent for the Northrop Grumman common stock is EquiServe Trust Company.

   Preferred Share Purchase Rights. Northrop Grumman has adopted a rights plan pursuant to which a preferred share purchase right is attached to each share of common stock that is or becomes outstanding prior to October 31, 2008. The rights become exercisable 10 days after the public announcement that any person or group has (1) acquired 15% or more of the outstanding shares of Northrop Grumman common stock, or (2) initiated a tender offer for shares of Northrop Grumman common stock, which, if completed, would result in any person or group acquiring 15% or more of the outstanding shares of Northrop Grumman common stock. Once exercisable, each right will entitle the holder to purchase one one-thousandth of a share of Northrop Grumman Series A junior participating preferred stock, par value $1.00 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. Alternatively, under some circumstances involving an acquisition of 15% or more of Northrop Grumman common stock outstanding, each right will entitle its holder to purchase, at a fifty percent discount, a number of shares of Northrop Grumman common stock having a market value of two times the exercise price of the right. Northrop Grumman may (1) exchange the rights at an exchange ratio of one share of Northrop Grumman common stock per right, and (2) redeem the rights, at a price of $0.01 per right, at any time prior to an acquisition of 15% or more of the outstanding shares of Northrop Grumman common stock by any person or group.

   Some Important Charter and Statutory Provisions. Northrop Grumman's certificate of incorporation provides for the division of the Northrop Grumman board of directors into three classes of directors, each serving staggered, three year terms. Northrop Grumman's certificate of incorporation further provides generally that any alteration, amendment or repeal of the sections of the certificate of incorporation dealing with the following subjects requires the approval of the holders of at least 80% of the outstanding voting power, unless the action is approved by a majority of the Northrop Grumman board of directors:

  .  the election and classification of the board of directors;

  .  liability of directors; and

  .  the vote requirements for amendments to the certificate of incorporation.

If any of these changes to the certificate of incorporation are approved by the Northrop Grumman board of directors, the approval of a majority of the outstanding voting power is required to make these changes effective.

   These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Northrop Grumman.

COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN SHARES AND NEWPORT NEWS
                                    SHARES

   Upon completion of the merger, stockholders of Newport News will be entitled to become stockholders of Northrop Grumman, rather than stockholders of Newport News. As Northrop Grumman stockholders, the rights of former Newport News stockholders will be governed by Northrop Grumman's charter and bylaws, which differ in material respects from Newport News' charter and bylaws. Delaware is the jurisdiction of incorporation of Northrop Grumman and Newport News and as such stockholders will continue to be governed by the Delaware General Corporation Law.

   The following is a comparison of:

  . the current rights of Newport News stockholders under the Delaware General Corporation Law and the Newport News charter and bylaws; and

  . the rights Newport News stockholders would have as Northrop Grumman stockholders under the Delaware General Corporation Law and the Northrop Grumman charter and bylaws upon the completion of the offer and the merger.

   The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, the Newport News charter and bylaws, and the Northrop Grumman charter and bylaws, as appropriate. Copies of the Newport News charter and bylaws and the Northrop Grumman charter and bylaws are incorporated by reference herein and will be sent to Newport News stockholders, upon request. See "Where You Can Find More Information."

                      Northrop Grumman                                          Newport News
-----------------------------------------------------------------------------------------------------------------
                                               Board of Directors
-----------------------------------------------------------------------------------------------------------------

                                               Classified Boards
-----------------------------------------------------------------------------------------------------------------
Delaware law permits a certificate of incorporation to       The Newport News charter provides that the board
provide that a board of directors be divided into classes,   of directors is to be divided into three classes of
with each class having a term of office longer than one      directors, each as nearly equal in number as
year but no longer than three years.                         possible, with each director elected for a term
                                                             expiring at the third succeeding annual meeting of
The Northrop Grumman charter provides that the board of      stockholders after his or her election.
directors is to be divided into three classes of directors,
each as nearly equal in number as possible, with each
director elected for a term expiring at the third succeeding annual meeting of stockholders after his or her election.

                                              Removal of Directors
-----------------------------------------------------------------------------------------------------------------
The Northrop Grumman charter provides that directors         The Newport News charter and bylaws are silent
may be removed only for cause and only by the                as to removal of directors. As such Delaware law
affirmative vote of the holders of not less than 80% of      governs and provides for removal of directors only
the voting power of all outstanding shares of capital        for cause by a vote of the holders of a majority of
stock of Northrop Grumman having general voting              the then outstanding shares entitled to vote.
power entitled to vote in connection with the election of
a director, regardless of class and voting together as a
single voting class; provided, however, that where the
removal is approved by a majority of Continuing
Directors (as defined in the Northrop Grumman charter),
the affirmative vote of a majority of the voting power of
all outstanding shares of Voting Stock entitled to vote in
connection with the election of that director, regardless
of class and voting together as a single voting class, is
required for approval of removal.

                     Northrop Grumman                                         Newport News
---------------------------------------------------------------------------------------------------------------

                                          Filling of Board Vacancies
---------------------------------------------------------------------------------------------------------------
In accordance with the Delaware General Corporation        The Newport News charter provides that any
Law, under the Northrop Grumman charter vacancies          vacancy on the board of directors that results in
and newly created directorships may be filled solely by    an increase in the number of directors may be
a majority of the directors then in office or a sole       filled by a majority of the board of directors then
remaining director (even though less than a quorum).       in office, provided that a quorum is present. Any
However, the Delaware General Corporation Law also         other vacancy occurring in the board of directors
provides that if the directors then in office constitute   may be filled by a majority of the directors then
less than a majority of the corporation's board of         in office, even if less than a quorum, or by a sole
directors, then, upon application by stockholders          remaining director.
representing at least 10% of outstanding shares entitled
to vote for those directors, the Court of Chancery may
order a stockholder election of directors to be held.

                                                Size of Board
---------------------------------------------------------------------------------------------------------------
The Northrop Grumman bylaws provide that the number        The Newport News charter and bylaws provide
of directors shall be fixed from time to time by           that the number of directors shall consist of not
resolution of the board of directors but shall not be less less than 3 nor more than 16 directors, with the
than 3. As of November 8, 2001, the board of directors     exact number of directors to be determined from
shall consist of 10 directors until changed as provided in time to time by the board of directors pursuant to
the bylaws.                                                a resolution adopted by the affirmative vote of a
                                                           majority of the entire board of directors.

                                                      Quorum
--------------------------------------------------------------------------------------------------------------------
The Northrop Grumman bylaws provide for a quorum of        A majority of the directors then in office (but not less
a majority of the board of directors, except that when the than one-third of the total number of directors board of directors consists of one director, then the one  constituting the entire board of directors) shall
director shall constitute a quorum.                        constitute a quorum.

----------------------------------------------------------------------------------------------------------------
                                             Stockholders Meeting
----------------------------------------------------------------------------------------------------------------

                                                Annual Meeting
----------------------------------------------------------------------------------------------------------------
Held between May 1 and July 1 of each year on such       Held on date fixed by board of directors.
date as fixed by the board of directors.

                                           Calling a Special Meeting
----------------------------------------------------------------------------------------------------------------
Under the Northrop Grumman charter and bylaws,           Subject to the rights of the holders of any series of
special stockholder meetings may be called at any time   preferred stock to elect directors under specified
by a majority of the board of directors, the Chairman of circumstances, special meetings shall be called by the
the board of directors or by the President and Chief     board of directors on the date the board of directors
Executive Officer.                                       designates.

                    Northrop Grumman                                          Newport News
----------------------------------------------------------------------------------------------------------------

                                              Quorum Requirements
----------------------------------------------------------------------------------------------------------------
The presence in person or by proxy of the holders of a    The presence in person or by proxy of the holders
majority of the shares entitled to vote at the meeting    of a majority of the shares entitled to vote at the
constitutes a quorum for that meeting, except as          meeting constitutes a quorum for that meeting,
otherwise provided by the Delaware General                except as otherwise provided by the Delaware
Corporation Law.                                          General Corporation Law.

                                          Certain Voting Requirements
----------------------------------------------------------------------------------------------------------------

Under the Northrop Grumman bylaws (except as              Under the Newport News bylaws (except as
otherwise provided by the Northrop Grumman charter or     otherwise provided by law, the bylaws or the
by applicable law), action by Northrop Grumman            charter), the vote of a majority of any quorum is
stockholders generally is taken by the affirmative vote,  sufficient to elect directors and to pass any at a meeting at which a quorum is present, of a majority  resolution within the power of the holders of all the of the outstanding shares entitled to vote on that action outstanding shares.
(including certain extraordinary actions, including
mergers, consolidations and amendments to the
Northrop Grumman charter). However, the Northrop
Grumman charter requires the affirmative vote of the
holders of not less than 80% of outstanding shares of
voting stock to approve an amendment of certain articles
in the charter. The charter also requires a supermajority
(80%) stockholder vote to approve a Business
Combination (as defined in the Northrop Grumman
charter) involving specific related persons.

                                     Stockholder Action by Written Consent
----------------------------------------------------------------------------------------------------------------

Under the Northrop Grumman charter and bylaws, any        Under the Newport News bylaws, any person
action required or permitted to be taken by stockholders  seeking to have stockholders authorize or take must be effected at a duly called annual meeting or at a  corporate action by written consent without a
special meeting of stockholders, unless any action        meeting must request to the Secretary that a record
requiring or permitting stockholder approval is approved  date be fixed for such purpose. Consents must be by a majority of the continuing directors, in which case  signed by a sufficient number of stockholders to
that action may be authorized or taken by the written     take that action and delivered to Newport News.
consent of the holders of outstanding shares of voting
stock (as defined in the Northrop Grumman charter)
having not less than the minimum voting power that
would be necessary to authorize or take such action at a
meeting of stockholders at which all shares entitled to
vote thereon were present and voted provided all other
requirements of applicable law and the charter have
been satisfied.


                   Northrop Grumman                                        Newport News
-------------------------------------------------------------------------------------------------------------

                        Advance Notice for Stockholder Nomination and Other Business
-------------------------------------------------------------------------------------------------------------
The Northrop Grumman bylaws provide that with          To be properly brought before the meeting,
respect to any stockholder meeting, nominations of     business must be either (a) specified in the notice
persons for election to the board of directors and the of meeting (or any supplement thereto) given by or proposal of business to be considered by stockholders  at the direction of the board of directors, (b)
may be made only (a) by or at the direction of the     otherwise properly brought before the meeting by
board of directors, (b) by a stockholder of record who or at the direction of the board of directors, or
is entitled to vote and who has complied with the      (c) otherwise properly brought before the meeting
advance notice procedures set forth in the bylaws, or  by a stockholder entitled to vote at that meeting. In
(c) pursuant to Northrop Grumman's notice with         addition to any other applicable requirements, for
respect to that meeting.                               business to be properly brought before the annual
                                                       meeting by a stockholder, the stockholder must
                                                       have given timely notice in writing to the Secretary
                                                       of Newport News. To be timely, a stockholder's
                                                       notice shall be delivered to the secretary at the
                                                       principal executive offices of Newport News not
                                                       later than the close of business on the seventieth
                                                       day nor earlier than the close of business on the
                                                       ninetieth day prior to the first anniversary of the
                                                       preceding year's annual meeting.

                     Northrop Grumman                                          Newport News
--------------------------------------------------------------------------------------------------------------
                                    Amendments to Organizational Documents
--------------------------------------------------------------------------------------------------------------
                                         Certificate of Incorporation
--------------------------------------------------------------------------------------------------------------
Under the Delaware General Corporation Law, the             Subject to the charter and applicable law, Newport
affirmative vote of the holders of a majority of the        News reserves the right to amend, alter, change or
outstanding shares entitled to vote is required to amend    repeal any provision contained in the charter.
the Northrop Grumman charter. In addition,
amendments that make changes relating to the capital        The same Delaware law provisions regarding
stock by increasing or decreasing the par value or the      amendments to the certificate of incorporation
aggregate number of authorized shares of a class or that    applicable to Northrop Grumman are also applicable
adversely affect the rights of that class, must be          to Newport News.
approved by the affirmative vote of the holders of a
majority of the outstanding shares of each class of stock
affected, unless, in the case of an increase in the number
of shares, the certificate of incorporation takes away that
right, and provided that, if the amendment adversely
affects some series, then only those series have such
vote. The Northrop Grumman charter provides that
specified articles may be adopted, repealed, rescinded,
altered or amended only by the affirmative vote of the
holders of not less than 80% of the voting power of all
outstanding shares of voting stock, regardless of class
and voting together as a single voting class, and where
that action is proposed by an interested stockholder (as
defined in the Northrop Grumman charter) or an
associate or affiliate (each as defined in the Northrop
Grumman charter) of an interested stockholder, by the
majority of the voting power of all of the outstanding
shares of voting stock, voting together as a single class,
other than shares held by the interested person; provided,
however, that where the action is approved by a majority
of the continuing directors (as defined in the Northrop
Grumman charter), the affirmative vote of a majority of
the voting power of all outstanding shares of voting
stock, regardless of class and voting together as a single
voting class shall be required for approval of that action.


                     Northrop Grumman                                           Newport News
------------------------------------------------------------------------------------------------------------------

                                                      Bylaws
------------------------------------------------------------------------------------------------------------------
Under the Northrop Grumman charter and bylaws, the         The board of directors has the power to make, alter,
bylaws may be adopted, repealed, rescinded, altered or     amend or repeal any and all of the bylaws, but any
amended by (a) the stockholders, but only by the           bylaws so made, altered or repealed by the board of
affirmative vote of the holders of not less than 80% of    directors may be amended, altered or repealed by the
the voting power of all outstanding shares of voting       stockholders.
stock, regardless of class and voting together as a single
voting class and, where such action is proposed by an
interested stockholder or by any associate or affiliate of
an interested stockholder, by a majority of the voting
power of all outstanding shares of voting stock,
regardless of class and voting together as a single class,
other than the shares held by such interested
stockholders; provided, however, that where such action
is approved by a majority of the continuing directors, the
affirmative vote of the holders of a majority of the
voting power of all outstanding shares of voting stock,
regardless of class and voting together as a single voting
class, shall be required for approval of that action or
(b) the board of directors.
------------------------------------------------------------------------------------------------------------------
                                                  Capitalization
------------------------------------------------------------------------------------------------------------------
                                                 Authorized Stock
------------------------------------------------------------------------------------------------------------------
Common stock: 400 million shares; preferred stock: 10      Common stock: 70 million shares; preferred stock: 10
million shares.                                            million shares.

                                                 Preferred Stock
------------------------------------------------------------------------------------------------------------------
The board of directors is authorized to issue preferred    The board of directors is authorized to issue preferred
stock from time to time in one or more series, with        stock from time to time in one or more series, with
terms to be fixed by the board of directors.               terms to be fixed by the board of directors.

                                                   Rights Plans
------------------------------------------------------------------------------------------------------------------
Northrop Grumman entered into a Rights Agreement,          Newport News entered into a Rights Agreement,
dated January 31, 2001, between Northrop Grumman           dated June 10, 1998, between Newport News and
and EquiServe Trust Company, N.A., as amended.             EquiServe Trust Company, N.A. (formerly known as
                                                           First Chicago Trust Company of New York), as
                                                           amended.


                     Northrop Grumman                                          Newport News
----------------------------------------------------------------------------------------------------------------
                                             Business Combinations
----------------------------------------------------------------------------------------------------------------

Under the Delaware General Corporation Law, the            The Newport News charter and bylaws are silent as to
affirmative vote of a majority of the outstanding shares   business combinations. The same Delaware law
is needed to adopt a plan of merger or consolidation.      provisions regarding business combinations
                                                           applicable to Northrop Grumman are also applicable
The Delaware General Corporation Law prohibits a           to Newport News.
Delaware corporation which has a class of stock which
is listed on a national stock exchange or which has 2,000  The full text of Section 203 of the Delaware General
or more stockholders of record from engaging in a          Corporation Law has been annexed as Schedule B to
business combination with an interested stockholder        the prospectus dated November 13, 2001 and is
(generally, the beneficial owner of 15% or more of the     incorporated in this information statement/prospectus
corporation's outstanding voting stock) for three years    by reference.
following the time the stockholder became an interested
stockholder, unless, prior to that time, the corporation's
board of directors approved either the business
combination or the transaction that resulted in the
stockholder becoming an interested stockholder, or if at
least two-thirds of the outstanding shares not owned by
that interested stockholder approve the business
combination at a meeting of stockholders, or if, upon
becoming an interested stockholder, that stockholder
owned at least 85% of the outstanding shares (excluding
those held by officers, directors and some employee
stock plans.)

In addition to the Delaware General Corporation Law requirements, the Northrop Grumman charter provides that, subject to various exceptions, any business combination between Northrop Grumman or any subsidiary and an interested stockholder (as defined in the Northrop Grumman charter) must be approved by the holders of at least 80% of the voting power of all outstanding voting stock, regardless of class and voting together as a single voting class and a majority of the voting power of all outstanding shares of voting stock, other than the shares held by any interested stockholder which is a party to such business combination or by any affiliate or associates of such interested stockholder, regardless of class and voting together as a single voting class.


      BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   Set forth below is the ownership, as of December 5, 2001 (except as otherwise stated), of the number of shares and percentage of Newport News common stock beneficially owned by (a) each director of Newport News, (b) each required executive officer of Newport News, (c) all executive officers and directors of Newport News as a group and (d) all persons beneficially owning more than 5% of the outstanding Newport News common stock.

                                                             Shares of Newport News Aggregate Percentage
                                                             Common Stock Owned (a)      Owned (b)
                                                             ---------------------- --------------------
William P. Fricks (Ret.)....................................                0                  0
Hon. Gerald L. Baliles......................................                0                  0
Hon. Charles A. Bowsher.....................................                0                  0
W. Burks Terry..............................................                0                  0
Albert F. Myers.............................................                0                  0
John H. Mullan..............................................                0                  0
Thomas C. Schievelbein......................................                0                  0
Alfred Little, Jr...........................................                0                  0
Stephen B. Clarkson.........................................                0                  0
William G. Cridlin, Jr......................................                0                  0
All directors and executive officers as a group (16) persons                0                  0
Northrop Grumman Corporation and Purchaser Corp. I..........       26,241,019               80.7%
  1840 Century Park East
  Los Angeles, CA 90067

--------
(a) Except as described in the notes below, each director, executive officer and 5% holder has sole voting and dispositive power over the shares beneficially owned, as set forth in this column.
(b) Except as indicated, each person or group beneficially owns less than 1% of the outstanding Newport News common stock. All percentages are based on 32,522,528 shares of Newport News common stock outstanding as of December 5, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Newport News' executive officers, directors and persons owning more than 10% of Newport News' common stock to file reports of ownership and changes in ownership of Newport News' common stock and derivative securities of

Newport News with the SEC and the New York Stock Exchange. All directors and executive officers filed on a timely basis all reports required to be filed in 2000, except for a single report of a single sale of Newport News common stock in August 2000, which was inadvertently filed late by Mr. Stephen R. Wilson, formerly a member of the Newport News board of directors.

                                 LEGAL MATTERS

   The legality of Northrop Grumman common stock offered by the prospectus, dated November 13, 2001, and filed with the SEC as part of the Form S-4, will be passed upon by John H. Mullan, Corporate Vice President and Secretary of Northrop Grumman. Mr. Mullan is paid a salary by Northrop Grumman, is a participant in various employee benefit plans offered to employees of Northrop Grumman generally and owns and has options to purchase shares of Northrop Grumman common stock.

   Certain other legal matters in connection with the offer and the merger will be passed upon for Northrop Grumman and Purchaser Corp. I by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, and for Newport News by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule incorporated in this information statement/prospectus by reference from Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information of Northrop Grumman Corporation for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and of Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Northrop Grumman's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because such reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements incorporated in this information statement/prospectus by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The audited financial statements of Newport News Shipbuilding Inc. incorporated by reference in this information statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

   The representatives of Deloitte & Touche LLP and Arthur Andersen LLP are not expected to be present at the stockholders' meeting to be held on January 18, 2002.

                                 OTHER MATTERS

   Newport News does not intend to hold a 2002 annual meeting prior to the scheduled completion of the merger. If the merger is not completed and Newport News does hold a 2002 annual meeting, Newport News will notify you of such meeting, including the date by which stockholder proposals must be received at Newport News' executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

   Newport News does not intend to bring any other matters before the special meeting, and is not aware of any other matters that are expected to be brought properly before the special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Northrop Grumman and Newport News file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following locations of the SEC:

Public Reference Room  North East Regional Office Midwest Regional Office
450 Fifth Street, N.W.        233 Broadway        500 West Madison Street
      Room 1024                13th Floor               Suite 1400
Washington, D.C. 20549  New York, New York 10279  Chicago, Illinois 60661

   You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like Northrop Grumman and Newport News who file electronically with the SEC. The address of that site is http://www.sec.gov.

   Northrop Grumman filed a registration statement on Form S-4 on November 20, 2001 with the SEC under the Securities Act of 1933 to register the Northrop Grumman common stock to be issued in the offer and the merger. The prospectus is a part of the registration statement. As allowed by SEC rules, the prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, on May 23, 2001 Northrop Grumman also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish various information about the offer. You may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

   The SEC allows Newport News to "incorporate by reference" information into this information statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement/prospectus, except for any information superseded by information contained directly in this information statement/prospectus.

   This information statement/prospectus incorporates by reference the documents listed below that Northrop Grumman, Litton Industries Inc. and Newport News have previously filed with the SEC. These documents contain important information about Northrop Grumman and Newport News and their business, financial condition and results of operations.

   The following documents filed by Northrop Grumman with the SEC are incorporated by reference:

  . Registration Statement on Form S-4, as filed on May 23, 2001 and as amended on June 6, 2001, June 27, 2001, November 6, 2001, November 13, 2001, November 16, 2001 and November 20, 2001, and as it may be amended from time to time;

  . Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000, as filed on March 8, 2001;

  . Quarterly Reports on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001, for the period ended June 30, 2001, as filed on August 9, 2001 and for the period ended September 30, 2001, as filed on November 5, 2001;

  . Proxy Statement for the Annual Meeting of Stockholders held on May 16, 2001, as filed on April 13, 2001;

  . The description of Northrop Grumman's common stock set forth in Northrop Grumman's registration statement on Form S-3 filed by Northrop Grumman pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on October 10, 2001;

  . Current Reports on Form 8-K, as filed on April 17, 2001, and as amended on Form 8-K/A, as filed on June 14, 2001, and as filed on November 14, 2001, November 16, 2001 and November 21, 2001; and

  . Tender Offer Statement on Schedule TO, as filed on May 23, 2001, and as amended on May 24, 2001, June 15, 2001, June 19, 2001, June 21, 2001, July
     6, 2001, July 20, 2001, August 3, 2001, August 10, 2001, August 17, 2001,
     August 21, 2001, August 31, 2001, September 14, 2001, September 21, 2001,
     September 28, 2001, October 5, 2001, October 9, 2001, October 9, 2001, October 12, 2001, October 19, 2001, October 24, 2001, October 26, 2001,
     November 5, 2001, November 7, 2001, November 8, 2001, November 13, 2001, November 14, 2001, November 26, 2001, November 28, 2001, and November 30 2001, and as it may be amended from time to time.

   The following documents filed by Litton with the SEC are incorporated by reference:

  . Annual Report on Form 10-K for the fiscal year ended July 31, 2000, as filed on October 11, 2000; and

  . Quarterly Report on Form 10-Q for the period ended January 31, 2001, as filed on March 6, 2001.

   The following documents filed by Newport News with the SEC are incorporated by reference:

  . Solicitation/Recommendation Statement on Schedule 14D-9, as filed on June 6, 2001 and as amended on June 7, 2001, June 18, 2001, June 19, 2001, June 21, 2001, June 25, 2001, July 9, 2001, July 20, 2001, July 25, 2001,
     August 3, 2001, August 6, 2001, August 10, 2001, August 17, 2001, August 20, 2001, August 31, 2001, September 4, 2001, September 17, 2001,
     September 21, 2001, September 24, 2001, September 28, 2001, October 1, 2001, October 4, 2001, October 5, 2001, October 9, 2001, October 9, 2001,
     October 12, 2001, October 15, 2001, October 19, 2001, October 22, 2001,
     October 24, 2001, October 26, 2001, October 29, 2001, November 5, 2001,
     November 6, 2001, November 7, 2001, November 8, 2001, November 13, 2001, November 26, 2001, November 27, 2001, November 28, 2001, and November 30, 2001, and as it may be amended from time to time;

  . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on March 26, 2001;

  . Quarterly Reports on Form 10-Q for the period ended March 18, 2001, as filed on April 27, 2001, for the period ended June 17, 2001, as filed on July 19, 2001 and for the period ended September 16, 2001 as filed on October 25, 2001;

  . The description of Newport News' common stock set forth in Newport News' registration statement on Form 10 filed by Newport News pursuant to
     Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on October 30, 1996; and

  . Current Reports on Form 8-K, as filed on April 25, 2001, November 8, 2001, November 14, 2001, and November 30, 2001.

   All documents filed by Northrop Grumman or Newport News pursuant to Section 12(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this information statement/prospectus and prior to the date of the special meeting shall also be deemed to be incorporated in this information statement/prospectus and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement/prospectus to the extent that a statement/prospectus contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement/prospectus.

   Documents incorporated by reference are available from us without charge upon request to the information agent, D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, toll-free at 1-800-758-5378. In order to ensure timely delivery, any request should be submitted no later than January 8, 2002 (10 calendar days before the special meeting). If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the offer that is different from, or in addition to, that contained in this information statement/prospectus or in any of the materials that we have incorporated by reference into this information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement/prospectus does not extend to you. The information contained in this information statement/prospectus speaks only as of the date of this information statement/prospectus unless the information specifically indicates that another date applies.

                                                                        ANNEX A

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW--APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S) 228 or
   (S) 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporaiton within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
   (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX B

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                               NORTHROP GRUMMAN

   The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Northrop Grumman are set forth below. Unless otherwise indicated, each position set forth opposite an individual's name refers to employment with Northrop Grumman and each individual has held that position for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Northrop Grumman, 1840 Century Park East, Los Angeles, California 90067.

          Directors (Including Executive Officers Who Are Directors)

Name and Business Address  Age      Present Principal Occupation or
                                    Employment; Five Year Employment History


John T. Chain, Jr.         66       Director of Northrop Grumman since 1991.
                                    General, United States Air Force (Ret.) and
                                    Chairman of the Board, Thomas Group, Inc., a management consulting company. General
                                    Chain has been Chairman of Thomas Group,
                                    Inc. since May 1998 and has been a member of the board of directors of Thomas Group since May 1995. He has also served as the President of Quarterback Equity Partners,
                                    Inc. since December 1996. He served as
                                    Special Assistant to the Chairman of
                                    Burlington Northern Santa Fe Corporation from November 1995 to March 1996, and as an Executive Vice President of Burlington
                                    Northern from 1991 to November 1995. During his military career, General Chain's commands included military assistant to the Secretary of the Air Force, Director of
                                    Politico-Military Affairs, Department of
                                    State and Chief of Staff of Supreme
                                    Headquarters Allied Powers Europe. After serving as Commander in Chief, Strategic
                                    Air Command, he retired from the Air Force in February 1991. General Chain serves as a director of R.J. Reynolds, Inc. and Kemper
                                    Insurance Company.

Lewis W. Coleman           59       Director of Northrop Grumman since 2001.
                                    President, Gordon and Betty Moore
                                    Foundation. Mr. Coleman became President of the Gordon and Betty Moore Foundation in
                                    January 2001. In December 2000, he resigned as Chairman of Banc of America Securities
                                    LLC, a subsidiary of Bank of America
                                    Corporation, after having served in that position since joining Banc of America
                                    Securities, LLC in December 1995. Prior to that, he spent ten years at BankAmerica
                                    Corporation where he held various positions including Chief Financial Officer, head of World Banking Group and head of Capital
                                    Markets. Previous to that he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions.
                                    He is also on the board of directors of
                                    Chiron Corporation.

Vic Fazio                  59       Director of Northrop Grumman since 2000.
                                    Senior Partner, Clark & Weinstock, a
                                    consulting firm. Mr. Fazio served as a

                                    Member of Congress for 20 years
                                    representing California's third
                                    congressional district. During that time he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Democratic Leadership in the House from 1991-1998 including four years as Chair of the Democratic Caucus, the third ranking position in the party. From 1975 to 1978 Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. Upon leaving Congress in early 1999, he became a Senior Partner at Clark & Weinstock, a strategic communications consulting firm. He is a member of numerous boards of directors including The California Institute, Coro National Board of Governors, which he chairs, the U.S. Capitol Historical Society, the Board of the U.S. Capitol Visitors Center and the Board of Visitors, The University of California at Davis Medical School.

Phillip Frost              64       Director of Northrop Grumman since 1996.
                                    Chairman of the board of directors and
                                    Chief Executive Officer of IVAX
                                    Corporation, a pharmaceutical company. Dr.
                                    Frost has served as Chairman of the board of directors and Chief Executive Officer of IVAX Corporation since 1987 and served as President from 1991 to 1995. Dr. Frost was
                                    Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater
                                    Miami, Miami Beach, Florida from 1972 to
                                    1990 and was Chairman of the board of
                                    directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of Whitman
                                    Education Group and Vice Chairman of
                                    Continucare Corporation. He is also Vice
                                    Chairman of the Board of Trustees of the University of Miami and is a member of the Board of Governors of the American Stock
                                    Exchange.

Kent Kresa                 63       Director of Northrop Grumman since 1987.
                                    Chairman and Chief Executive Officer. Mr.
                                    Kresa was elected President and Chief
                                    Operating Officer of the company in 1987.
                                    He was named Chief Executive Officer in
                                    1989 and Chairman of the board of directors in 1990. Mr. Kresa is a member of the National Academy of Engineering and is a past Chairman of the Board of Governors of the Aerospace Industries Association.

Charles R. Larson          64       Director of Northrop Grumman since 2000.
                                    Admiral, United States Navy (Ret.). Admiral
                                    Larson is recognized as the first Naval
                                    officer to be selected as a White House
                                    Fellow. He also served as Naval aide to the President. He served as superintendent of the U.S. Naval Academy from 1983 to 1986 and in 1991 he became senior military commander in the Pacific. He returned to U.S. Naval Academy in 1994, where he served as superintendent until 1998. Currently, Admiral Larson is Chairman of the board of directors of the U.S. Naval
                                    Academy Foundation, Vice Chairman of the
                                    Board of Regents of the University System of Maryland and serves on the board of directors of such organizations as
                                    Constellation Energy Group, Inc., Edge
                                    Technologies, Inc., Fluor Global Services, the Atlantic Council, Military.com and the National Academy of Sciences' Committee on
                                    International Security and Arms Control. In addition, he is a member of the Council on Foreign Relations and is a senior fellow of The CNA Corporation.

Jay H. Nussbaum            57       Director of Northrop Grumman since 2001.
                                    Executive Vice President of Oracle Service
                                    Industries, a subsidiary of Oracle
                                    Corporation. Oracle Service Industries
                                    serves the U.S. government, education,
                                    health care, communications, utilities and financial services industries. Mr. Nussbaum joined Oracle in 1992 as the Senior Vice
                                    President and General Manager of what was then Oracle Federal. He came to Oracle after a successful 24-year career with Xerox Corporation, where his last position was President, Integrated Systems
                                    Operations. Mr. Nussbaum received his
                                    bachelor's degree in Business from the
                                    University of Maryland. He is a member of the University's Chancellor's Advisory
                                    Board and was Alumnus of the Year in 1989.
                                    Mr. Nussbaum also serves on the board of directors of KPMG Consulting and the Armed
                                    Forces Communications and Electronics
                                    Association (AFCEA) and is active in
                                    several other business and charitable
                                    organizations in the Washington area.

Aulana L. Peters           59       Director of Northrop Grumman since 1992.
                                    Ms. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1988 to December 2000.
                                    Effective January 1, 2001 she was elected to the Public Oversight Board of the AICPA.
                                    From 1984 to 1988 she served as
                                    Commissioner of the Securities and Exchange
                                    Commission. Ms. Peters is a director of
                                    Callaway Golf Company, Minnesota Mining and
                                    Manufacturing Company, and Merrill Lynch &
                                    Co., Inc. She is also a member of the board of directors of Community Television for Southern California (KCET). Ms. Peters served as a member of the Financial
                                    Accounting Standards Board Steering
                                    Committee for its Financial Reporting
                                    Project and as a member of the Public
                                    Oversight Board's Panel on Audit
                                    Effectiveness.

John Brooks Slaughter      67       Director of Northrop Grumman since 1993.
                                    President and Chief Executive Officer, The
                                    National Action Council for Minorities in
                                    Engineering, Inc. Dr. Slaughter held
                                    electronics engineering positions with
                                    General Dynamics Convair and the U.S. Navy
                                    Electronics Laboratory. In 1975, he became
                                    Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics, Atmospherics, Earth and
                                    Ocean Sciences at the National Science
                                    Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of
                                    Washington State University. In 1980, he returned to the National Science Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. From
                                    1988 to July 1999, Dr. Slaughter was
                                    President of Occidental College in Los
                                    Angeles and in August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern
                                    California. In June 2000, Dr. Slaughter was named President and Chief Executive Officer of The National Action Council for
                                    Minorities in Engineering, Inc. He is a
                                    member of the National Academy of
                                    Engineering, a fellow of the American
                                    Academy of Arts and Sciences and serves as a director of Solutia, Inc. and International Business Machines Corporation.

Ronald D. Sugar            53       Director of Northrop Grumman since 2001.
                                    Named President and Chief Operating Officer of Northrop Grumman in September 2001. He previously served as President and Chief
                                    Executive Officer of Litton Industries,
                                    Inc., a subsidiary of Northrop Grumman
                                    Corporation, and Corporate Vice President of Northrop Grumman. Dr. Sugar was elected
                                    President and Chief Executive Officer of
                                    Litton Industries, Inc. when it became a subsidiary of Northrop Grumman on April 3,
                                    2001, and was also elected as Corporate
                                    Vice President and a member of the board of directors of Northrop Grumman at that time.
                                    He joined Litton Industries as President and Chief Operating Officer in June 2000 and was elected to the board of directors of Litton Industries in September 2000. Dr.
                                    Sugar served as President and Chief
                                    Operating Officer of TRW Aerospace &
                                    Informations System and as a Member of the Chief Executive Office of TRW, Inc. from
                                    1998 to 2000. He joined TRW in 1981 and
                                    served as Executive Vice President and
                                    Chief Financial Officer from 1994 to 1996 and Executive Vice President and General
                                    Manager of the TRW Automotive Electronics
                                    Group from 1996 to 1998. He is also a
                                    member of the National Security
                                    Telecommunications Advisory Committee, the
                                    Conference Board Council of Operating
                                    Executives and the Board of Governors of the Aerospace Industries Association and is a Trustee of the National Defense
                                    Industrial Association.

         Executive Officers Who Are Not Directors (as of October 2001)

Name and Business Address  Age      Present Principal Occupation or
                                    Employment; Five Year Employment History

Herbert W. Anderson        62       Corporate Vice President, President and
                                    Chief Executive Officer of Northrop Grumman
                                    Information Technology. In 1988, he was
                                    named President and Chief Executive Officer of Logicon, Inc., a subsidiary of Northrop
                                    Grumman. Prior to this, Mr. Anderson was
                                    Corporate Vice President and General
                                    Manager of Data Systems and Services
                                    Division.

Frank G. Brandenberg       55       Corporate Vice President and President of
                                    Northrop Grumman's Component Technologies sector. Mr. Brandenberg joined Litton
                                    Industries, in 1999 from EA Industries
                                    Inc., where he was President and Chief
                                    Executive Officer. From 1987 through 1997,
                                    Mr. Brandenberg held various senior
                                    management positions with UNISYS Corp.,
                                    including President of the client/server systems business unit and Deputy President of its computer systems group.

Ralph D. Crosby, Jr.       54       Corporate Vice President and President,
                                    Northrop Grumman Integrated Systems since
                                    1998. Prior to this, Mr. Crosby was
                                    Corporate Vice President and General
                                    Manager, Commercial Aircraft Division.
                                    Prior to September 1996, he was Corporate
                                    Vice President and Deputy General Manager,
                                    Commercial Aircraft Division. Prior to
                                    March 1996, he was Corporate Vice President and Deputy General Manager, Military
                                    Aircraft Systems Division. Prior to January
                                    1996, he was Corporate Vice President and
                                    General Manager of B-2 Division.

Philip A. Dur              57       Corporate Vice President and President,
                                    Northrop Grumman Ship Systems since October
                                    1, 2001. Prior to this, he was Vice
                                    President, Program Operations for the
                                    Company's Electronic Sensors & Systems
                                    Section from November, 2000 and prior to that, he had been Vice President, International Development that Sector.
                                    Prior to this and subsequent to his
                                    retirement on September 30, 1995 from the U.S. Navy with the Rank of Rear Admiral,
                                    Mr. Dur was Vice President, Operations
                                    Development at Tenneco Inc. until February
                                    1996, when he became Executive Vice
                                    President of Tenneco's Walker-Gillete
                                    European Division, a position that he held until July, 1997 when he became Vice
                                    President of Tenneco's Automotive Division.

J. Michael Hateley         55       Corporate Vice President and Chief Human
                                    Resources and Administrative Officer for
                                    Northrop Grumman Corporation since December
                                    1999. Prior to this election, he had served as vice president of personnel for the corporation since January 1999. Mr. Hateley joined the company in 1976 and has held vice president positions in human resources at the company's Electronics Division, at the Aircraft Division, at the B-2 Division and at the Military Aircraft Systems
                                    Division.

Robert W. Helm             50       Corporate Vice President, Government
                                    Relations of Northrop Grumman since 1993.

Robert P. Iorizzo          60       Corporate Vice President and President of
                                    Northrop Grumman's Electronic Systems
                                    sector. Prior to this, he served as Vice
                                    President and General Manager of the
                                    sector's Command, Control, Communications,
                                    Intelligence and Naval Systems (C3I&N)
                                    business area since 1997. Prior to this, he was General Manager of the Space Division of Westinghouse Electric Corporation.

John H. Mullan             59       Corporate Vice President and Secretary of
                                    Northrop Grumman since 1999. Prior to this,
                                    Mr. Mullan was Acting Secretary. Prior to
                                    May 1998, he was Senior Corporate Counsel.

Albert F. Myers            55       Corporate Vice President and Treasurer of
                                    Northrop Grumman since 1994.

Roseanne P. O'Brien        57       Corporate Vice President, Communications of
                                    Northrop Grumman since August 2000. Prior to this, Ms. O'Brien was Vice President,
                                    Communications. Ms. O'Brien was Senior
                                    Consultant to Alleghany Teledyne, Inc. from
                                    1996 to 1999.

Thomas C. Schievelbein     48       Corporate Vice President for Northrop
                                    Grumman and President and Chief Operating
                                    Officer of its Newport News sector since
                                    November 2001. Prior to this, he was
                                    Executive Vice President and Chief
                                    Operating Officer for Newport News
                                    Shipbuilding Inc. since 1999. Prior to
                                    1999, Mr. Schievelbein was Executive Vice
                                    President for Newport News.

W. Burks Terry             50       Corporate Vice President and General
                                    Counsel of Northrop Grumman since August
                                    2000. Prior to this, Mr. Terry became Vice
                                    President, Deputy General Counsel and
                                    Sector Counsel in October 1998 and prior to October 1998 he was Vice President and
                                    Assistant General Counsel.

Richard B. Waugh, Jr.      58       Corporate Vice President and Chief
                                    Financial Officer of Northrop Grumman since
                                    1993.

Sandra J. Wright           46       Corporate Vice President and Controller
                                    since 2001. Prior to this, she was the
                                    Corporate Vice President and Controller for
                                    Litton Industries in 2000. Ms. Wright was
                                    Vice President and Controller of Aerojet, a
                                    Gencorp Company from 1999 to 2000 and
                                    Director of Financial Planning of Aerojet prior to that.

                       DIRECTORS AND EXECUTIVE OFFICERS
                             OF PURCHASER CORP. I

   The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser Corp. I are set forth below. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Northrop Grumman, 1840 Century Park East, Los Angeles, California 90067.

          Directors (Including Executive Officers Who Are Directors)

Name and                                           Present Principal Occupation or Employment; Five-Year
Business Address Age           Office(s)           Employment History
---------------- --- ----------------------------- -----------------------------------------------------
Albert F. Myers  55  Director                         Corporate Vice President and Treasurer of
                                                      Northrop Grumman since 1994.

W. Burks Terry   50  President; Director              Corporate Vice President and General Counsel of
                                                      Northrop Grumman since August 2000. Prior to
                                                      this, Mr. Terry became Vice President, Deputy
                                                      General Counsel and Sector Counsel in
                                                      October 1998 and prior to October 1998 he was
                                                      Vice President and Assistant General Counsel.

John H. Mullan   59  Vice President and Secretary;    Corporate Vice President and Secretary of
                     Director                         Northrop Grumman since 1999. Prior to this,
                                                      Mr. Mullan was Acting Secretary. Prior to May
                                                      1998, he was Senior Corporate Counsel.

   The letter of election and transmittal, certificates for Northrop Grumman shares and any other required documents should be sent or delivered by each Newport News stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

                The Exchange Agent for the offer and merger is:

                         MELLON INVESTOR SERVICES LLC

          By Mail:                By Overnight Delivery:           By Hand Delivery:

Mellon Investor Services LLC   Mellon Investor Services LLC   Mellon Investor Services LLC
 Reorganization Department      Reorganization Department      Reorganization Department
        PO Box 3301                 85 Challenger Road                120 Broadway
 South Hackensack, NJ 07606          Mail Stop--Reorg                  13th Floor
                                Ridgefield Park, NJ 07660          New York, NY 10271

                                By Facsimile Transmission:
                             (for Eligible Institutions only)
                                   Fax: (201) 296-4293
                                  Confirm by Telephone:
                                      (201) 296-4860

   Any questions or requests for assistance or additional copies of the information statement/prospectus, the letter of election and transmittal and related offer materials may be directed to the information agent at its telephone numbers and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning our offer.

              The Information Agent for the offer and merger is:

                            D. F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005

                Banks and Brokers Call Collect: (212) 269-5550

                   All Others Call Toll Free: (800) 758-5378

      PART II. INFORMATION NOT REQUIRED IN INFORMATION STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

         A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article EIGHTEENTH of Northrop Grumman's restated certificate of incorporation, as amended, provides:

         "A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article SEVENTEENTH hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

         Northrop Grumman has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of Northrop Grumman, or is or was serving at the request of Northrop Grumman as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Northrop Grumman would have the power to indemnify him against such liability under the provisions of Northrop Grumman's restated certificate of incorporation, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS
------                             -----------------------

2.1 Amended and Restated Agreement and Plan of Merger dated as of January 23, 2001, among Systems, Litton, Northrop Grumman and LII Acquisition Corp., filed as exhibit 2.2 to Form S-4 Registration Statement No. 333-54800 filed with the SEC on February 1, 2001 and incorporated herein by reference.

3.1 Amended and Restated Certificate of Incorporation of Northrop Grumman Corporation, filed as exhibit 3.1 to Registration Statement No. 333-54800 filed with the SEC on February 1, 2001 and incorporated herein by this reference.

3.2 Certificate of Amendment of Certificate of Incorporation of Northrop Grumman Corporation filed as exhibit 3.2 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference.

3.3           Restated Bylaws of Northrop Grumman Corporation, filed as exhibit
              3.2 to Form 10-K filed with the SEC on March 27, 2001 and incorporated herein by reference.

4.1 Rights Agreement dated as of January 31, 2001 between Northrop Grumman Corporation and EquiServe Trust Company, N.A. filed as exhibit 4.3 to Form S-4 Registration Statement No. 333-54800 filed with the SEC on March 27, 2001 and incorporated herein by this reference.

4.2 Indenture dated as of April 13, 1998 between Litton and The Bank of New York, Trustee, under which Litton's 6.05% senior notes due 2003 and 6.75% senior debentures due 2018 were issued, filed as
              Exhibit 4.1 to Litton's April 30, 1998 Quarterly Report on Form 10-Q, and incorporated herein by reference.

4.3 Supplemental Indenture with respect to the Indenture dated April 13, 1998, dated as of April 3, 2001, among Litton, Northrop Grumman Corporation, Systems and The Bank of New York, as trustee filed as exhibit 4.5 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference.


4.4 Indenture dated as of December 15, 1991 between Litton and The Bank of New York, Trustee, under which Litton's 7.75% and 6.98% debentures due 2026 and 2036 were issued and specimens of such debentures, filed as Exhibit 4.1 of Litton's April 30, 1996 Quarterly Report on Form 10-Q, and incorporated herein by reference.

4.7 Supplemental Indenture with respect to the Indenture dated December 15, 1991, dated as of April 3, 2001, among Litton, Northrop Grumman Corporation, Systems and The Bank of New York, as trustee filed as exhibit 4.7 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference.

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS
------                             -----------------------

4.8 Form of Exchange Security for Litton's $400,000,000 8% senior notes due 2009, filed as Exhibit 4.3 to Litton's April 30, 2000 Quarterly Report on Form 10-Q, and incorporated herein by reference.

*5.1 Form of Opinion of John H. Mullan regarding the validity of the securities being registered.

*8.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding certain tax matters.

***8.2 Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding certain tax matters.

10.1 Employment Agreement with Dr. Ronald D. Sugar, filed as exhibit 99(e)(7) to the Solicitation/Recommendation Statement on Schedule 14D- 9 filed with the SEC by Litton on January 5, 2001 and incorporated herein by reference.

10.2 Form of $2,500,000,000 364-Day Revolving Credit Agreement among Northrop Grumman Corporation, Systems, Litton, the Lenders party thereto, The Chase Manhattan Bank and Credit Suisse First Boston, as Co-Administrative Agents, Salomon Smith Barney Inc., as Syndication Agent, and The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc. as Co-Documentation Agents, filed as Exhibit
              10.6 to Amendment No. 2 to Form S-4 Registration Statement No. 333-54800 filed with the SEC on March 27, 2001 and incorporated herein by reference.

10.3 Form of $2,500,000,000 Five-Year Revolving Credit Agreement among Northrop Grumman, Systems, Litton, the Lenders party thereto, The Chase Manhattan Bank and Credit Suisse First Boston, as Co-Administrative Agents, Salomon Smith Barney Inc., as Syndication Agent, and The Bank of Nova Scotia and Deutsche Banc Alex. Brown, Inc. as Co-Documentation Agents, filed as Exhibit
              10.7 to Amendment No. 2 to Form S-4 Registration Statement No. 333-54800 filed with the SEC on March 27, 2001 and incorporated herein by reference.

10.4          Letter Agreement dated January 31, 2001 between Systems and Dr.
              Ronald D. Sugar, filed as exhibit 99(e)(16) to Amendment No. 3 to Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by Litton on February 1, 2001 and incorporated herein by reference.

10.5 Form of Officers Certificate establishing the terms of Systems' 7 1/8% Notes due 2011 and 7 3/4% Debentures due 2031, filed as
              Exhibit 10.9 to Form 8-K filed by Northrop Grumman on April 17, 2001 and incorporated herein by reference.

10.6 Grumman of Litton Indenture Form of Guarantee by Northrop Indebtedness, filed as Exhibit 10.10 to Form 8-K filed by Northrop Grumman Corporation on April 17, 2001 and incorporated herein by reference.

10.7 Form of Guarantee by Northrop Grumman of Systems Indenture Indebtedness, filed as Exhibit 10.11 to Form 8-K filed by Northrop Grumman Corporation on April 17, 2001 and Incorporated herein by reference.

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS
------                             -----------------------

10.8 Form of Guarantee by Systems of Litton Indenture Indebtedness, filed as Exhibit 10.12 to Form 8-K filed by Northrop Grumman Corporation on April 17, 2001 and incorporated herein by reference.

10.9 Form of Guarantee by Litton of Systems Indenture Indebtedness, filed as Exhibit 10.13 to Form 8-K filed by Northrop Grumman Corporation on April 17, 2001 and incorporated herein by reference.

10.10 1973 Incentive Compensation Plan as amended December 16, 1998 (incorporated by reference to Form 10-K filed March 23, 1999).

10.11 1973 Incentive Compensation Plan as amended December 16, 1998 (incorporated by reference to Form 10-K filed March 23, 1999).

10.12 Northrop Grumman Corporation Supplemental Plan 2 (incorporated by reference to Form 10-K filed February 22, 1996) and amended as of June 19, 1996 (incorporated by reference to Form 10-K filed March 30, 1998).

10.13 Northrop Grumman Corporation ERISA Supplemental Plan I (incorporated by reference to Form 10-K filed February 28, 1994).

10.14 Retirement Plan for Independent Outside Directors as amended April 24, 1998 (incorporated by reference to Form 10-K filed March 23,
              1999).

10.15 1987 Long-Term Incentive Plan, as amended (incorporated by reference to Form SE filed March 30, 1989).


10.16 Executive Life Insurance Policy (incorporated by reference to Form 10-K filed February 22, 1996).

10.17 Executive Accidental Death, Dismemberment and Plegia Insurance Policy (incorporated by reference to Form 10-K filed February 22,
              1996).

10.18 Executive Long-Term Disability Insurance Policy (incorporated by reference to Form 10-K filed February 22, 1996).

10.19 Key Executive Medical Plan Benefit Matrix (incorporated by reference to Form 10-K filed February 22, 1996).

10.20 Executive Dental Insurance Policy Group Numbers 5134 and 5135 (incorporated by reference to Form 10-K filed February 22, 1996).

10.21 Group Excess Liability Policy (incorporated by reference to Form 10-K filed February 22, 1996).

10.22 Northrop Grumman 1993 Long-Term Incentive Stock Plan, as amended and restated (incorporated by reference to Form S-8 Registration Statement filed November 25, 1998).

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS
------                             -----------------------

10.23 Northrop Corporation 1993 Stock Plan for Non-Employee Directors (incorporated by reference to Northrop Corporation 1993 Proxy Statement filed March 30, 1993), amended as of September 21, 1994 (incorporated by reference to Form 10-K filed March 21, 1995).

10.24 Northrop Grumman Corporation 1995 Stock Option Plan for Non-Employee Directors (incorporated by reference to 1995 Proxy Statement filed March 30, 1995).

10.25 Form of Northrop Grumman Corporation March 2000 Special Agreement (effective March 1, 2000) (incorporated by reference to Form 10-Q filed November 4, 1999).

10.26 Executive Deferred Compensation Plan (effective December 29, 1994) (incorporated by reference to Form 10-K filed February 25, 1997).

10.27 Northrop Grumman Corporation Non-Employee Directors Equity Participation Plan, as Amended March 15, 2000 (incorporated by reference to Form 10-Q filed May 9, 2000).

10.28 CPC Supplemental Executive Retirement Program (incorporated by reference to Form 10-K filed March 30, 1998).

10.29 Northrop Grumman Estate Enhancement Program, effective January 1, 2001 (incorporated by reference to Form 10-K filed on March 8,
              2001).

10.30 Special Officer Retiree Medical Plan as amended December 19, 2000 (incorporated by reference to Form 10-K filed on March 8, 2001).

10.31 Northrop Grumman Corporation March 2000 Change-in-Control Severance Plan Incorporated by reference to Form 10-Q filed November 4, 1999).

**10.32 Retention Bonus Agreement between Northrop Grumman Corporation and Thomas C. Schievelbein, dated November 7, 2001.

15.1 Letter from Independent Accountant regarding unaudited accounting information.

*21.1         Subsidiaries.

23.1          Consent of Deloitte & Touche LLP (for Northrop Systems).

23.2          Consent of Deloitte & Touche LLP (for Litton Industries).

*23.3         Consent of John H. Mullan (included in Exhibit 5.1).

*23.4         Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
              Exhibit 8.1).

23.5          Consent of Arthur Andersen LLP (for Newport News).

*24.1         Power of Attorney.

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS
------                             -----------------------

**24.2        Power of Attorney for Sandra J. Wright.

**24.3        Power of Attorney for Jay H. Nussbaum.

*99.1         Form of Notice of Guaranteed Delivery.

*99.2         Form of Letter of Election and Transmittal.

*99.3         Form of Letter to Brokers, Dealers, etc.

*99.4         Form of Letter to Clients.

*99.5 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.6 Press Release, dated May 9, 2001 filed pursuant to Rule 425 under the Securities Act of 1933, with the SEC on May 9, 2001 and incorporated herein by reference.

99.7 Press Release, dated May 21, 2001 filed pursuant to Rule 425 under the Securities Act of 1933 with the SEC on May 21, 2001 and incorporated herein by reference

***99.8       Form of Letter of Election and Transmittal.

***99.9       Form of Notice of Guaranteed Delivery.

***99.10      Form of Letter to Brokers, Dealers, etc.

***99.11      Form of Letter to Clients.

***99.12 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.13         Form of Letter of Election and Transmittal.

99.14 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.


------------
* Previously filed as an exhibit to Northrop Grumman Corporation's Form S-4 (file no. 333-61506) dated May 23, 2001.

** Previously filed as an exhibit to Northrop Grumman Corporation's Amendment No. 4 to Form S-4 (file no. 333-61506) dated November 6, 2001.

*** Previously filed as an exhibit to Northrop Grumman Corporation's Amendment No. 7 to Form S-4 (file no. 333-61506) dated November 20, 2001.

ITEM 22. UNDERTAKINGS.

(A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(C)

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 13th day of December, 2001.

                                NORTHROP GRUMMAN CORPORATION

                                By: /s/ John H. Mullan
                                    --------------------------------
                                    John H. Mullan
                                    Corporate Vice President and
                                    Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               Signature                                 Title                                  Date
               ---------                                 -----                                  ----
                   *                        Chairman of the Board and Chief               December 13, 2001
          -------------------               Executive Officer and Director
              Kent Kresa                     (Principal Executive Officer)



                   *                      President, Chief Operating Officer              December 13, 2001
          -------------------                        and Director
            Ronald D. Sugar


                   *                      Corporate Vice President and Chief              December 13, 2001
         ---------------------                     Financial Officer
         Richard B. Waugh, Jr.               (Principal Financial Officer)



                   *                         Corporate Vice President and                 December 13, 2001
          -------------------                          Controller
           Sandra J. Wright                  (Principal Accounting Officer)



                   *                                   Director                           December 13, 2001
          -------------------
          John T. Chain, Jr.


                   *                                   Director                           December 13, 2001
          -------------------
           Lewis W. Coleman


                   *                                   Director                           December 13, 2001
          -------------------
               Vic Fazio


                   *                                   Director                           December 13, 2001
          -------------------
             Phillip Frost


               Signature                                 Title                                  Date
               ---------                                 -----                                  ----
                   *                                   Director                           December 13, 2001
          -------------------
           Charles R. Larson


                   *                                   Director                           December 13, 2001
          -------------------
            Jay H. Nussbaum


                   *                                   Director                           December 13, 2001
          -------------------
           Aulana L. Peters


                   *                                   Director                           December 13, 2001
         ---------------------
         John Brooks Slaughter


*By:   /s/ John H. Mullan
       -----------------------
       Name: John H. Mullan
       Title: Attorney-in-fact
       Date: December 13, 2001